Exhibit 10.3

Execution Version

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.  IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ORO MOBILITY HOLDINGS, LLC

DATED AS OF OCTOBER 19, 2026

TABLE OF CONTENTS

i

Section 13.13 Counterparts	108
Section 13.14 No Recourse	108

EXHIBITS

Exhibit A	Member Information

SCHEDULES

Schedule 3.01	Initial Capital Contributions
Schedule 5.01(d)	Initial Directors
Schedule 5.02(a)(v)	Equity Grants
Schedule 5.02(a)(xxi)	Affiliated Transactions
Schedule 10.05	Initial Approved Budget

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Oro Mobility Holdings, LLC (formerly known as Hertz Mobility Holdings, LLC), a Delaware limited liability company (the “Company”), is made as of October 19, 2026, by and among The Hertz Corporation, a Delaware corporation (“THC”), Hertz Transporting, Inc. a Delaware corporation (“HTI” and together with THC collectively, the “Initial Hertz Members”), the other Persons identified as Members on the signatory pages hereto (each, an “Initial Investor Member”), and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS

WHEREAS, the Company was formed on March 2, 2023, by the filing of a Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware and the adoption of that certain Limited Liability Company Agreement of the Company dated as of March 2, 2023, by THC (the “Original LLC Agreement”);

WHEREAS, pursuant to that certain Contribution Agreement, dated as of October 16, 2026 (as amended or otherwise modified from time to time, the “Contribution Agreement”), by and among the Company and the Initial Hertz Members, THC contributed (or caused to be contributed) cash and certain assets and liabilities to the Company in exchange for interests in the Company and HTI was assigned certain interests in the Company by THC;

WHEREAS, pursuant to that certain Purchase Agreement, dated as of October 16, 2026 (as amended or otherwise modified from time to time, the “Purchase Agreement” and, together with the Contribution Agreement, the “Transaction Agreements”), by and between the THC and the Initial Investor Members, on the date hereof, the Initial Investor Members acquired from THC, a portion of THC’s interests in the Company; and

WHEREAS, this Agreement is being executed and delivered concurrently with the Closing (as defined in the Purchase Agreement); and

WHEREAS, the Members desire to enter into this Agreement to (a) amend, restate and supersede in its entirety the Original LLC Agreement, (b) recapitalize the Interests in the Company and (c) set forth, among other things, the admission of the Initial Investor Members as Members, the manner by which the business and affairs of the Company will be managed and certain rights and obligations in respect of the ownership of Units, including restrictions on the Transfer thereof, preemptive rights and governance rights and obligations.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend and restate the Original LLC Agreement and hereby agree as follows:

Article 1
Definitions

Section 1.01   Defined Terms.  In this Agreement, except where the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to Member liabilities to the Company) and the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5) (relating to Minimum Gain or Member Nonrecourse Debt Minimum Gain), as of the end of the Company’s Tax Year, after taking into account thereunder any changes during such year in Minimum Gain or Member Nonrecourse Debt Minimum Gain.  The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means with respect to any Member as of the end of any Tax Year, the amount by which the balance in such Member’s Adjusted Capital Account is less than zero.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that the term Affiliate (a) when used with respect to the Hertz Members, the Investor Members or any of their respective Affiliates, shall not include the Company or any of its Subsidiaries, and (b) when used with respect to the Company or any of its Subsidiaries, shall not include the Hertz Members, the Investor Members or any of their respective Affiliates (other than the Company and its Subsidiaries), and (c) when used with respect to an Investor Member, “Affiliate” shall include Certares Management Holdings LLC (in the case of CK), Knighthead Capital Management LLC (in the case of Knighthead or CK), Cohen Private Ventures, LLC (in the case of CPV) and GCM Investments GP, LLC (in the case of GCM) but shall not include (i) any former, current or future equityholders, co-investment vehicles, limited partners, general partners, members, managers directors, officers or employees of (A) such Investor Member or (B) any investment fund or co-invest vehicle advised, managed or jointly advised or jointly managed by such Investor Member, or any of their respective Affiliates, in each case in clauses (A) and (B), except for purposes of the definitions of “Covered Person” and “Permitted Transferee”, Section 3.07, Article 6, Section 10.01, Section 10.04, Section 13.05 and Section 13.14 or (ii) any portfolio company of any investment fund advised, managed or jointly advised or jointly managed by the Affiliates of such Investor Member.  For greater certainty, none of CK, Knighthead, CPV or GCM shall be deemed to be Affiliates of any Hertz Member.  The terms “Affiliated” and “Affiliation” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended or otherwise modified from time to time in accordance with Section 13.02.

“AML Laws” means the Laws of any jurisdiction applicable to any Person from time to time concerning or relating to anti-money laundering and countering the financing of terrorism.

“Ancillary Agreements” has the meaning set forth in the Purchase Agreement.

“Anti-Corruption Laws” means the Laws (a) governing the activities of the Members, the members of the Company Group and this Agreement which prohibit bribery and corruption, as well as, where applicable, the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and such Convention’s Commentaries and (b) prohibiting bribery and corruption in the jurisdiction in which each Member or member of the Company Group is incorporated or registered, carries out its business activities, or its securities are listed on a stock market, or in the jurisdiction in which the ultimate parent company of such Person is incorporated or registered carries out its business activities, or its securities are listed on a stock market.

“Applicable Tax Rate” means the highest stated combined federal, state and local income tax rate as determined by the Tax Matters Member in good faith equal to the sum of the highest stated combined marginal federal, state and local income tax rate applicable to an individual (including taxes imposed under Section 1411 of the Code) or a corporation that is resident in New York, NY or San Francisco, CA (whichever is higher) (giving effect to the deductibility of state and local income taxes for federal income tax purposes) as of the date of determination.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large United States money center banks.

“Blocker Corporation” means a special purpose Person that (a) is classified as a corporation for U.S. federal income tax purposes, (b) is organized or used by any Investor Member or any of its Affiliates solely for the purpose of directly or indirectly owning Units and (c) owns no material assets other than such Units, assets incidental or relating to the Units, and cash and cash equivalents.

“Board” means the board of directors of the Company.

“Book Value” means, with respect to any of the Company’s property, the Company’s adjusted basis for federal income tax purposes, except that:

(a)   the initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value as set forth on the Valuation Statement (as defined in the Purchase Agreement);

(b)   if the Board determines, in its reasonable discretion, that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Book Value of all assets of the Company shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board, upon the occurrence of an event specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5); provided, that if any noncompensatory options are outstanding upon the occurrence of any such adjustment, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)   as of the date on which any Company asset is distributed to a Member in kind, the Book Value of such asset shall be adjusted to equal the gross fair market value of such asset on such date, as determined by the Board in its reasonable discretion;

(d)   the Book Value of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that the Book Value shall not be adjusted pursuant to this clause (d) if the Board reasonably determines that an adjustment pursuant to clause (b) of this definition of “Book Value” is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)   the Book Value of an asset shall be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses, rather than by the depreciation, amortization or other cost recovery allowable with respect to such asset for U.S. federal income tax purposes.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Contributions” means Initial Capital Contributions and Additional Capital Contributions.

“Capital Expenditures” means, with respect to the Company and its Subsidiaries, any expenditure that is required to be capitalized for purposes of the Company’s financial statements in accordance with GAAP.

“Capital Units” means the Class A Common Units, the Class B Common Units and the Class C Common Units.

“Cause” has the meaning set forth in the Equity Plan.

“Change of Control” means, with respect to any Member, the occurrence of any event, whether voluntary or involuntary or by operation of law and whether in a single transaction or a series of related transactions, that causes such Member to cease to be Controlled by the Person that was its Ultimate Parent immediately prior to such event, it being understood that, for the avoidance of doubt, any direct or indirect sale, transfer, assignment or other disposition of any publicly traded Equity Securities in the Ultimate Parent of any Hertz Member (or any direct or indirect equityholder of such Ultimate Parent) shall not, in each case, constitute a “Change of Control” with respect to such Hertz Member so long as such Hertz Member remains Controlled by its Ultimate Parent.  Notwithstanding the foregoing, for any determination of Change of Control under this Agreement with respect to a Member following any Transfer by such Member of Units to one or more of its Affiliates to the extent permitted hereunder, any reference in this definition to “Member” shall be deemed to include such Member and such Affiliate(s) of such Member.  Any series of related transactions shall be treated as a single transaction for purposes of this definition.

“CK” means CK Oro, LLC.

“Class A Common Unit” means a limited liability company interest in the Company designated as a “Class A Common Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Class B Common Unit” means a limited liability company interest in the Company designated as a “Class B Common Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Class C Common Unit” means a limited liability company interest in the Company designated as a “Class C Common Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Class D Common Unit” means a limited liability company interest in the Company designated as a “Class D Common Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Closing” has the meaning ascribed to the term “Closing” in the Purchase Agreement.

“Closing Date” means the date hereof.

“Code” means the United States Internal Revenue Code of 1986.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Common Units” means the Class A Common Units, the Class B Common Units, the Class C Common Units and the Class D Common Units.

“Company Auditors” means the independent certified public accountants of the Company, as may be engaged by the Company from time to time.

“Company Collection Account” means an account specified in writing by the Company into which the Company Group Collections will be deposited as and when provided for in Section 10.08.

“Company Entity” means each of the Company, its Subsidiaries and Person that is controlled directly or indirectly by the Company.

“Company Group” means all of the Company Entities, collectively.

“Company Group Collections” means all payments, deposits, cash and other amounts that constitute proceeds of, or are otherwise attributable to, the Oro Contracts, including all accounts receivable, fees, reimbursements, damages, termination payments and other amounts payable under or with respect to the Oro Contracts, in each case, that are collected by a Hertz Member or any of its Affiliates.

“Company Group Payables” means all amounts payable by the Company Group to a Hertz Member or any of its Affiliates under (a) the Fleet Lease Agreement, (b) the Hertz Services Agreement, including Hertz Services Agreement service charges, system charges and third-party vendor pass-through charges, (c) under any real estate lease or real estate sublease between THC or its Affiliates (other than the Company Group) as landlord or sublandlord, on the one hand, and the Company Group as tenant or subtenant, on the other hand and (d) such other agreements as a Hertz Member or any of its Affiliates and the Company may agree from time to time.

“Company Securities” means any securities (including debt securities) issued by the Company or any of its Subsidiaries.

“Compensatory Option” means any option, warrant or other right to acquire Class D Common Units granted by the Company to any employee, officer, director, manager, consultant or other service provider of the Company Group in connection with the performance of services, whether pursuant to the Equity Plan or otherwise.

“Competing Business” means any business or operation that is competitive with the Oro Business.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Person” means (a) each current and former Member and each of its Affiliates, and each of its and their respective officers, directors, managers, shareholders, partners, members, Affiliates, employees, agents and Representatives, (b) each current and former Partnership Representative and “designated individual” (as such term is used in Treasury Regulations Section 301.6223-1) and (c) each Person not identified who is a current or former manager, director or officer of any member of the Company Group or who served in such a capacity for any other entity or enterprise at the request of the Company, in each case with respect to clauses (a) through (c), in such capacity and whether or not such Person continues to have the applicable status.

“CPV” means CPV Oro, LLC.

“Debt” means, with respect to any Person, (a) all debt of such Person for borrowed money or for the deferred purchase price of property or services, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or leveraged lease, (e) all obligations of such Person in respect of letters of credit or similar instruments, bankers’ acceptances, surety, performance bonds or other bonds, (f) all obligations of such Person secured by a lien on any of its assets or properties, whether or not the obligation secured thereby has been assumed, (g) all obligations of such Person under any interest rate, currency or other hedging agreement, (h) all obligations of such Person in connection with any factoring of receivables or securitization programs, and (i) with respect to any obligation of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto (j) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Debt of any other Person referred to in clauses (a) through (i) above.

“Deemed Liquidation Event” means (a) a merger or consolidation of the Company with any third party that is not an Affiliate of any Member, (b) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company to a third party that is not an Affiliate of any Member, (c) an IPO or (d) any other transaction in which 50% or more of all Capital Units will be directly transferred to a third party that is not an Affiliate of a Member (other than pursuant to a Permitted Transfer).

“Direct Collection Date” means the first day of the first calendar month commencing after the date on which the Company delivers written notice to the Hertz Members and the Lead Investor in accordance with Section 10.08(c) certifying that (a) the internal systems of the Company Group have been upgraded to enable Company Group Collections to be collected directly from obligors under Oro Contracts and paid directly into the Company Collection Account separate from any Hertz Collections and (b) payment instructions directing payment of Company Group Collections to the Company Collection Account have been delivered to the counterparties to the Oro Contracts.

“Eligible Employee” means any individual who is an employee, officer, consultant, advisor or other service provider of the Company or any of its Subsidiaries, in each case as approved by the Board.

“Employee Permitted Transferees” means, with respect to a Member that is an employee of the Company or its Subsidiaries, (a) an investment vehicle wholly-owned and controlled by the transferor and/or his or her family members (in accordance with the following clause (b)) or (b) family members (within the meaning of Rule 701 of the Securities Act) through gifts or domestic relations orders, as permitted by Rule 701 of the Securities Act; provided, that such transferee is an accredited investor and the transferor remains liable for all obligations under this Agreement related to the transferred Common Units and the transferor retains rights of notice with respect to such transferred Common Units.  If a transferee meeting the qualifications in clauses (a) or (b) ceases to meet such qualifications at any time, then such Person shall be required to transfer such Person’s Common Units back to the original transferor.

“Employer” has the meaning set forth in the Equity Plan.

“Equity Plan” means the plan adopted by the Company on the date hereof in respect of Options and referred to in Section 5.09.

“Equity Securities” means (a) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests) (collectively, “Interests”), (b) any security that is or may be convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security), (c) any security, warrant or other right (contingent or otherwise) to subscribe to, receive or purchase any security described in clause (a) or clause (b), or (c) any interest, right or participation in the share of the profits or revenue with respect to any Interest of such Person.

“Estimated Tax Period” means a calendar period commencing on January 1 of each year, and ending on March 31, May 31, August 31, and December 31 of such year.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Registration” means any registration (a) pursuant to a Demand Request, (b) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor or similar forms, (c) relating to an offering of debt securities, or (d) relating to an exchange offer.

“Fair Market Value” of a Common Unit means the price that a willing buyer not Affiliated with the seller and under no compulsion to buy would pay in an arm’s-length transaction to a willing seller not Affiliated with the buyer and under no compulsion to sell, as of the relevant time and as determined by the Board in the exercise of its reasonable discretion; provided, that the Company shall deliver to each holder of Capital Units the Board’s determination of Fair Market Value at least 15 Business Days prior to the applicable event, and if within 15 Business Days thereafter any Member holding greater than 10% of the Company’s Common Units objects in good faith in writing to such determination (which shall provide reasonable detail describing the basis of such objection), the Company shall retain a nationally recognized appraiser with experience in valuing companies similar to the Company, who has not received any material fees from the Company in the past five years (an “Independent Appraiser”), and who is reasonably acceptable to the objecting Member, to determine such fair market value, and the expense of such appraiser shall be borne by the Company (unless such appraiser’s determination of value is not more than 10% higher than the original determination, in which case the expense of the Independent Appraiser will be borne by the Member or Members requesting such appraisal); provided, further, that if the Board is unable to reach a determination of Fair Market Value within 20 Business Days after the date on which such determination is first required or requested (whether due to a deadlock, a failure to achieve the requisite vote, the absence of a quorum or otherwise) (a “Board Valuation Deadlock”), then (i) the Company shall, within five Business Days after the expiration of such 20 Business Day period, retain an Independent Appraiser, and who is reasonably acceptable to the majority of the Board, to determine such fair market value, and (ii) the expense of the Independent Appraiser shall be borne by the Company; provided, further, that the determination of the Independent Appraiser shall not discount the value of Membership Interests either because (a) they are subject to restrictions set forth in this Agreement, (b) they are illiquid, (c) they constitute only a minority interest in the Company or (d) any similar discounts regarding illiquidity or minority status;  provided, further, that no Member may provide its own proposed Fair Market Value to the Independent Appraiser or otherwise seek to influence the Independent Appraiser’s decision.

“Fleet Management Services”  means the provision of depot management, charging, fueling, maintenance, cleaning, inspections, repairs, registration, accident management, and related operational services, in each case, to autonomous vehicles.

“GAAP” means generally accepted accounting principles in the United States of America.

“GCM” means GCM Grosvenor Strategic Credit, L.P.

“Governmental Approval” means any authorization, consent, waiver, order and approval of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any domestic or foreign federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Hertz Collections” means any amounts other than the Company Group Collections.

“Hertz Members” means (a) the Initial Hertz Members and (b) any Permitted Transferee of a Hertz Member that becomes a Member after the date hereof in accordance with this Agreement, in each case with respect to clauses (a) and (b), for as long as such Person remains a Member.

“Initial Capital Contribution” means, with respect to a Member, the amount set forth as an Initial Capital Contribution of such Member on Schedule 3.01 hereto.

“Initial Units” means (a) with respect to the Hertz Members, the number of Units held by the Hertz Members as of the Closing Date (subject to equitable adjustment for any split, dividend, combination or other recapitalization or reclassification) and (b) with respect to the Investor Members, the number of Units held by the Investor Members as of the Closing Date.

“Investor Members” means (a) the Initial Investor Members, (b) any Permitted Transferee of an Investor Member admitted as an “Investor Member” after the date hereof or that holds Class A Common Units and (c) any Affiliate of the Persons set forth in clause (a) or (b) that becomes a Member holding Class A Common Units after the date hereof in accordance with this Agreement, in each case with respect to clauses (a), (b) and (c), for as long as such Person remains a Member.

“IPO” means (a) the first Public Offering of common Equity Securities of the Company, or of a newly formed entity that controls the Company, that results in such common Equity Securities of the Company, or such newly formed entity, being registered under the Exchange Act and publicly traded on a national securities exchange or automated quotation system, or (b) the acquisition of the Company (or any successor entity) via a merger, the sale of all or substantially all of the Company’s assets, equity exchange or other business combination with a publicly traded special purpose acquisition company that is traded on a national securities exchange or automated quotation system (a “SPAC”) or the acquisition of 100% of the Membership Interests by a SPAC, in each case, that results in the Members receiving common stock of the SPAC or Equity Securities exchangeable or convertible into common stock of the SPAC (as applicable, “SPAC Securities”) or a combination of cash and SPAC Securities (any such transaction described in this clause (b), a “SPAC IPO”).

“IRR”  means with respect to each Investor Member in connection with a Drag-Along Sale, the internal rate of return achieved by such Investor Member on its Class A Common Units on a cumulative, aggregate basis, calculated as the discount rate at which the net present value of (a) all Capital Contributions made by such Investor Member in respect of its Class A Common Units (treated as negative cash flows, from the date each such Capital Contribution was made), and (b) the sum of (i) all distributions (whether in cash or in kind) theretofore actually received by such Investor Member in respect of its Common Units (treated as positive cash flows, from the date each such distribution was received) and (ii) the aggregate consideration (whether in cash or in kind) actually received by such holder in such Drag-Along Sale (treated as a positive cash flow, from the date of such Drag-Along Sale), equals zero, calculated on a daily basis using a 365-day year.  For purposes of this definition, (x) any property distributed in kind and actually received will be valued at its fair market value as determined by the Board in good faith and (y) if any Class A Common Unit has been Transferred after the Closing Date, the IRR with respect to such Class A Common Unit will be calculated based on (1) the aggregate distributions and proceeds actually received in respect of such Class A Common Unit, and the dates on which such distributions were received, by any and all holders thereof and (2) the Capital Contribution of the initial holder of such Class A Common Unit, and the date on which such Capital Contribution was made, as of the Closing Date.

“Knighthead” means, collectively, KHMO Oro, LLC, Knighthead (NY Fund), L.P., KH Bluestem KMF, LLC, KHAL Bridger, Inc., Knighthead Annuity & Life Assurance Company, KDOF Oro, LLC.

“Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Lead Investor” means CPV.

“Lead Investor Members” means Lead Investor, or a Permitted Transferee thereof.

“Majority Member” means, at any time, any Member or Members that collectively have a Membership Percentage of more than 50% of Capital Units at such time.

“Management Incentive Pool” means a number of Class D Common Units issuable on the exercise of Options equal to 10% of the total number of Units outstanding immediately after the Closing (calculated on a fully diluted basis giving effect to all Common Units), which Units shall be reserved for issuance by the Company to Eligible Employees pursuant to the Equity Plan, subject to and in accordance with the terms and conditions of Section 5.09 and the Equity Plan.

“Management Member” means a Member holding Class D Common Units issued upon the exercise of Options (or any Person who was a Member holding such Class D Common Units prior to making a transfer in accordance with Section 9.06).

“Marketable Securities” means publicly traded equity securities of a corporation, limited partnership or other entity (i) listed on a U.S. national securities exchange, (ii) issued by an entity with a market capitalization in excess of $2,500,000,000 immediately prior to the consummation of the Transfer or other transaction in which such securities are to be delivered, (iii) freely tradable by the recipient immediately upon receipt without volume, manner-of-sale or holding-period restrictions under applicable securities Laws (other than restrictions under Rule 144 of the Securities Act that would not restrict such recipient from selling its full allocation of such securities in a single transaction) and (iv) not subject to any contractual lock-up, holdback, standstill or other transfer restriction (whether imposed by the issuer, the underwriters or any other Person) binding on the recipient thereof.  The value of any Marketable Securities for all purposes of this Agreement shall be deemed to equal of the volume weighted average closing price of such securities for the ten (10) trading days ending on the trading day preceding the date of determination.

“Member” means, at any time, for so long as he, she or it holds any Membership Interests, (a) the Hertz Members and the Investor Members, as applicable, (b) any Person holding Units in accordance with this Agreement and (c) any other Person who, after the Closing, is admitted to the Company as a member in accordance with the terms of this Agreement.  No Person that is not a Member shall be deemed a “member” of the Company under the Act.

“Member Nonrecourse Debt Minimum Gain” means partner nonrecourse debt minimum gain as defined in Treasury Regulation 1.704-2(i)(2).

“Membership Interest” means the entire limited liability company interest(s) of a Member in the Company (it being acknowledged that such interest in the case of Class C Common Units held by a Member shall at all times consist solely of the respective economic interests provided therefor and shall include no voting or other rights that would otherwise be possessed by a member of a limited liability company under the Act or any other applicable Law).  Except as otherwise expressly contemplated by this Agreement, a Member’s Membership Interests include such Member’s share of the Net Profits and Net Losses, its rights in its Capital Account, its right to receive distributions of Company assets, and any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act.  The Membership Interests are divided into equal proportionate units of limited liability company interests (including fractional units), with the number of Membership Interests held by each Member set forth on Exhibit A, as updated from time to time.

“Membership Percentage” means, with respect to any Member as of any time, the number of Units owned by such Member at such time divided by the aggregate number of Units owned by all Members in the aggregate at such time.

“Minimum Gain” means partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“MOIC” means, with respect to any Investor Member in connection with a Drag-Along Sale, the quotient obtained by dividing (a) the sum of (i) the aggregate amount of all distributions (whether in cash or in kind) theretofore actually received by such Investor Member in respect of its Common Units, plus (ii) the aggregate consideration (whether in cash or in kind) actually received by such holder in such Drag-Along Sale, by (b) the aggregate amount of all Capital Contributions made by such Investor Member in respect of its Class A Common Units.  For purposes of this definition, (x) any property distributed in kind will be valued at its fair market value as determined by the Board in good faith and (y) if any Class A Common Unit has been Transferred after the Closing Date, the MOIC with respect to such Class A Common Unit will be calculated based on (1) the aggregate distributions and proceeds actually received in respect of such Class A Common Unit by any and all holders thereof and (2) the Capital Contribution of the initial holder of such Class A Common Unit as of the Closing Date.

“Net Profit” and “Net Loss” means, for each Tax Year, an amount equal to the Company’s taxable income or loss for such Tax Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(a)   Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

(b)   Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted from such taxable income or loss;

(c)   In the event Book Value of any asset of the Company is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d)   Items of depreciation, amortization and other cost recovery deductions with respect to the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g), except to the extent otherwise required by Treasury Regulation Section 1.704-3(d)(2) with respect to any property for which the remedial method is used;

(e)   Income, gain, loss or deduction resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of (adjusted for accumulated depreciation with respect to such property as determined pursuant to clause (iv) of this definition), notwithstanding that the adjusted tax basis of such property differs from its Book Value; and

(f)   Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 8.01(c) hereof shall not be taken into account in computing Net Profit or Net Loss.  The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 8.01(c) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Non-Violation Determination” means, with respect to any action, a good faith determination by the Hertz Members (on the advice of counsel, which may be internal counsel) that such action to be taken by the Hertz Members or their respective Affiliates that would result in the Hertz Members holding more than 50% of the total outstanding Voting Common Units will not, and will not reasonably be expected to, (i) cause the Company or any of its Subsidiaries to become subject to any covenant, restriction or other obligation under any credit agreement, indenture, note purchase agreement, loan agreement, guarantee or other similar agreement or instrument of any Hertz Member or any of its Affiliates (other than the Company and its Subsidiaries), in each case, that would restrict the operation of the business, or the acquisition, disposition or encumbrance of any assets, of the Company Entities or otherwise result in any Company Entity becoming a restricted subsidiary (or similar term) under THC’s credit agreements and (ii) contravene or cause a default under any material agreement to which any of the Company, the Hertz Members or their respective Affiliates are party (provided that any waiver by another party to such agreement must be irrevocable).

“Option” means an option to purchase Class D Common Units pursuant to the Equity Plan.

“Oro Business” means the following business, operations, and activities conducted by Oro Mobility Holdings and each of its Subsidiaries: (a) the ownership, operation, and management of vehicle fleets operated by any employees or independent contractors of the Company or its Subsidiaries on TNC Platforms within the United States; (b) the rental, leasing, subscription or provision of vehicles to independent drivers, couriers, gig-economy workers, or other individual service providers primarily for the purpose of operating on TNC Platforms within the United States; or (c) the provision of Fleet Management Services to autonomous vehicles that are (i) deployed on a TNC Platform (i.e., “for hire” on such TNC Platform), (ii) dedicated or designated primarily for use on a TNC Platform (e.g., with active software installed for operation on a TNC Platform), or (iii) temporarily not accepting rides or otherwise unavailable on a TNC Platform while being prepared, operated, managed, charged, cleaned, maintained, repaired, staged, or serviced, including through an AV depot, for continued or subsequent deployment on a TNC Platform, in each case, anywhere in the world other than China.  For the avoidance of doubt, an autonomous vehicle that is used on a TNC Platform and for personal use or used for other non-TNC Platform purposes shall be included in the Oro Business while deployed on a TNC Platform or while receiving Fleet Management Services in connection with its continued or immediate subsequent deployment on a TNC Platform, but shall not be included in the Oro Business solely by reason of its prior or anticipated use on a TNC Platform during periods in which it has ceased TNC Platform operations and is being used or serviced solely for personal or other non-TNC Platform purposes.

“Oro Contracts” has the meaning set forth in the Purchase Agreement.

“Partnership Audit Rules” means Chapter 63 of the Code (and any Treasury Regulations or other guidance promulgated, or that may be promulgated in the future, relating thereto) and any similar or analogous provision of state, local, or non-U.S. tax laws.

“Partnership Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations (and any analogous or similar provision of state or local law).

“PE Fund” means (a) a family office, private equity fund or other investment fund or separately managed account that was not formed solely to invest in the Company or any of its Subsidiaries, together with any alternative investment vehicles, parallel funds or feeder funds thereof or related thereto, the business, operations or assets of which are managed professionally for investment purposes and (b) any investment vehicle directly or indirectly controlled by any Person described in clause (a).

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.

“Prohibited Person” means any Person that is (a) the target of (or would reasonably be expected to cause any member of the Company Group or any Member to become the target of) Sanctions, (b) owned or controlled (as such terms are defined by applicable Sanctions) by a Person that is the subject or target of Sanctions; (c) located, organized or resident in any country or region that is the subject or target of comprehensive Sanctions; (d) any Person included in the Specially Designated Nationals and Blocked Persons list or any other Sanctions-related list of designated Persons maintained by a Sanctions Authority; (e) reasonably expected to cause any Company Entity or any Member to be in violation of AML Laws, Anti-Corruption Laws or Sanctions (in each case, after giving effect to an adverse determination under any ongoing civil or criminal litigation under such Laws); or (f) under public investigation by a Governmental Authority for violation of, or that has been formally charged by a Governmental Authority with violating, any AML Law, Anti-Corruption Law, or Sanctions.

“Public Offering” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Public Official” means an elected or appointed official, and any Person employed or used as an agent of any national, regional or local government or state or department, body or agency of any such administration or any Person in which such a government or state owns, directly or indirectly, a majority or controlling interest, an official of a political party, a candidate for public office and any official, employee or agent of any public international organization.

“Registrable Securities” means any existing Units, shares of HoldCo Stock, Up-C Entity Stock, or other securities resulting from an IPO, in each case, owned by the Members and their respective Affiliates; provided, that such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been disposed of in compliance with Rule 144 under the Securities Act, (iii) such securities shall have been otherwise Transferred to a Person (other than a Permitted Transferee) who is not a party to this Agreement, and, if such securities are in certificated form, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent, (iv) such securities shall have become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act or (v) they shall have ceased to be outstanding.

“Registration Expenses” means all expenses incident to a registration pursuant to Section 10.04, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of legal counsel in connection with blue sky qualifications of any Registrable Securities), expenses of printing certificates for any Registrable Securities in a form eligible for deposit with the Depository Trust Company, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of the Successor Entity’s officers and employees performing legal or accounting duties), fees and disbursements of counsel for the Successor Entity, any advisors retained by the Successor Entity, and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), securities acts liability insurance (if the Successor Entity elects to obtain such insurance), and the reasonable fees and expenses of one counsel (and, if applicable, one local counsel) representing the Members whose Registrable Securities are included in such registration, selected by the Members holding a majority of the Registrable Securities so included (or, in the case of a Required Registration, by the Members holding a majority of the Registrable Securities set forth in the applicable Demand Request); but not including transfer taxes, any underwriting fees, discounts or commissions attributable to the sale of securities, or fees and expenses of any additional counsel representing such Members incurred in connection with the sale of Registrable Securities.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Sanctions” means all export controls, trade, economic or financial sanctions or laws, regulations, embargoes or restrictive measures imposed, administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means U.S. government or any other Governmental Authority of any applicable jurisdiction, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Security Council of the United Nations, or the Council of the European Union.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shared Collections Account” means the account specified in writing by a Hertz Member or any of its Affiliates to the Company prior to the date hereof (or such other account as a Hertz Member or any of its Affiliates and the Company may agree from time to time), into which any Company Group Collections initially received by a Hertz Member or any of its Affiliates are deposited.

“Subsidiary” means, with respect to any specified Person, (a) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (b) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).

“Tag-Along Portion” means, with respect to any Member and for any Tag-Along Sale, (a) the number of Common Units owned by such Member immediately prior to such Tag-Along Sale multiplied by (b) a fraction (i) the numerator of which is the number of Capital Units proposed to be Transferred by the Tag-Along Seller in such Tag-Along Sale and (ii) the denominator of which is the aggregate number of Capital Units held by all Members immediately prior to such Tag-Along Sale.

“Tax Allowance Amount” means, with respect to any Member, for any Estimated Tax Period (a) the product of the Applicable Tax Rate and such Member’s share of the estimated net taxable income for U.S. federal income tax purposes of the Company that is allocable to such Member in respect of such Member’s Units under Section 8.01(d) arising from its ownership of such Member’s Units in the Company for such Estimated Tax Period (determined by taking into account Section 704(c) of the Code and disregarding (i) any adjustments under Sections 743(b) and 734(b) of the Code (or any comparable provisions of state law), (ii) any allowable deduction under Section 199A of the Code, (iii) any allowable deductions under Section 164 of the Code, (iv) any net losses and deductions previously allocated to such Member, and (v) any other partner-level attributes) plus (b) any adjustments taken into account by such Member under Section 6226 of the Code minus (c) the sum of all prior distributions made pursuant to Section 8.03(a)(i) to such Member with respect to such Tax Year, all as determined by the Tax Matters Member in its good faith discretion, subject to oversight by the Board.

“Tax Year” means (a) the fiscal year of the Company determined pursuant to Section 7.01 or (b) if after the date of this Agreement, the taxable year is required by the Code or the Treasury Regulations promulgated thereunder to be a period other than the period described in clause (a), then each period that is the taxable year of the Company determined in accordance with the requirements of the Code or the Treasury Regulations promulgated thereunder; provided, that (x) in the case of a dissolution, Tax Year means the period from the day after the end of the most recently ended Tax Year until the dissolution of the Company and (y) for purposes of making allocations of Net Profit and Net Loss (or items thereof), Tax Year means any portion of a taxable year of the Company to the extent required to comply with Section 706 of the Code or the Treasury Regulations promulgated thereunder.  For the avoidance of doubt, Tax Year shall include any portion of a taxable year of the Company with respect to which the allocation of Net Profit and Net Loss (or items thereof) is determined based on a “closing of the books.”

“Termination” has the meaning set forth in the Equity Plan.

“TNC Platform” means any online-enabled application or platform (including a smartphone app, including but not limited to those operated by Uber Technologies, Inc., Lyft, Inc., Waymo LLC, Zoox, Inc., Alto Experience Inc., Grab Holdings Inc., Tesla Inc., or any of their respective successors or Affiliates or any other ride-share platform) that is used to connect, match or facilitate the connection of passengers, goods (including food) or other riders with drivers or autonomous vehicles (whether owned, leased or otherwise authorized for use) to provide prearranged transportation services for compensation.  For the avoidance of doubt, the term “TNC Platform” shall not include (a) any taxicab, limousine or charter-party carrier that is licensed or regulated as such and is not licensed or otherwise operating as a transportation network company or (b) any public transit or paratransit service to the extent operated by or on behalf of a Governmental Authority.

“Transfer” means, with respect to a Common Unit, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to such Common Unit, including by means of the Transfer of an Equity Security or other interest in a Person that directly or indirectly holds such Common Unit (which, for the avoidance of doubt, does not include direct or indirect transfers or issuances of any Equity Securities of the Ultimate Parent of any Member (or any of its direct or indirect equityholders)); provided, that a transfer of Equity Securities of any PE Fund or in any Person that holds a direct or indirect interest in such PE Fund (including any (i) co-investment transaction, (ii) secondary transfer of limited partnership or other interests in such PE Fund, (iii) continuation fund, continuation vehicle or similar fund-level restructuring transaction and (iv) sale, issuance or other transfer of Equity Securities in, or of any direct or indirect general partner, manager, management company, investment adviser or sponsor of, such PE Fund or such Person) shall not be deemed a “Transfer” hereunder.  “Transferred” and “Transferring” shall have correlative meanings.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding, temporary, proposed and final regulations).

“Ultimate Parent” means (a) with respect to the Hertz Members, THC (or any successor thereto), (b) with respect to each Initial Investor Member, the Person identified on Exhibit A, and (c) with respect to any other Member, the ultimate Person Controlling such Member, as designated on the joinder executed and delivered to the Company as a condition of such Member’s admission to the Company and accepted by the Board.

“Units” means the Common Units.

“Unreturned Capital” means, with respect to each Common Unit, as of the time of determination, the Capital Contributions made in respect of such Common Unit less the cumulative amount of all prior distributions made in respect of such Common Unit pursuant to Section 8.03(a).

“Voting Common Unit” means the Class A Common Units and the Class B Common Units.

“Whole Board” means, at any time, the total number of Directors comprising the Board at such time.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Absent Director(s)	5.04(c)
Absent Member	4.06
Additional Capital Contribution	3.02(a)
Additional Member	9.07
Annual Budget and Business Plan	10.04(a)
Approved Budget and Business Plan	10.04(a)

Term	Section
Board Valuation Deadlock	1.01
Blocker Consideration	9.10(c)
Blocker Interests	9.10(a)
Blocker Owner	9.10(a)
Blocker Sale	9.10(a)
Blocker Units	9.10
Board Approved Budget	5.02(a)(xi)
Capital Account	3.05
Certificate of Formation	Recitals
Class B Event	2.01(d)(i)
Class B Event Dispute Notice	2.01(e)(iii)
Class B Event Notice	2.01(e)(i)
Class C Conversion	2.01(d)(i)
Collection Default Event	10.08(k)(i)
Company	Preamble
Company-Level Tax	7.05(b)
Confidential Information	10.01(b)
Contribution Agreement	Preamble
Covered Persons	1.01
Delegation of Authority Policy	5.08(b)
Demand Notice	10.04(b)
Demand Request	10.04(b)
Demanding Owner	10.04(b)
Designating Group	5.02(e)
Director	5.01
Disputing Investor	2.01(e)(iii)
Drag-Along Rights	9.04(a)
Drag-Along Sale	9.04(a)
Drag-Along Sale Notice	9.04(a)
Drag-Along Sale Notice Period	9.04(b)
Drag-Along Sale Price	9.04(a)
Drag-Along Seller	9.04(a)
Excess Prepayment Amount	10.08(e)
Hertz Transporting, Inc.	Preamble
Hertz Designated Director	5.01(b)(i)
Hertz Services Agreement	5.02(a)(xxi)
HoldCo IPO Entity	10.02
HoldCo Stock	10.02(b)
HTI	Preamble
Impermissible Transfer	9.01(d)
Independent Appraiser	1.01
Initial Approved Budget	10.04(a)
Initial Hertz Members	Preamble
Initial Investor Member	Preamble
Interests	1.01

Term	Section
Investor Company Information	10.01(c)
Investor Member Designated Director	5.01(b)(ii)
Issuance Notice	3.07
Lead Investor Designated Director	5.01(b)(ii)
Liquidating Agent	12.04
Lockup Period	9.01
Member Indemnitors	6.01(l)
Member Information	10.01(c)
Minimum Return Obligation	9.04(a)
Misapplied Collections	10.08(g)
MNPI	10.01(c)
Monthly Net Payment	10.08(c)
Non-Compete Covenant	6.02(d)(i)
Original LLC Agreement	Recitals
Oro Business	6.02(d)(i)
Oro Collections Account	10.08(b)
Permitted Transferee	9.01
Permitted Transfers	9.01
Piggyback Notice	10.04(d)
Piggyback Offering	10.04(d)
Preemptive Rights Exercise Notice	3.07(a)
Prepayment Amount	10.08(a)
Prepayment Reconciliation Statement	10.08(e)
Prohibited Class B Event	2.01(d)(i)
Purchase Agreement	Preamble
Qualified Member	3.07
Qualifying Member	11.01
Reconvened Meeting	5.04(d)
Reconvened Member Meeting	4.06
Regulatory Allocations	8.01(c)(vii)
Related-Party Transaction	5.02(a)(xxi)
Remedial Financing	10.08(k)(ii)(A)
Representatives	10.01(b)
Repurchase Notice	3.08(c)
Repurchase Price	3.08(a)
Required Registration	10.04(b)
Restrictive Covenant Breach	3.08(b)
ROFO Acceptance Period	9.02(c)
ROFO Blocker Units	9.02(b)
ROFO Closing Period	9.02(c)
ROFO Notice	9.02
ROFO Offer	9.02(b)
ROFO Offer Price	9.02(b)
ROFO Offered Units	9.02
ROFO Offeror	9.02

Term	Section
ROFO Period	9.02(b)
ROFO Selling Member	9.02
Shelf Notice	10.04(j)
Shelf Registration	10.04(j)
Shelf Registration Effectiveness Period	10.04(k)
Shelf Registration Statement	10.04(j)
Shelf Request	10.04(j)
Shelf Requesting Owner	10.04(j)
Shelf Underwritten Offering	10.04(m)
SPAC	1.01
SPAC IPO	1.01
SPAC Securities	1.01
Specified Indemnified Persons	6.01(l)
Subject Interests	3.08(a)
Subordinated Note	3.08(c)
Successor Entity	10.04(a)
Suspension Period	10.04(l)
Tag-Along Notice	9.03(a)
Tag-Along Notice Period	9.03(a)
Tag-Along Offer	9.03(a)
Tag-Along Response Notice	9.03(a)
Tag-Along Right	9.03(a)
Tag-Along Sale	9.03
Tag-Along Seller	9.03
Tagging Person	9.03(a)
Takedown Notice	10.04(m)
Takedown Owner	10.04(m)
Takedown Request	10.04(m)
Tax Distributions	8.03(a)(ii)
Tax Matters Member	7.05(b)
THC	Preamble
THC Auditor	11.03(d)
THC Monthly Close	11.01
Transaction Agreements	Recitals
Unpaid Amounts	10.08(e)
UP-C Entity Stock	10.02(c)
UP-C IPO	10.02
UP-C IPO Entity	10.02
Upstream Transfer	9.01(c)

Section 1.02   Other Definitional and Interpretative Provisions.  The words “hereof”, “herein”, “hereunder” and “hereto” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “or”, “either” and “any” shall not be construed as exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references in any Section or definition to any clause means such clause of such Section or definition.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to “dollars” or “$” means United States dollars, and, unless otherwise specified in this Agreement, all references to currency and monetary values set forth herein shall mean U.S. Dollars and all payments hereunder shall be made in U.S. Dollars.  References to “days” shall refer to calendar days unless Business Days are specified.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” shall be deemed also to include any and all applicable Laws. Wherever from the context it appears appropriate, pronouns stated in the masculine, feminine or neuter shall include the masculine, feminine and neuter.  The provisions of this Agreement shall apply to successive events and transactions.  If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period for such notice or action shall automatically be extended to the next Business Day following such day.

Article 2
Organizational Matters and General Provisions

Section 2.01   Formation.

(a)   The Company was formed as a Delaware limited liability company on March 2, 2023 by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the Act and the adoption of the Original LLC Agreement.  The Members hereby continue the Company for the purposes and upon the terms and conditions set forth herein.

(b)   The Company shall initially have four classes of interests: (i) Class A Common Units, (ii) Class B Common Units, (iii) Class C Common Units and (iv) Class D Common Units.  Each Class A Common Unit, Class B Common Unit, Class C Common Unit or Class D Common Unit shall represent the same rights and preferences as each other Class A Common Unit, Class B Common Unit, Class C Common Unit or Class D Common Unit, respectively, except as otherwise expressly provided herein.  A Membership Interest shall for all purposes be personal property.  Each Membership Interest shall constitute a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(c)   Conversion of Class B Common Units.

(i)   Each Hertz Member shall have the right, at such Hertz Member’s option, at any time and from time to time, to convert all or any portion of the Class B Common Units held by such Hertz Member into Class C Common Units by providing the Company with written notice of such conversion.  In connection with any conversion of Class B Common Units pursuant to this Section 2.01(c)(i), each Class B Common Unit shall be converted into an equal number of Class C Common Units.  A conversion of Class B Common Units pursuant to this Section 2.01(c)(i) shall be effective as of the close of business on the first Business Day after the Company’s receipt of the conversion notice; provided that the conversion notice may provide that the conversion be conditioned upon, and be effective as of, the occurrence of an event specified in such conversion notice.

(ii)   Notwithstanding anything to the contrary in this Agreement and unless a Non-Violation Determination has been made by the Hertz Members and either (x) such Non-Violation Determination is not disputed in writing by a Lead Investor Member or Investor Members holding a majority of the then-outstanding Class A Common Units within fourteen (14) Business Days following written notice thereof, or (y) any dispute pursuant to Section 2.01(e) is resolved by mutual agreement of the applicable parties or pursuant to a final non-appealable decision of a court of competent jurisdiction that such Non-Violation Determination is valid, each Class B Common Unit held by the Hertz Members owning the most Voting Common Units that would result in the Hertz Members collectively owning in excess of 50% of all of the then-outstanding Voting Common Units (including any Class B Common Units received in connection with a Class C Conversion) shall, without any further action by any Hertz Member, be automatically converted into a number of Class C Common Units equal to the number of such Class B Common Units subject to such conversion.

(d)   Conversion of Class C Common Units.

(i)   Each Hertz Member shall have the right, at such Hertz Member’s option, at any time and from time to time, to convert all or any portion of the Class C Common Units held by such Hertz Member into Class B Common Units (a “Class C Conversion”) on a one-for-one basis; provided that no such conversion or other issuance of Class B Common Units to a Hertz Member or Affiliate thereof shall be permitted if it would result in the Hertz Members, together with their respective Affiliates, holding more than 50% of the total outstanding Voting

Common Units and with respect to which a Non-Violation Determination has not been made by the Hertz Members, or that would, or would reasonably be expected to, otherwise (i)  cause the Company or any of its Subsidiaries to become subject to any covenant, restriction or other obligation under any credit agreement, indenture, note purchase agreement, loan agreement, guarantee or other similar agreement or instrument of any Hertz Member or any of its Affiliates (other than the Company and its Subsidiaries), in each case, that would restrict the operation of the business, or the acquisition, disposition or encumbrance of any assets, of the Company Entities, (ii) result in any Company Entity becoming a restricted subsidiary (or similar term) under THC’s credit agreements, or (iii)  contravene or cause a default under any material agreement to which the Company, the Hertz Members, the Hertz Members’ Ultimate Parent or their respective Subsidiaries or Affiliates (a conversion or issuance described in this proviso, a “Prohibited Class B Event”).

(e)   Class B Event Disputes.

(i)   Prior to any proposed Class C Conversion or issuance of Class B Common Units, as a result of the Hertz Member’s making of a Non-Violation Determination, the applicable Hertz Member shall deliver to the Company and to the Lead Investor Member written notice of such conversion (a “Class B Event Notice”) not less than fifteen (15) Business Days prior to the proposed effective date of such conversion or issuance.  The Class B Event Notice shall specify (A) the number of Class C Common Units to be converted or Class B Common Units to be issued, (B) the proposed effective date of such conversion or issuance, and (C) a certification by such Hertz Member that such conversion does not constitute a Prohibited Class B Event, together with a reasonably detailed explanation supporting such certification.

(ii)   Subject to Section 2.01(e)(iii), a conversion or issuance contemplated by a Class B Event Notice shall be effective as of the close of business on the date specified in the conversion notice, which date shall not be less than fifteen (15)  Business Days from receipt of such Class B Event Notice.  Upon the effectiveness of any such issuance or Class C Conversion, the Company shall promptly update Exhibit A to reflect such issuance or Class C Conversion.

(iii)   If either a Lead Investor Member, or Investor Member holding a majority of the outstanding Class A Common Units  (such disputing party or parties, the “Disputing Investor”), reasonably believe that a conversion or issuance contemplated by a Class B Event Notice constitutes, or is reasonably expected to constitute, a Prohibited Class B Event, the Disputing Investor may, within fourteen (14)  Business Days following receipt of the applicable Class B Event Notice, deliver written notice to the applicable Hertz Member setting forth in reasonable detail the basis for such belief (a “Class B Event Dispute Notice”).  Upon receipt of a Class B Event Dispute Notice, the applicable Hertz Member shall provide a reasonably detailed written explanation addressing the concerns raised therein, and such Hertz Member and the Disputing Investor shall discuss in good faith whether the proposed Class C Conversion or issuance of Class B Common Units would constitute a Prohibited Class B Event.  The proposed Class C Conversion or issuance of Class B Common Units shall not be consummated pending the resolution of any such dispute.  If such Hertz Member and the Disputing Investor are unable to resolve the dispute within twenty (20) Business Days following delivery of the Class B Event Dispute Notice, either party may escalate the matter for resolution in accordance with Section 13.10 of this Agreement.

(f)   Upon the execution and delivery of this Agreement or a counterpart to this Agreement, each of the Initial Hertz Members and the Initial Investor Members on the date hereof hereby is admitted or continues, as applicable, as a member of the Company and shall hold the number of Common Units set forth on, and, representing the Membership Percentages set forth on, Exhibit A.  Each Member hereby acknowledges the receipt (by initial issuance or Transfer of Membership Interests) of the number of Membership Interests indicated on Exhibit A.  As a condition to his or her receipt of Class D Common Units issuable on the exercise of Options, each Management Member shall execute and deliver a joinder to this Agreement, in a form provided by the Company.

(g)   This Agreement amends, restates and supersedes in its entirety the Original LLC Agreement.

Section 2.02   Name.  The name of the Company as of the date hereof is “Oro Mobility Holdings, LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as the Board reasonably deems necessary or appropriate.  The Board shall have the power at any time to change the name of the Company in its reasonable discretion.

Section 2.03   Principal Place of Business.  The principal place of business of the Company shall be located at such location as the Board may reasonably determine from time to time.  The Company may also maintain such other office or offices at such other locations as the Board may reasonably determine from time to time.

Section 2.04   Registered Agent.  The Company’s registered agent and office in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Section 2.05   Purpose and Powers of the Company.  Subject to Section 5.02(a)(iv), the Company is formed for the object and purpose of engaging in any and all lawful activities permitted under the Act.

(a)   Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.05.  Without limiting the foregoing, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates, or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.

(b)   The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

Section 2.06   Term.  The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement and the Act.

Section 2.07   Filings; Qualification in Other Jurisdictions.  The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board’s or an authorized executive officer’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business.  The Board may cause or authorize an executive officer to cause the Company to be qualified or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified or registered.  Each executive officer shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing.  The Board may appoint any other authorized persons to execute, deliver and file any such documents.

Section 2.08   Company Property.  All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity.  A Member has no interest in specific Company property.

Section 2.09   Transactions with Members and Directors.  Subject to the terms and conditions of this Agreement, including Section 5.02, any Member may lend money to act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to applicable Law and the terms and conditions of this Agreement, shall have the same rights and obligations with respect to such matter as a Person who is not a Member, and any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act.

Section 2.10   Uncertificated Units.  Membership Interests shall be uncertificated.

Article 3
Capital Contributions and Preemptive Rights

Section 3.01   Initial Capital Contributions.  In connection with the transactions contemplated by the Transaction Agreements, each of the Initial Hertz Members and the Initial Investor Member has made (or caused one or more of their Affiliates to make) contributions, transfers, purchases or payments in accordance with the Structuring Transactions (as defined in the Purchase Agreement) and in respect thereof shall have an Initial Capital Contribution at the Closing as specified on Schedule 3.01.

Section 3.02   Additional Capital Contributions.  From and after the Closing, no Member shall be required or permitted to make any additional capital contributions (other than Initial Capital Contributions) to the Company except as provided in this Article 3.

(a)   Subject to Sections 3.07 and 5.02, in addition to the Initial Capital Contributions, Members holding Common Units may (but shall not be required to) from time to time make capital contributions to the Company (each, an “Additional Capital Contribution”) at such times and in such amounts as the Board may reasonably determine, subject to Section 3.07.

Section 3.03   Issuance of Membership Interests.

(a)   No Membership Interests or other Equity Securities shall be issued in respect of any Additional Capital Contribution until such Additional Capital Contribution is actually made.  All Membership Interests in respect of the Initial Capital Contributions are hereby duly authorized and issued on the date of this Agreement and no additional Membership Interests shall be issued by the Company after the date of this Agreement in respect of any Initial Capital Contributions.

(b)   Subject to Sections 3.07 and 5.02, the Board may authorize the Company to issue additional Membership Interests and/or create and issue new series, types or classes of Equity Securities in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may reasonably determine, and authorize obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Membership Interests or other Equity Securities in the Company and warrants, options or other rights to purchase or otherwise acquire Membership Interests or other Equity Securities in the Company, in each case to any Person in such amounts and on such terms as so approved by the Board; provided, that any such issuance will be made only in exchange for payment of Fair Market Value for such interest, unless otherwise agreed to by the Board (including at least one affirmative vote from a Hertz Designated Director and one Investor Member Designated Director).  The Company may issue whole or fractional Membership Interests or other Equity Securities in the Company.  In the event the Company issues any Equity Securities (other than Membership Interests that are authorized for issuance in this Agreement at such time) in accordance with the terms of this Agreement, this Agreement will be appropriately amended to reflect the terms of such other Equity Securities and the issuance thereof.

(c)   Notwithstanding anything to the contrary in this Agreement, (i) no Class A Common Units shall be issued to any Hertz Member, any Management Member or any of their respective Affiliates and (ii) in connection with any issuance of Common Units by the Company after the Closing Date (including any issuance pursuant to Section 3.07 or in connection with any Additional Capital Contribution), such Common Units shall be designated as follows: (A) any Common Units issued to a Hertz Member or any of its Affiliates shall be designated as Class C Common Units; (B) any Common Units issued to a Management Member or other Eligible Employee or any Affiliate thereof (including any Common Units issued upon the exercise of Options under the Equity Plan) shall be designated as Class D Common Units; and (C) any Common Units issued to any Investor Member shall be designated as Class A Common Units.

Common Units issued to any Person that is not a Hertz Member or an Affiliate thereof or a Management Member or other Eligible Employee or any Affiliate thereof shall be Class B Common Units or Class A Common Units, as determined by the Board.

Section 3.04   Withdrawal of Capital.

(a)   No Member shall be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company, except as expressly provided herein.  Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash.  No Member shall have the right to cause the sale of any Company asset.  No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member.

(b)   No Member shall have any liability for the return of the Capital Contributions of any other Member.  Except as otherwise required by Law, no Member shall be required to make up a negative balance in its Capital Account.  No Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company (except to the extent granted by Company Securities hereinafter approved by the Board pursuant to Section 3.03(b)).

Section 3.05   Maintenance of Capital Accounts.

(a)   The Company shall maintain a separate capital account for each Member according to the rules of Treasury Regulation Section 1.704-l(b)(2)(iv) (a “Capital Account”).  For this purpose, the Company may, upon the occurrence of any of the events specified in Treasury Regulation Section 1.704-l(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-l(b)(2)(iv)(g) to reflect a revaluation of the Company’s property.

(b)   No Member shall be required to make any payment to any other Member or the Company by reason of any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

(c)   Upon a Transfer of any Membership Interest in accordance with the terms of this Agreement, the transferee Member shall succeed to the Capital Account of the transferor which is attributable to such Membership Interest.

Section 3.06   No Interest.  No interest shall be paid on Capital Contributions or on the balance in a Member’s Capital Account.

Section 3.07   Preemptive Rights(a).  Other than for issuances of Company Securities specified in Section 3.07(d), prior to an IPO, if the Company proposes to issue any Company Securities to any Person, the Company shall first offer such Company Securities to all Members (other than Management Members, unless the Board, acting unanimously, determines that Management Members may participate in such proposed issuance) that are accredited investors under Regulation D of the Securities Act (each, a “Qualified Member”) by delivering a written notice (an “Issuance Notice”) to each Qualified Member.  The Issuance Notice shall specify the proposed date of such issuance (which shall be not less than 20 Business Days or more than 60 days after the date of the Issuance Notice), the number and type of Company Securities proposed to be issued, the proposed price per Company Security and the other material terms of the proposed issuance (including the terms of the Company Securities to be issued).  Subject to Section 3.07(d), each Qualified Member shall be entitled to purchase (or to cause one or more of its Affiliates to purchase), at the price per Company Security and on the terms and conditions set forth in the Issuance Notice, up to such Qualified Member’s Membership Percentage of the Company Securities proposed to be issued.  If any Qualified Member desires to purchase or to have any of its Affiliates purchase any or all of its Membership Percentage of the Company Securities specified in the Issuance Notice, it shall deliver a written notice to the Company (each a “Preemptive Rights Exercise Notice”) of its election to purchase such Company Securities within 15 Business Days of receipt of the Issuance Notice.  The Preemptive Rights Exercise Notice shall specify the number (or amount) of Company Securities to be purchased by such party or its Affiliates and shall constitute exercise by such party of its rights under this Section 3.07 and a binding agreement of such party or such party’s applicable Affiliates to purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Company Securities specified in the Preemptive Rights Exercise Notice with such purchase to be consummated as promptly as reasonably practicable.  If, at the termination of such 15 Business Day period, any Qualified Member shall not have delivered a Preemptive Rights Exercise Notice to the Company, such party shall be deemed to have waived all of its rights under this Section 3.07 with respect to the purchase of such Company Securities, which waiver shall apply only to the Company Securities specified in the applicable Issuance Notice and shall not constitute a waiver of such Qualified Member’s rights under this Section 3.07 with respect to any future issuance of Company Securities.

(b)   If a Qualified Member fails to exercise its preemptive rights under this Section 3.07 or elects to exercise such rights with respect to less than its Membership Percentage of the issuance and another Qualified Member has exercised its rights under this Section 3.07 with respect to its entire Membership Percentage, other Qualified Members that have exercised their entire respective preemptive rights shall be entitled to purchase from the Company the remaining portion of the issuance pro rata based on their respective Membership Percentage.  If any such Qualified Member desires to purchase or to have any of its Affiliates purchase such remaining portion, it shall notify the Company in the Preemptive Rights Exercise Notice its election to purchase such unsubscribed Company Securities and specify the maximum number (or amount) of Company Securities it desires to purchase.

(c)   The Company shall have 30 days from the date of the Issuance Notice to consummate the issuance of the Company Securities subject thereto pursuant to this Section 3.07; provided, that, if any Governmental Approvals are required in connection with such issuance, such 30-day period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional 90 days.  If the Company proposes to issue any such Company Securities pursuant to this Section 3.07 after such 30-day (or longer, as permitted by the preceding sentence) period, it shall again comply with the procedures set forth in this Section 3.07.   To the extent any Company Securities offered pursuant to an Issuance Notice are not subscribed for by Qualified Members pursuant to this Section 3.07, the Company may issue such unsubscribed Company

Securities to any Person during the 90 days following the date of the Issuance Notice at a price per Company Security not less than, and on the same terms and conditions as specified in the Issuance Notice.  Any such Company Securities not so issued within such 90-day period shall again be subject to this Section 3.07.

(d)   Notwithstanding the foregoing, if the Board reasonably determines in good faith that compliance with the time periods set forth in this Section 3.07 would not be in the best interests of the Company and its Subsidiaries because of the liquidity needs of the Company and its Subsidiaries, the Company may consummate the issuance of Company Securities to the applicable Person(s) prior to delivery of the Issuance Notice; provided that, promptly thereafter (and in no event later than 30 days after consummation of such issuance), the Company shall deliver an Issuance Notice to each Qualified Member offering to sell to such Qualified Member its Membership Percentage of such Company Securities at the same price per Company Security and on the same terms and conditions as applied to such issuance, with such Qualified Member’s Membership Percentage determined taking into account the actual number of Company Securities so issued so as to achieve the same economic effect as if the Issuance Notice had been delivered prior to such issuance.  The provisions of Sections 3.07(a), (b) and (c) shall apply mutatis mutandis to any such catch-up offer; provided, further, that (i) with respect to any such Company Securities that accrue interest or paid-in-kind interest, any Qualified Member that exercises its catch-up right shall be entitled to receive all accrued and unpaid interest or paid-in-kind interest in respect of the Company Securities so purchased from the original issue date through the date of such purchase, as if such Qualified Member had been the holder of such Company Securities from the original issue date and (ii) between the consummation of the issuance of such Company Securities to the applicable Person(s) and the expiration of the response period applicable to the catch-up offer, (A) there shall be no distributions, interest payments, redemptions or other liquidity events with respect to such Company Securities and (B) no Investor Member Designated Director shall be removed, replaced or have his or her designation altered (other than at the written election of the Investor Member entitled to designate such Director), and the composition of the Board and any committee thereof as it relates to the Investor Member Designated Directors shall not otherwise be modified.

(e)   Notwithstanding the foregoing and any other provision of this Section 3.07, no Member shall be entitled to purchase Company Securities as contemplated by this Section 3.07 in connection with issuances of Company Securities (i) to employees or other individual service providers of the Company or any of its Subsidiaries, or the members of the Board who are employees of THC or its Subsidiaries, in each case pursuant to employee benefit plans, incentive equity plans (including the Equity Plan) or other similar arrangements approved by the Board, in each case, in accordance with the terms of this Agreement, (ii) upon the exercise of Options, (iii) to any Person that is not a Member or an Affiliate thereof as consideration in any acquisition approved in accordance with this Agreement or (iv) in respect of any split, distribution or recapitalization of the Company, which must be offered, on a pro rata basis, to each Member.

(f)   This Section 3.07 shall not apply in connection with, and shall terminate upon, an IPO.

Section 3.08   Repurchase Rights.

(a)   In the event of any Termination of a Management Member for any reason (other than a Termination by Employer for Cause or a Management Member’s resignation in circumstances where Cause exists), the Company (or its designees) shall have the option (but not the obligation) to purchase from such terminated Management Member and his or her Employee Permitted Transferees all or any portion of the Class D Common Units, if any, held by such Management Member(s) or his or her Employee Permitted Transferees (collectively, the “Subject Interests”) for consideration equal to the Class D Common Units’ fair market value (as reasonably determined by the Board in good faith) as of the date of the applicable Repurchase Notice (the “Repurchase Price”), less any then unpaid distributions pursuant to Section 8.03(a)(i) advanced to such Management Member or his or her Employee Permitted Transferees.  In the event of a Termination of a Management Member by Employer for Cause or a Management Member’s resignation in circumstances where Cause exists (or in the event of a Termination of a Management Member for any reason other than for Cause but where there is a subsequent determination by the Employer or the Company that Cause existed prior to such termination and the Termination is retroactively deemed to have been for Cause) all of the Management’s Member’s Class D Common Units, whether vested or unvested, shall be automatically forfeited without any consideration.  In the event of a repurchase pursuant to this Section 3.08(a) and there is either (i) a subsequent determination by the Employer or the Company that Cause existed prior to such termination and the Termination is retroactively deemed to have been for Cause or (ii) a Restrictive Covenant Breach, the Management Member must promptly repay the Repurchase Price to the Company.

(b)   In the event a Management Member is in material breach of the terms of any noncompete, non-solicit, confidentiality or non-disparagement covenants included in an agreement between such Management Member, on the one hand, and the Company and/or any of its Subsidiaries, on the other hand (a “Restrictive Covenant Breach”), the Company (or its designees) all of such Management Member’s Class D Common Units, whether vested or unvested, shall be automatically forfeited without any consideration.

(c)   The Company (or its designees) shall exercise the foregoing purchase options, by written notice (the “Repurchase Notice”) to the applicable Management Members and their Employee Permitted Transferees beginning on the date that is the later of (x) six months following the Termination of such Management Member and (y) six months and one day following the vesting of the Subject Interests.  Each of the Members hereby agrees that the foregoing remedy is a liquidated damage, and not a penalty.  The amount that is payable to any Management Member for any Subject Interest to be repurchased pursuant to this Section 3.08 may be paid, at the election of the Company by any combination of (i) delivery of a check payable to such Management Member, (ii) a wire transfer of immediately available funds on the closing date of such repurchase or (iii) delivery of a subordinated note or notes on the closing date of such repurchase, bearing interest at a per annum rate equal to the Base Rate (a “Subordinated Note”).  Notwithstanding the foregoing, the Company shall be permitted to offset amounts outstanding under any bona fide debts or for damages resulting from a Restrictive Covenant Breach owed by a Management Member or any bona fide debts or such damages owed by one or more of his or her Employee Permitted Transferees, to the extent such Employee Permitted Transferee is due payment for Subject Interests being purchased, in each case, to the Company or any of its Subsidiaries.  Any Subordinated Notes issued pursuant to this Section 3.08(c) shall be subject to any subordination provisions required by the Company’s and its Subsidiaries’ lenders and may be prepaid, at the

Company’s option, only to the extent permitted by the Company’s and its Subsidiaries’ debt and equity financing agreements.

(d)   The Company (or its designee) will receive customary representations and warranties from the applicable Management Member and/or his or her Employee Permitted Transferees regarding the sale of the Subject Interests, including but not limited to the representation that the applicable Management Member and/or each of his or her Employee Permitted Transferees has good and marketable title to the Subject Interests to be transferred free and clear of all liens, claims and other encumbrances on the date of closing the transfer.  The Management Member hereby consents to the taking of any reasonable steps by the Company purchaser which the latter party deems are necessary or convenient to effect any legal formalities in relation to such transfer.  Once the Company (or its designee) has provided a Repurchase Notice to a Management Member and actually tendered payment to the applicable Management Member and his or her Employee Permitted Transferees for the Subject Interests to be repurchased in accordance with this Section 3.08, then from and after such time, the Person from whom such Subject Interests are to be repurchased shall be deemed to Transfer all rights, title and interest in and to such Subject Interests and no longer have any rights as a holder of such Subject Interests (other than the right to receive payment of such consideration in accordance with this Section 3.08), and such Subject Interests shall be deemed purchased in accordance with the applicable provisions hereof and the Company (or its designee) shall be deemed the owner and holder of such Subject Interests.

(e)   Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Subject Interests by the Company shall be subject to applicable restrictions contained in the Act and in the Company’s and any of its Subsidiaries’ debt financing agreements.  If any such restrictions prohibit the repurchase of the Subject Interests hereunder which the Company is otherwise entitled to make, the time periods provided in this Section 3.08 shall be suspended, and the Company (or its designee) shall make such repurchases at the applicable purchase price therefore within 60 days following the lapse, inapplicability or satisfaction of such restrictions.

(f)   Each Management Member acknowledges and agrees that none of the Company, its Subsidiaries or Affiliates shall have any duty or obligation to affirmatively disclose to the Management Member, and the Management Member shall not have any right to be advised of, any material information regarding the Company and its Subsidiaries or otherwise at any time prior to, upon, or in connection with the exercise of any repurchase of Class D Common Units pursuant to this Section 3.08.

Article 4
Certain Rights and Obligations of Members

Section 4.01   Members.  The Members of the Company and their respective numbers of Membership Interests, Membership Percentages, initial Capital Account balances, share of Net Profits and Net Losses, each as applicable, and addresses and other contact information for purposes of Section 13.12, are listed on Exhibit A.  The Board shall update Exhibit A from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement, which update shall not be deemed an amendment.  No Person may be a Member without the ownership of a Membership Interest.  The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and, unless otherwise provided herein, the Act.

Section 4.02   No Action on Behalf of the Company.  No Member (in its capacity as such) shall have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement.

Section 4.03   No Right to Withdraw.  Except in connection with the Transfer of Membership Interests in accordance with the terms of this Agreement such that the Transferring Member no longer holds any Membership Interests, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of the Company and each of the other Members.  A resigning Member shall not be entitled to a distribution of the fair value of its Membership Interests under Section 18-604 of the Act.

Section 4.04   Member Meetings.  A meeting of the Members for any purpose or purposes may be called at any time by the Board.  At a meeting, no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting unless all Members entitled to vote are present at such meeting and agree that other business not stated in the notice of the meeting can be transacted.

Section 4.05   Notice of Meetings.  Written notice stating the place, day and hour of every meeting of the Members and the purpose or purposes for which the meeting is called shall be mailed not less than five nor more than 15 Business Days before the date of the meeting (or if sent by e-mail, not less than five Business Days before the date of the meeting), in either case to each Member entitled to vote at such meeting, at its address maintained in the records of the Company by the Company’s Secretary.  Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Members entitled to vote at the meeting are present in person or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.  Presence at a meeting by a Member shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.  In the case of extraordinary circumstances, a meeting of the Members may be called by the Board on 24 hours’ notice.

Section 4.06   Quorum; Telephonic or Electronic Meetings.  Provided that notice of the meeting has been given in accordance with Section 4.05, Members holding a majority of the outstanding Voting Common Units entitled to vote with respect to the business to be transacted, who shall be present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business; provided that the presence of a Hertz Member and a Lead Investor Member shall be required for a quorum to be constituted.  If less than a quorum shall be in attendance at the time for which a meeting shall have been called, no action may be taken and the Members present shall adjourn the meeting and the Company shall promptly give notice of when the meeting will be reconvened in accordance with Section 4.05 (the “Reconvened Member Meeting”).  If the Hertz Member or the Lead Investor Member was absent from such adjourned meeting such that a quorum could not be constituted (the “Absent Member(s)”) and the Hertz

Member or the Lead Investor Member, respectively, does not attend the Reconvened Member Meeting, then the presence of such Absent Member(s) shall not be required to constitute a quorum for the Reconvened Member Meeting (but only to the extent the business to be voted on thereat related to one or more purposes set forth in the two written notices of the meetings that such Absent Member(s) did not attend).

(a)   Members may participate in meetings of the Members by means of conference telephone or similar electronic communications by means of which all Persons participating in the meeting can hear each other.  Participation in a telephonic or electronic meeting pursuant to this Section 4.06(a) shall constitute presence at such meeting for purposes of Section 4.06 and shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 4.07   Voting.  At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone (or other electronic communication) or by proxy, equal to the number of Voting Common Units held in its name on the relevant record date established pursuant to Section 4.09.  All Voting Common Units with voting rights shall constitute a single class and group of Equity Securities of the Company and the holders of Voting Common Units shall vote together as a single class and group of Members.  With respect to any matters on which the holders of Class C Common Units are entitled to vote as expressly set forth herein or as a matter of non-waivable Law, each holder of Units shall, as to such matter, have a vote, in person, by telephone (or other electronic communication) or by proxy, equal to the number of Common Units held in its name on the relevant record date established pursuant to Section 4.09 and all Common Units shall vote together as a single class and group of Members.  Notwithstanding anything herein to the contrary, holders of Class D Common Units issued on the exercise of Options shall not have any voting rights as holders of such Units.

(a)   When a quorum is present, the affirmative vote or consent of Members holding a majority of the outstanding Voting Common Units present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall constitute the act of the Members.  Every proxy shall be in writing, dated and signed by the Member entitled to vote or its duly authorized attorney-in-fact.

(b)   Except as otherwise provided in this Agreement in respect of any class or series of interests in the Company created and issued after the date of this Agreement in accordance with the terms of this Agreement or as required by Law, no class or series of such interests, other than the Voting Common Units, shall have any voting rights whatsoever, and no Member shall have any right to vote with respect to any business or matter to be voted or acted upon by the Members by virtue of its ownership of any such interests in the Company other than the Voting Common Units.

Section 4.08   Action Without a Meeting.  On any matter requiring an approval or consent of Members under this Agreement or the Act at a meeting of Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by a majority of the Members entitled to vote thereon.  Approval of any such action by email confirmation shall constitute consent in writing for purposes of this Section.  Notwithstanding the foregoing, no such action may be taken without at least two (2) Business Days’ prior written notice to the Investor Members and Hertz Members, which notice shall contain the proposed text of the consent in writing.

Section 4.09   Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 70 days prior to the date on which the particular meeting or action, requiring such determination of such Members, is to be held or taken.  If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, or Members entitled to receive payment of any kind, the date on which notices of the meeting are mailed or faxed or the date on which the resolution of the Board declaring such payment is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.09, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 4.10   Member Approval Rights.  Except as otherwise expressly set forth in this Agreement or as required by non-waivable Law, the Members shall have no right to vote on any matter and hereby expressly waive any right to vote that can be waived.  Without limiting the generality of the foregoing, in the event any matters are submitted to a vote of the Members, the Members holding Voting Common Units shall have the sole right to exercise such vote, and the Members holding Class C Common Units (in each case, in their capacity as such) shall not have any right to vote in respect of any such matter so submitted and the Membership Interests of such Members holding Class C Common Units (in each case, in their capacity as such) shall not be taken into account when calculating Membership Interests or Membership Percentages for any matters requiring a vote or approval hereunder.

Section 4.11   Partition.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 4.12   Liability.  Except as otherwise set forth herein or in the Transaction Agreements, or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or Company officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or Company officer.

Article 5
Board and Officers

Section 5.01   Board.  The property, affairs and business of the Company shall be managed by officers of the Company (appointed in accordance with Section 5.08 and pursuant to the Delegation of Authority Policy) under the supervision and direction of the Board, except as otherwise expressly provided in this Agreement.  The Board shall be made up of the number of individuals (who need not be Members) (each, a “Director”) as specified in this Agreement.  Each Director shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement.

(a)   The Board shall be made up of six Directors.

(b)   The Directors shall be appointed as follows:

(i)   three Directors shall be elected by the affirmative vote or written consent of the Members holding a majority of the outstanding Class B Common Units (each, a “Hertz Designated Director”);

(ii)   one Director shall be designated by the Lead Investor Members holding a majority of the Class A Common Units owned by the Lead Investor Members (the “Lead Investor Designated Director”); provided that the Lead Investor Members shall not be entitled to designate any Director pursuant to this clause (ii) if the Lead Investor Members directly or indirectly, together with their Permitted Transferees hold less than 30% of their Initial Units in the aggregate.  The Lead Investor Designated Director will be an “Investor Member Designated Director” for purposes of this Agreement (unless otherwise expressly stated); and

(iii)   three Directors shall be designated by Members holding a majority of the Class A Common Units (each, an “Investor Member Designated Director”); provided, that, for so long as the Lead Investor Members are entitled to appoint a Lead Investor Designated Director, the Members holding a majority of the Class A Common Units shall only be entitled to designate two directors pursuant to this clause (iii); provided, that at any time there is a Lead Investor or any Investor Member (collectively with its Affiliates) that owns a majority of the Class A Common Units, one director to be designated pursuant to this clause (iii) shall be appointed by Members holding a majority of the Class A Common Units excluding for such purpose any Lead Investor and any Investor Member (collectively with its Affiliates) that owns a majority of the Class A Common Units.

(c)   If the Hertz Members lose the right to appoint one or more Hertz Designated Directors pursuant to Section 5.01(b)(i), unless otherwise designated by the Hertz Members, the most recently appointed Hertz Designated Director shall be automatically removed from the Board.  If the Lead Investor Members lose the right to appoint the Lead Investor Designated Director pursuant to Section 5.01(b)(ii), the Lead Investor Designated Director shall be automatically removed from the Board.  If the Investor Members lose the right to appoint one or more Investor Member Designated Directors pursuant to Section 5.01(b)(iii), unless otherwise designated by the Investor Members holding a majority of the Class A Common Units, the most recently appointed Investor Member Designated Director (other than the Lead Investor Designated Director) shall be automatically removed from the Board.

(d)   The Directors designated as of the date hereof are set forth on Schedule 5.01(d).

(e)   Except as otherwise set forth in Section 5.01(a) and Section 5.01(c), each Director shall hold such position until his or her successor is appointed or elected or until his or her earlier death, disability, resignation or removal.

(f)   The Board, by taking action in accordance with this Article 5, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may reasonably deem necessary or advisable in connection therewith.

(g)   Each Director will serve without compensation from the Company, other than any grants of Options approved by the Board in accordance with this Agreement, including Section 5.02. Any Member may elect to provide compensation to the Directors appointed by it, at such Member’s sole discretion and expense.  Each Director shall be entitled to reimbursement for reasonable, documented and necessary out-of-pocket expenses incurred by such Director for the purposes of attending meetings of the Board.

(h)   No Director (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a resolution authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

(i)   Each Director may authorize another individual (who may or may not be a Director) to act for such Director by proxy at any meeting of the Board, or to express consent to or dissent from a Company action in writing without a meeting.  A writing authorizing a Person to act for such Director as proxy, which has been executed by such Director and entered into the books and records of the Company, shall be a valid means by which a Director may grant such authority.

Section 5.02   Required Board Actions.

(a)   Prior to an IPO, the Company shall, and shall cause its Subsidiaries to, take no action (including any action by the Board or any committee of the Board) after the date hereof with respect to any of the following matters set forth in this Section 5.02 without the affirmative majority approval (which approval must include at least one affirmative vote from a Hertz Designated Director and one Investor Member Designated Director) of the Directors in attendance at a meeting of the Board in person or by proxy:

(i)   to the fullest extent permitted by Law, any voluntary liquidation, dissolution, winding up, commencement of or consent to bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its Subsidiaries; provided that any such action shall require unanimous approval by the Board;

(ii)   any change to the Company’s or any of its Subsidiaries’ accounting principles or practices, other than as required to comply with GAAP or other applicable Laws;

(iii)   any appointment, approval, removal or replacement of the Company Auditors;

(iv)   any entry into any new line of business or any material modification of the scope of any existing principal lines of business; provided that any such action shall require approval by at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other Investor Member, together with such Investor Member’s Affiliates and Permitted Transferees);

(v)   any issuance of any Equity Securities, excluding  (A) the issuance of any Equity Securities in respect of any convertible or exchangeable securities issued under any equity incentive plan approved by the Board, (B) issuances by  (1) wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company or (2) joint ventures or non-wholly owned Subsidiaries to the extent that neither the Company nor any of its Subsidiaries has control or a veto over such issuance, (3) issuances of Options from the Management Incentive Pool that have been approved pursuant to the Equity Plan or as set forth on Section 5.02(a)(v) (other than the issuance of Options to any Directors that are employees of THC or any of its Affiliates (other than the Company and its Subsidiaries), which shall require the approval of at least one Investor Member Designated Director) and (4) until December 31, 2026, issuances of additional Class A Common Units to any Person that is not a Hertz Member or any Affiliate at the same price per Unit as such Class A Common Units were issued on the Closing Date in an amount up to $20,000,000 in the aggregate;

(vi)   any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries, declaration or payment of cash or other dividends or distributions on the Equity Securities of the Company or any of its Subsidiaries, other than (A) dividends or other distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) dividends or other distributions made in accordance with Section 8.03(a) or Section 12.05 (as applicable) or (C) repurchases from terminated Management Members pursuant to Section 3.08 for an aggregate amount that is less than $500,000 for such Management Member; provided that any (x) repurchase or redemption of Capital Units that is effected for consideration that is more than Fair Market Value, or (y) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries, declaration or payment of cash or other dividends or distributions on the Equity Securities of the Company or any of its Subsidiaries on a non-pro rata basis, shall in each case require unanimous approval by the Board;

(vii)   any creation, incurrence, or assumption of Debt by the Company or any of its Subsidiaries in an aggregate amount in excess of $50,000,000;

(viii)   except as otherwise previously approved in a Board Approved Budget (as defined below), any sale, lease, exchange or other disposition of any asset or property, whether in a single transaction or in a series of related transactions, having a value in excess of $30,000,000;

(ix)   except as otherwise previously approved in a Board Approved Budget (as defined below), any guarantees of any Debt of any entity other than a Subsidiary of the Company or encumbrance/pledge of any material assets of the Company, in each case, in an amount in excess of $50,000,000;

(x)   except as otherwise previously approved in a Board Approved Budget (as defined below), any restructuring of any Debt of the Company or any of its Subsidiaries;

(xi)   except as otherwise previously approved in an Approved Budget and Business Plan that was approved by the Board including at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other Investor Member, together with such Investor Member’s Affiliates and Permitted Transferees) (a “Board Approved Budget”) for a given year, any acquisition (whether by merger, consolidation or otherwise) of Equity Securities or other investment in any Person or business (including through an acquisition of assets, operations or business and any joint venture, partnership or similar arrangement) with a value (including any liabilities assumed in connection with such acquisition) in excess of $30,000,000; provided that any such action shall require approval by at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other Investor Member, together with such Investor Member’s Affiliates and Permitted Transferees;

(xii)   except as otherwise previously approved in a Board Approved Budget for a given year or any commitment or other agreement to make or incur capital expenditures or major maintenance in excess of $30,000,000 in the aggregate during the course of such commitment, any capital expenditures or major maintenance in excess of $30,000,000 during such year; provided, that any such action shall require approval by at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other individual Investor Member);

(xiii)   appointment, removal and compensation of the Chief Executive Officer, President, Chief Operating Officer, Chief Commercial Officer, and Chief Financial Officer of the Company (including grants of Options or other equity to any of them);

(xiv)   the commencement or settlement of any litigation or regulatory proceedings involving potential liability in excess of $30,000,000 or that would reasonably be expected to impose material restrictions on the ongoing business or operations of the Company;

(xv)   the creation of any equity or equity-linked incentive or compensation plan (including terms and conditions of the Equity Plan and grants of Options under the Equity Plan after the Closing) and any material amendments thereto or waiver of rights thereunder (other than any compensation issued pursuant to The Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan, approved on November 2, 2021), or any increase in the maximum number of securities issuable under such plan; provided that any such action shall require approval by at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other Investor Member, together with such Investor Member’s Affiliates and Permitted Transferees);

(xvi)   adoption of an Annual Budget and Business Plan and any modification to an Approved Budget and Business Plan which would cause Capital Expenditures to be in excess of ten percent (10%) more than the amounts of Capital Expenditures projected in the last Board Approved Budget;

(xvii)   any consummation of a Deemed Liquidation Event other than pursuant to Section 9.04; provided, that any such action shall require approval by at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other Investor Member, together with such Investor Member’s Affiliates and Permitted Transferees);

(xviii)   any entry into any joint venture, strategic alliance or similar transaction;

(xix)   subject to compliance with Article 9 and except in connection with an IPO otherwise approved under this Section 5.02 or rights of a Member pursuant to Section 9.04, any merger, amalgamation or consolidation with or into any Person; provided, that any such action shall require approval by at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other Investor Member, together with such Investor Member’s Affiliates and Permitted Transferees);

(xx)   any admission of Additional Members pursuant to Section 9.06, excluding in connection with transfers/issuances in accordance with this Agreement;

(xxi)   any entry into or amendment or modification to any transaction, contract, agreement, arrangement, understanding, loan, advance or guarantee with or for the benefit of, any Member or any Affiliate of a Member (any of the foregoing, a “Related-Party Transaction”); provided that the Members hereby approve the entry into the agreements set forth on Schedule 5.02(a)(xxi) (such agreements the “Hertz Services Agreements”); provided, that any such Related-Party Transaction shall only be deemed approved to the extent approved by the Directors who have not been appointed by any Member (or Affiliate thereof) is party to or the beneficiary of such Related-Party Transaction; provided, further, that if such Related-Party Transaction involves the holder of a majority of the Capital Units or its Affiliates (other than the Company Group) and no Investor Member Designated Directors (including the Lead Investor Designated Director) are then serving on the Board, any such Related-Party Transaction that is not on arm’s-length terms shall require the prior written approval of Investor Members holding a majority of the then-outstanding Class A Common Units;

(xxii)   any establishment or termination of any committee of the Board, or adoption or changing of its charter or mandate;

(xxiii)   any change in corporate structure, constituent documents or matters affecting regulatory status, or conversion of the Company into any other type of business entity;

(xxiv)   changing the Company’s fiscal year;

(xxv)   any amendment or waiver of the Certificate of Formation or this Agreement;

(xxvi)   any revisions, modifications or amendments to the Delegation of Authority Policy;

(xxvii)  any tax election or tax filing (including a modification to a tax classification) that is expected to materially and adversely affect any Hertz Member or Investor Member in a manner that is disproportionate vis-à-vis the other Members, as applicable and, in any event, (A) any election for the Company or any of its Subsidiaries to be treated as other than a partnership or disregarded entity for U.S. federal income tax purposes (or to be excluded from the application of subchapter K of chapter 1 of subtitle A of the Code), (B) any change in the tax classification or country of organization of the Company or any of its Subsidiaries, (C) any change to the tax structure of the Company or any of its Subsidiaries that would reasonably be expected to be materially adverse to any Hertz Member or Investor Member;

(xxviii)   the initial or any subsequent designation of the Company Collection Account; or

(xxix)   any entry into any agreement, resolution or commitment with respect to any of the foregoing matters.

Section 5.03   Removal and Resignation.

(a)   Each Member shall at all times have the exclusive right to remove, with or without cause, any Director designated by such Member, upon the giving of written notice to such Director and the Board.

(b)   Any Director may resign by written notice to the Board.  Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery.  Vacancies created on the Board resulting from the resignation, removal, death, retirement or disability of a Director shall be filled in accordance with Section 5.01(a) such that (x) if a Non-Violation Determination has been made, then such vacancy shall be filled by the affirmative vote or consent of Members holding a majority of the outstanding Voting Common Units and (y) if a Non-Violation Determination has not been made, then such vacancy shall be filled by the Member or group of Members that designated such Director, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Members and the Company.

Section 5.04   Meetings of the Board.  Regular meetings of the Board shall be held on at least a quarterly basis at such place, date and time as the Board may reasonably designate.  Special meetings of the Board may be called at any time by any Director.

(a)   Notice of a meeting of the Board or any committee thereof stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by telephone or electronic mail no less than five Business Days before the date of the meeting.  Notice of any meeting may be waived by any Director.  Presence at the meeting shall constitute waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

(b)   The Hertz Member shall cause the Secretary of the Company (or another Person) to circulate to each Director an agenda for the quarterly meeting not less than five Business Days in advance of such quarterly meeting (or if sent by electronic mail, three Business Days before the date of such quarterly meeting).  Such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01, as the case may be, and any other matters that a Director may reasonably request be included on such agenda (subject, however, to the other provisions of this Agreement).

(c)   The presence in person or by proxy of a number of Directors equal to a majority of the Whole Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided, that in order to constitute a quorum, at least one Director present in person or by proxy must be a Hertz Designated Director and at least one Director present in person shall present in person or by proxy must be the Lead Investor Designated Director (or, if there is no Lead Investor Designated Director, an Investor Member Designated Director).  If such quorum shall not be present at any meeting of the Board, no action may be taken and the Directors present shall adjourn the meeting and promptly give notice of when it will be reconvened in accordance with Section 5.04(a) (the “Reconvened Meeting”).  If the Hertz Designated Directors or the Lead Investor Designated Director (or, if applicable, the Investor Member Designated Director) were absent from such adjourned meeting such that a quorum could not be constituted (the “Absent Director(s)”) and at least one of the Hertz Designated Directors or the Lead Investor Designated Director (or, if applicable, the Investor Member Designated Director), respectively, does not attend the Reconvened Meeting, then the presence of such Absent Director(s) shall not be required to constitute a quorum for the Reconvened Meeting (but only to the extent the business to be voted on thereat is the same as the purposes set forth in the written notices of the meetings that such Absent Director(s) did not attend).

(d)   Members of the Board may participate in a meeting of the Board or any committee thereof by means of a conference telephone, video or similar electronic communications by means of which all Persons participating in the meeting can hear one another.  Participation in a meeting pursuant to this Section 5.04(d) shall constitute presence in person at such meeting pursuant to Section 5.04(c) and shall constitute a waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

(e)   Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Director is a member) for approval; provided, that, with respect to any Member or group of Members that is entitled to designate more than one Director pursuant to Section 5.01(a) (each, a “Designating Group”), if at any meeting one or more Director positions allocated to such Designating Group is then vacant, the Director(s) designated by such Designating Group who are present at such meeting (in person or by proxy pursuant to Section 5.01(i)) shall be entitled to cast, collectively, a number of votes equal to the aggregate number of Directors that such Designating Group is then entitled to designate pursuant to Section 5.01(a), with such votes allocated ratably among the Directors of such Designating Group in attendance.  Except as otherwise provided by this Agreement (including in Section 5.02  and Section 5.10), the affirmative vote of a majority of the voting power of the Directors in attendance at any meeting at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.

(f)   The Secretary of the Company or, if he or she is not present, any individual whom the Chairman may appoint, shall keep minutes of each meeting which shall reflect all actions taken by the Board thereat.

(g)   The Board may establish other reasonable provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

Section 5.05   Action Without a Meeting.  Notwithstanding Section 5.04, on any matter requiring an approval or consent of the Board under this Agreement or the Act, the Board or any committee thereof may take such action without a meeting, without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all Directors on the Whole Board.  Approval of any such action by email confirmation shall constitute consent in writing for purposes of this Section.

Section 5.06   Chairman of the Board(a). For so long as the Hertz Members collectively have a Membership Percentage of 50% or more, the Hertz Members shall be entitled to designate a Hertz Designated Director as Chairman.  The initial Chairman shall be Gil West.  The Chairman will not have a tie-breaking casting vote.  The Chairman shall preside at all meetings of Members and the Board at which he or she is present and perform such other duties as from time to time may be assigned to him or her by the Board.

Section 5.07   Committees of the Board.

(a)   The Board may designate one or more committees, with each committee to consist of one or more of the Directors, subject to the requirements set forth in Section 5.02(a)(xxii); provided that each committee shall at all time be required to be composed of Directors nominated by the Hertz Members and the Investor Members in the same proportion as the Board.  Subject to Section 5.02, any committee, to the extent permitted by Law and provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

(b)   A majority of the members of any committee may fix the time and place of its meetings, unless the Board shall otherwise provide.  Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.04(a).

Section 5.08   Officers; Designation and Election of Officers; Duties.  The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as officers of the Company, with titles including but not limited to “chief executive officer,” “chief operating officer,” “chief financial officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel” and “director,” as and to the extent authorized by the

Board.  Any number of offices may be held by the same Person.  In the Board’s reasonable discretion, the Board may choose not to fill any office for any period as it may deem advisable.  Officers need not be residents of the State of Delaware or Members.  Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them, subject to Section 5.02.  The Board may assign titles to particular officers.  Each officer shall hold office until his successor shall be duly designated or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(a)   Removal of Officers; Vacancies.  Any officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board.  The acceptance by the Board of a resignation of any officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation.  Any officer may be removed as such, either with or without cause, at any time by the Board or any authorized committee thereof.  Vacancies may be filled by approval of the Board or any authorized committee thereof.  Designation of any Person as an officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(b)   Powers and Duties.

(i)   The officers of the Company shall have such authority and perform such duties in the day-to-day management and operations of the Company and its business as may be reasonably prescribed by the Board and, to the extent not so prescribed, as generally pertain to their respective offices in a public company incorporated under the Delaware General Corporation Law, subject to the control of the Board or any authorized committee thereof.  Notwithstanding the foregoing, the actions by the Company or any of its Subsidiaries as set forth in Section 5.02 shall require approval by the Board.

(ii)   The Board hereby delegates to the officers of the Company the authority to manage the day-to-day business and affairs of the Company, subject to and in accordance with (x) any limitations expressly set forth in this Agreement (including in Section 5.02) and (y) the delegation of authority policy of the Company as in effect from time to time (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Section 5.08(b), the “Delegation of Authority Policy”).  After the date hereof, the Company will adopt its initial Delegation of Authority Policy, which will require the unanimous approval of the Board. The Board shall review the Delegation of Authority Policy annually to discuss whether any modifications or updates may be deemed necessary.

(c)   Officers as Agents; Reliance by Third Parties.

(i)   The officers, to the extent of their powers set forth in this Agreement or in a resolution of the Board or authorized committee thereof, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

(ii)   Any Person dealing with the Company may rely upon a certificate signed by any officer as to:

(A)   the identity of any Member, Director or officer;

(B)   the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by Members, the Board or officers or in any other manner germane to the affairs of the Company;

(C)   the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company;

(D)   the authenticity of any copy of this Agreement and amendments hereto;

(E)   any act or failure to act by the Company or as to any other matter whatsoever involving the Company or, solely with respect to the activities of the Company, any Member; and

(F)   the authority of the Board, any officer, any employee or agent of the Company, or the Tax Matters Member.

Section 5.09   Management Equity Matters.

(a)   On the Closing Date, the Company shall issue Options in accordance with the terms of the Equity Plan, to the individuals, and in the proportions, set forth on Exhibit A.  The number of Options initially reserved for issuance under the Management Incentive Pool shall be equal to 11,111,111.  From time to time, subject to Section 5.02(a)(xv), the Company may issue additional Options to employees or other service providers of the Company or any of its Subsidiaries or Affiliates as specified pursuant to the Equity Plan until such time as all Options reserved for issuance under the Equity Plan have been issued.

(b)   Subject to Section 5.02(a)(xv), from time to time after the Closing Date, the Board may authorize the issuance of additional Options from the Management Incentive Pool to Eligible Employees on such terms and conditions (including vesting schedules and forfeiture provisions) as shall be approved by the Board; provided, that any such issuance, and the terms and conditions applicable thereto, shall be subject to the prior approval of the Board in accordance with Section 5.02.

(c)   The aggregate number of Options available for issuance shall not exceed the number of Options initially reserved under the Management Incentive Pool (as adjusted for any forfeitures, cancellations, repurchases or returns to the Management Incentive Pool pursuant to Section 2.01(f)), unless and until the Board shall have approved an increase or other adjustment to the number of Options available under the Management Incentive Pool, which approval shall be in accordance with Section 5.02.

(d)   All Options issued from the Management Incentive Pool shall be issued pursuant to, and subject to the terms and conditions of, the Equity Plan and an individual award agreement between the Company and the applicable Eligible Employee, in each case in such form as shall be approved by the Board.

Section 5.10   Affiliate Transactions.

(a)   Notwithstanding Section 5.02, a majority of the Investor Member Designated Directors shall have the sole and exclusive right, power, and authority, on behalf of the Company (and without any notice to or approval from the Hertz Members or the Hertz Designated Directors), to investigate, audit evaluate, exercise, waive and enforce the Company’s rights arising from or relating to any Related-Party Transaction with THC or any of its Affiliates, including without limitation the right to:

(i)   exercise any discretionary rights, including (x) audit and inspection rights, and (y) the right to terminate or extend any services under any Hertz Services Agreement;

(ii)   initiate, prosecute, defend, intervene in, or otherwise conduct any action, litigation, arbitration, mediation, or other dispute resolution proceedings against the Member or Affiliate thereof that is a party to such Related-Party Transaction;

(iii)   negotiate, approve, and execute any settlement, compromise, or release of claims arising from or relating to any Related-Party Transaction;

(iv)   waive, release, or forbear from enforcing any contractual right of the Company arising from a Related-Party Transaction;

(v)   retain, at the Company’s expense, independent legal counsel, financial advisors, accountants, and other professionals as the Board (other than the Hertz Designated Directors) deems necessary or advisable; and

(vi)   take any and all other actions reasonably necessary or incidental to the foregoing.

(b)   Binding Effect.  Any decision, settlement, waiver, or release approved by a majority of the Investor Member Designated Directors in accordance with this Section 5.10 shall be final and binding upon the Company and each of the Members, and no Member, Manager, or officer of the Company shall take any action to impede, interfere with, or undermine any such decision.

Article 6
Exculpation and Indemnification

Section 6.01   Exculpation and Indemnification.

(a)   To the fullest extent permitted by Law, no Covered Person shall be liable to the Company or its Subsidiaries or to any other Person that is a party hereto or is otherwise bound hereby for any act or failure to act with respect to or in connection with the Company or the Company’s business or affairs, except in the case of fraud, bad faith, willful or intentional misconduct or breach of this Agreement or criminal wrongdoing; provided, however, that the foregoing shall not limit or otherwise affect a Covered Person’s liability with respect to a breach of the express terms of this Agreement applicable to such Covered Person.  The Company, at the determination of a majority of disinterested Directors, shall also have the power to exculpate, to the same extent set forth in this Section 6.01(a), employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(b)   A Covered Person shall be fully protected in relying in good faith upon the records of the Company or its Subsidiaries and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any of its Subsidiaries, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following Persons or groups: (i) a Director, (ii) any officer or employee of the Company or its Subsidiaries, (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or its Subsidiaries or (iv) any other Person selected in good faith by or on behalf of the Company or its Subsidiaries, in each case, as to matters that such relying Covered Person reasonably believes to be within such other Person’s professional or expert competence.

(c)   Except in the case of fraud, bad faith, willful or intentional misconduct or criminal wrongdoing, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Covered Person, in each case acting in their capacities as such, and such action, suit or proceeding relates to an act or omission of such Covered Person acting in its capacity as such, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Laws of the State of Delaware (including indemnification for acts or omissions constituting negligence, gross negligence or breach of duty); provided, that the foregoing indemnification shall not be available to a Member in the case of an action, suit or proceeding brought by a Member or any other party to this Agreement against such Member.  The right to indemnification conferred in this Section 6.01 shall also include the right to be paid by the Company the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent authorized by the Laws of the State of Delaware; provided, that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Covered Person to repay all amounts so paid in advance if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this Section 6.01 or otherwise.  The rights to indemnification and advancement conferred in this Section 6.01 constitute contract rights.  Notwithstanding the foregoing provisions of Section 6.01, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the disinterested members of the Board; provided, however, that a Covered Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Covered Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 6.01 to the extent that the Covered Person is successful on the merits in such proceeding (or part thereof).  The Company shall also have the power to indemnify and hold harmless, to the same extent set forth in this Section 6.01, employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(d)   The Company may, by action of the disinterested members of the Board, provide indemnification to such officers, employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the disinterested members of the Board shall reasonably determine to be appropriate.

(e)   The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Laws of the State of Delaware.

(f)   Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.01 shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Covered Person or other Person as to whom the provisions of this Section 6.01 apply as such and the termination of this Agreement or dissolution of the Company.

(g)   The provisions of this Section 6.01 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Covered Person arising from any act or omission of such Covered Person acting in its capacity as such, whether occurring before or after the date of this Agreement.  No amendment to or repeal of this Section 6.01, or, to the fullest extent permitted by Law, any amendment of Law, shall have any effect on the rights provided under this Section 6.01 with respect to any act or omission occurring prior to such amendment or repeal.

(h)   The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Section 6.01 on the Board shall not be exclusive of any other rights to which any Person may be entitled (including under a separate indemnification agreement for each of the Directors), including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Section 6.01.  Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) reasonably approved by the Board (whether or not any of the Members, Directors or Company officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Section 6.01 or applicable Law.

(i)   Nothing contained in this Section 6.01 is intended to relieve any Member or any other Person from any liability or other obligation of such Person pursuant to the

Transaction Agreements or any other Ancillary Agreement or to in any way impair the enforceability of any provision of such agreements against any party thereto.

(j)   Any indemnity under this Section 6.01 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Covered Person pursuant to this Section 6.01.  None of the provisions of this Section 6.01 shall be deemed to create any rights in favor of any Person other than Covered Persons and any other Person to whom the provisions of this Section 6.01 expressly apply.

(k)   Each Member acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Company.  Each Member agrees with respect to the other Members, that such Member, together with its controlling persons, investors, officers, directors, partners, agents, or employees or its Affiliates, shall not be liable to the other Members for any action heretofore taken or omitted to be taken by such other party in connection with any Member’s Initial Capital Contribution or Additional Capital Contribution.

(l)   The Company and each of the Members hereby acknowledge that certain of the Covered Persons (collectively, the “Specified Indemnified Persons”) may have certain rights to indemnification, advancement of expenses or insurance provided by a Member or certain of its Affiliates (collectively, the “Member Indemnitors”).  The Company hereby agrees, and the Members hereby acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the certificate of formation of the Company (or by the terms of any other contract between the Company and a Specified Indemnified Person), (A) the Company is the indemnitor of first resort (i.e., its obligations to each Specified Indemnified Person are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by any Specified Indemnified Person are secondary) and (B) the Company shall be required to advance the full amount of expenses incurred by a Specified Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Specified Indemnified Person may have against the Member Indemnitors and (ii) the Company irrevocably waives, relinquishes and releases any and all rights or claims for contribution, subrogation, indemnification or any other recovery of any kind from the Member Indemnitors in respect of any of the matters described in clause (i) of this sentence for which any Specified Indemnified Person has received indemnification or advancement from the Company.  The Company further agrees that no advancement, payment or provision of insurance by the Member Indemnitors to or for the benefit of or otherwise on behalf of any Specified Indemnified Person with respect to any claim for which a Specified Indemnified Person has sought indemnification from the Company shall affect the foregoing and that the Member Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Specified Indemnified Person against the Company.  The Company and each Member agree that the Member Indemnitors are express third party beneficiaries of the terms of this Section 6.01(l).

(m)   Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests (or, in the case of a Manager, the interests of the Member that appointed such Manager or such Member’s Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.  Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Law.

(n)   NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO MEMBER (IN ITS CAPACITY AS A MEMBER) SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF THE OTHER COMPANY ENTITIES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR APPLICABLE LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH MEMBER HEREBY RELEASE EACH OTHER MEMBER (IN ITS CAPACITY AS A MEMBER) AND MANAGER (IN HIS OR HER CAPACITY AS A MANAGER) FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 6.01(N) SHALL NOT APPLY WITH RESPECT TO DAMAGES ARISING FROM ANY (I) PAYMENT DEFAULT, (II) BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, (III) FRAUD, (IV) WILLFUL OR INTENTIONAL MISCONDUCT, (V) CRIMINAL WRONGDOING OR (VI) PAYMENTS OF SUCH DAMAGES OWED TO ANY THIRD PARTY.

Section 6.02   Other Activities; Business Opportunities.

(a)   Except as expressly set forth in Section 6.02(d), notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, no Member, Affiliate of any Member (other than any Affiliate that is a natural person), Director or Company officer who is also an employee of a Member or an Affiliate of a Member (in each case only when acting on behalf of such Member or such Member’s Affiliate in connection with such Member’s or such Member’s Affiliate’s own business and operations) shall have any obligation to refrain from, directly or indirectly, (i) engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest, publicly or privately, in, developing a business relationship with, or serving as an employee, officer, director, consultant or agent of, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or (iii) doing business with (directly or as an employee, officer, director, consultant or agent of a Person who does business with) the Company or any Person who conducts business with the Company; and neither the Company nor any Member (or Affiliate of any Member (other than any Affiliate that is a natural person)) shall have any right in or to, or to be offered any opportunity to participate or invest in, any business or venture engaged or to be engaged in by any other Member, Affiliate of any other Member, officer of the Company who is also an employee of any other Member (or an Affiliate of any other Member) or Director or shall have any right in or to any income or profits derived therefrom.  It is understood and agreed by the Members that, except as expressly set forth in Section 6.02(d), each Person referred to in this Section 6.02 shall be permitted to undertake any and all actions of the type referred to in this Section 6.02 without limitation (in each case acting on behalf of the applicable Member or Affiliate of a Member in connection with such Member’s or such Member’s Affiliate’s own business and operations) and that, except as expressly set forth in Section 6.02(d), the taking of any such actions shall not violate any legal obligation or duty (including any fiduciary duty) to any Member or other Person under or in connection with this Agreement or the Company Entities.

(b)   Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, if a Member, any Director designated by a Member, any Affiliate of such Member (other than any Affiliate that is a natural person) or any officer of the Company who is also an employee of such Member (or any of such Member’s Affiliates) acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member or an Affiliate of such Member, on the one hand, and the Company or another Member or another Member’s Affiliate (other than any Affiliate that is a natural person), on the other hand, no such Member, Director, Affiliate or officer shall have a duty to communicate or offer such business opportunity to the Company or such other Member or such other Member’s Affiliate, and, except as expressly set forth in Section 6.02(d), no such Person shall be liable to the Company, the other Members and their Affiliates in respect of any such matter (including for any breach of fiduciary or other duties) by reason of the fact that such Member or any Affiliate of such Member (other than any Affiliate that is a natural person) pursues or acquires such business opportunity for itself or by reason of the fact that such Member, Director, Affiliate or officer directs such opportunity to such Member or an Affiliate of such Member (other than any Affiliate that is a natural person) or does not communicate information regarding such opportunity to the Company.  Notwithstanding the foregoing, the first sentence of this Section 6.02(b) shall not apply to the extent any such knowledge or business opportunity was acquired by a Member, Director or officer in its, his or her capacity as such or otherwise as result of Confidential Information of the Company.  For the avoidance of doubt, a Director shall not be considered to be an officer of the Company by virtue of holding such position, the position of Chairman of the Board or any other Board-level position.

(c)   The Members acknowledge and agree that, except with respect to Management Members, nothing in this Agreement shall create (i) a fiduciary duty in any Member, its investors or any Affiliate thereof to the Company or its Members by virtue of its or their status as a member or direct or indirect investor in the Company or (ii) a fiduciary duty of any Directors with respect to the Company and its Members, and all such fiduciary duties are hereby disclaimed to the extent permissible under applicable Law.  Notwithstanding anything to the contrary herein or any actions or omissions by representatives of a Member or any of its Affiliates in whatever capacity, including as a Director, it is understood that no Member, its investors nor any of its Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement which agreement shall itself govern the terms and condition on which such services are provided and all related matters.

(d)   Non-Compete.

(i)   During the Exclusivity Period, (x) Hertz Members shall not, and shall cause their Affiliates (other than the Company Group) not to, directly or indirectly compete against, assist with a Person’s or business line’s activities directly or indirectly competing against, invest in a Person directly or indirectly competing against, or purchase or invest in a Person or business line directly or indirectly competing against, any portion of the Oro Business and (y) the Company Group shall not directly or indirectly compete against, assist with a Person’s activities directly or indirectly competing against, invest in a Person directly or indirectly competing against, or purchase a Person directly or indirectly competing against, the business of the Hertz Members or their respective Affiliates (other than the Company Group) as such business is operated as of the date hereof (the obligations clauses (x) and (y), the “Non-Compete Covenant”).  Without limiting the parties’ obligations under the Non-Compete Covenant or recourses under Section 6.02(d)(viii) or Section 13.08, during the Exclusivity Period, with respect to any new business or activity that is not part of the Oro Business and is not conducted by the Hertz Members and their Affiliates (other than the Company Group) as of the date hereof, the parties will discuss in good faith whether such new business or activity should be conducted by the Company Group or Hertz Members and their Affiliates (other than the Company Group).

(ii)   Hertz Permitted Activities.  Notwithstanding Section 6.02(d)(i), the Non-Compete Covenant shall not prohibit the Hertz Members, the Company, the Investor Members, or any of their respective Affiliates from:

(A)   owning, directly or indirectly, Equity Securities representing 2% or less of the outstanding Equity Securities of any Person that is publicly traded on a recognized stock exchange and engaged in a Competing Business, so long as such ownership is held as a passive investment and none of the Hertz Members or their respective Affiliates (A) has or shares the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities, by contract or otherwise) or (B) has any right to designate or nominate any director, manager or other member of the governing body of such Person other than by voting its Equity Securities;

(B)   fulfilling any obligations or exercising any rights of the Hertz Members or any of their respective Subsidiaries under any Ancillary Agreement or any Hertz Services Agreement, in each case in accordance with the terms thereof;

(C)   owning, operating, managing or providing any products, services or business activities that do not constitute a Competing Business;

(D)   subject to Section 5.02(a)(xviii), performing any activities or providing any services to the Company or its Subsidiaries (including pursuant to the Hertz Services Agreements) on arm’s-length terms;

(E)   acquiring a Person, business or business line that does not generate more than 10% of its gross sales (based on its latest annual financial statements) from a Competing Business, in each case excluding sales from a Competing Business in China; provided, that neither such Hertz Member nor any of its Affiliates shall, following such acquisition, directly or indirectly increase the sales of such Competing Business above the lower of such percentage and dollar amount provided, further, that such Hertz Member or its applicable Affiliate shall, as promptly as practicable after the consummation of such acquisition, divest such Competing Business in its entirety, and prior to any such divestiture shall (x) deliver to the Company written notice of the proposed divestiture, together with the material terms and conditions on which such Hertz Member or Affiliate proposes to effect such divestiture, and (y) grant the Company a right of first offer to acquire such Competing Business pursuant to Section 6.02(d)(iv), exercisable by majority of the Investor Member Designated Directors (which must include the Lead Investor Designated Director) on behalf of the Company by written notice to such Hertz Member or Affiliate within 30 days following the Company’s receipt of such divestiture notice (it being agreed that the negotiation with any Hertz Member or any of its Affiliates pursuant to this Section 6.02(d)(ii)(E) shall be the sole right and responsibility of the majority of the Investor Member Designated Directors (which must include the Lead Investor Designated Director));

(F)   entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Business or engages in the Competing Business solely in China; and

(G)   any other activities approved by all of the Investor Member Designated Directors, if any, then in office.

(iii)   Oro Permitted Activities.  Notwithstanding Section 6.02(d)(i), the Non-Compete Covenant shall not prohibit the Investor Members, the Company or any of their respective Affiliates from fulfilling any obligations or exercising any rights of the Company, the Investor Members or any of their respective Subsidiaries under any Ancillary Agreement or any Hertz Services Agreement, in each case in accordance with the terms thereof.

(iv)   ROFO. Before any Hertz Member or its Affiliate divests a Competing Business under Section 6.02(d)(ii)(E), it shall deliver written notice to the Company describing the Competing Business and the material terms of the proposed divestiture. Within 30 days after receiving that notice, the Company may make a written, irrevocable offer to purchase all (but not less than all) of the Competing Business in cash, stating the price and other material terms of such offer. The decision to make the offer, and its terms, rest solely with a majority of the Investor Member Designated Directors (which must include the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other Investor Member, together with such Investor Member’s Affiliates and Permitted Transferees). The Hertz Member or its Affiliate shall accept or reject the offer in writing within 10 Business Days after the offer period ends, and failure to respond shall be deemed a rejection. If the Hertz Member or its Affiliate accepts such offer, the closing of the transaction shall occur as promptly as practicable and in any case within 90 days after the original notice; provided that such period may be extended for required Governmental Approvals by up to an additional 90 days. If the Company makes no offer, the offer is rejected, or an accepted sale does not close within the required period, the Hertz Member or Affiliate may, within one year thereafter, Transfer the Competing Business to an unaffiliated third party.  Such Transfer must be at a price no less than 95% of the price in the Company's offer (if one was made) and on terms not materially more favorable in the aggregate to the third party than those in the offer.

(v)   This Section 6.02(d) shall cease to be applicable to any Person at such time as it is no longer an Affiliate of THC and shall not apply to any Person that purchases assets, operations or a business from a Hertz Member or any of its Affiliates if such Person is not an Affiliate of THC after such transaction is consummated.  This Section 6.02(d) shall not apply with respect to any Person or its Affiliates (other than THC and its Subsidiaries) that is the acquirer of THC, its successor or any of its Subsidiaries, in a transaction that results in a Change of Control of THC or its successor (whether by virtue of a merger, acquisition, consolidation or other similar transaction).

(vi)   This Section 6.02(d) shall not apply to any Person that purchases assets, operations or a business from the Company or any of its Affiliates (if such Person is not an Affiliate of the Company after such transaction is consummated).  This Section 6.02(d) shall not apply with respect to any Person or its Affiliates that is the acquirer of the Company, its successor or any of its Subsidiaries, in a transaction that results in a Change of Control of the Company or its successor (whether by virtue of a merger acquisition, consolidation or other similar transaction).

(vii)   Termination.  The Non-Compete Covenant shall terminate and be of no further force or effect upon the earliest to occur of: (i) two years after the date on which the Hertz Members or any of their Affiliates or Permitted Transferees cease to own, in the aggregate, 25% or more of the total outstanding Capital Units of the Company and cease to have the right to appoint any Directors on the Board; (ii) an IPO; (iii) two years after the date of the consummation of a Deemed Liquidation Event and the Hertz Members cease to have the right to appoint any Directors on the Board (provided that clause (a) of the definition of “Deemed Liquidation Event” shall apply for purposes of this clause (iii) only if such merger or consolidation is with a bona fide third party and results in a Change of Control of the Company); or (iv) the dissolution of the Company pursuant to Article 12 (the period during which Non-Compete Covenant applies pursuant to the foregoing, the “Exclusivity Period”).  Upon termination of the Non-Compete Covenant, the Hertz Members and their respective Subsidiaries shall have no further obligations under this Section 6.02(d) (but, for the avoidance of doubt, the provisions of Section 6.02 shall continue to apply in accordance with their terms).

(viii)   Each of the Members and the Company acknowledges and agrees that the covenants contained in this Section 6.02(d) are reasonably designed to protect the Members’ substantial investment in the Company Entities and are reasonable with respect to their duration, geographical area and scope.  Each of the Hertz Members and the Company further acknowledges and agrees that (a) the covenants and agreements set forth in this Section 6.02(d) are a material inducement to, and a condition precedent of, the Members to consummate the transactions contemplated by this Agreement and the Transaction Agreements, (b) the Members shall receive substantial direct and indirect benefits (including the payment of consideration) by the consummation of the transactions contemplated by this Agreement and the Transaction Agreements and (c) the Members would not obtain the benefit of the bargain set forth in this Agreement and the Transaction Agreements as specifically negotiated by the parties if any Hertz Member (or its Affiliates) or the Company breached the provisions of this Agreement.

(ix)   Each of the Hertz Members and the Company acknowledges that any breach of this Section 6.02(d) will cause irreparable injury and that the remedy at law for any breach of this Section 6.02(d)by a Hertz Member or its Subsidiaries or the Company Group will be inadequate.  Accordingly, the undersigned agrees that upon any breach or threatened breach of this Section 6.02(d), each Member shall, in addition to all other available rights and remedies (including, without limitation, any rights to damages), be entitled to injunctive or other equitable relief without having to prove the inadequacy of the remedies available at law and without being required to post bond or other security.

(x)   If any covenant contained in this Section 6.02(d), or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.  If any covenant contained in this Section 6.02(d), or any part thereof, is held to be unenforceable because of the scope or duration of such provision or the area covered thereby, the Members agree that the court or tribunal making such determination shall have the power to reduce the scope, duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable.  In the event that any such court or tribunal shall hold such covenants wholly unenforceable with respect to any country or jurisdiction by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Members’ right to the enforcement of such covenants with respect to any other countries or jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective countries or jurisdictions, the above covenants as they relate to each country or jurisdiction being, for this purpose, severable into diverse and independent covenants.

Article 7
Accounting, Tax, Fiscal and Legal Matters

Section 7.01   Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year or on such other day as may be fixed from time to time by resolution of the Board.

Section 7.02   Bank Accounts.  In the absence of instructions from the Board to the contrary, an authorized officer of the Company shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 7.03   Books of Account and Other Information.  The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.

Section 7.04   Auditors.  The Company Auditors shall be such firm of certified independent public accountants as shall be selected by the Board in its reasonable discretion.

Section 7.05   Certain Tax Matters.  The Company shall prepare and file its tax returns (including on Internal Revenue Service Form 1065) in a timely manner (taking into account extensions) and shall cause all tax returns of the Company’s Subsidiaries to be filed in a timely manner (taking into account extensions).  The Company shall make a Section 754 election on the first IRS Form 1065 it files after the date hereof such that a Section 754 election is in effect with respect to the taxable year that includes the Closing Date.

(a)   The Company shall provide to each member (i) no later than sixty (60) days after the end of each Tax Year a draft Schedule K-1 and any comparable foreign, state and local tax forms, in each case, in an Excel worksheet or other reasonable format, and (ii) (x) no later than June 30 of each year a final federal Schedule K-1 and (y) no later than June 30 of each year any comparable foreign, state and local tax forms, in each case for the immediately preceding Tax Year. All reasonable, documented fees, costs and expenses incurred in connection with the preparation and distribution of the Company’s reports, tax returns and Schedules K-1 (or additional or similar tax-related schedules) and any other tax reports or tax-related compliance activities (including any reasonable, documented fees, costs and expenses incurred in connection with the purchase, implementation, maintenance and upgrade of computer software and hardware for use in preparing and distributing the Company’s reports, tax returns and Schedules K-1 (or additional or similar tax-related schedules)) and any other tax reports, as well as reasonable, documented fees, costs and expenses incurred in connection with providing online or electronic access to information and reporting (including any upgrades or customizations incurred in connection therewith) shall be expenses of, and payable by, the Company.  In furtherance of the foregoing, if any of the foregoing costs and expenses are paid by the Tax Matters Member or designated individual, the Company shall promptly reimburse the Tax Matters Member or designated individual, as applicable, for the full amount of such costs and expenses.  Without the consent of the Tax Matters Member, no Member or former Member shall take any action (including, but not limited to, the manner in which any tax item attributable to its participation in the Company on its tax return is reported) that is inconsistent with the tax treatment of such items as reported to it by the Company.

(b)   Partnership Representative; Partnership Audit Procedures.  THC shall be the “partnership representative” of the Company for all purposes of Section 6223 of the Code (and any similar provision of state or local Law) (the “Tax Matters Member”), and the Tax Matters Member shall designate a “designated individual” to act on behalf of the Company to the extent required under Treasury Regulations Section 301.6223-1(b)(3)(ii).  The Tax Matters Member and such designated individual are authorized to take such steps as are reasonably necessary to perfect such designations, including filing any forms or documents with the Internal Revenue Service, and, upon the reasonable request of the Tax Matters Member, each other Member shall execute any forms or statements reasonably required in connection therewith.  The Tax Matters Member (and any designated individual) shall act in good faith and in the best interests of the Company and the Members taken as a whole, and may exercise its authority in respect of the Company’s tax affairs only in accordance with, and subject to the limitations of, this Agreement (including Section 5.02(a)(xxvii) and this Section 7.05(b)).  Neither the Tax Matters Member nor any designated individual shall, without the prior written consent of the Investor Members (not to be unreasonably withheld, conditioned or delayed), (A) file an administrative adjustment request under Section 6227 of the Code or (B) settle, compromise or concede any tax audit or proceeding under the Partnership Audit Rules, in each case, to the extent such action would reasonably be expected to materially and adversely affect any Investor Member (or their direct or indirect owners) in a manner that is disproportionate relative to the Hertz Members.  The Tax Matters Member (and any designated individual)  shall (1) notify the Investor Members in writing within thirty (30) days after receipt of any written notice of any tax audit, examination or proceeding of the Company pursuant to the Partnership Audit Rules, (2) keep the Investor Members reasonably informed of all material developments in any such audit, examination or proceeding, (3) upon request of an Investor Member, promptly provide such Investor Member with copies of all material correspondence with any taxing authority in connection with any such tax audit, examination or proceeding and (4) permit such Investor Member and its advisors, at such Investor Member’s own expense, to participate in any such tax audit, examination or proceeding (including attending any meetings or conferences with any taxing authority).  If the Company becomes liable for any imputed underpayment or other tax, interest, penalty or addition to tax under the Partnership Audit Rules (a “Company-Level Tax”), the Tax Matters Member (or, if applicable, the designated individual) shall, in good faith and consistent with the Partnership Audit Rules, allocate such Company-Level Tax among the Members and former Members to whom the underlying adjustments relate (based on their respective interests in the Company for the reviewed year), taking into account the tax status of each Member (or its direct or indirect owners) and any reduction resulting from any modification procedure under Section 6225(c) of the Code undertaken by or with respect to any Member, such that, to the extent possible, each Member bears only its share of such Company-Level Tax and receives the full benefit of any such reduction attributable to it, and shall deliver to each affected Member a reasonably detailed written calculation of such allocation.  Each current or former Member shall pay to the Company its share of such Company-Level Tax, as so determined, within thirty (30) days after receipt of such written calculation; provided, that, at the election of a current Member and with the consent of the Tax Matters Member (not to be unreasonably withheld, conditioned or delayed), all or any portion of such amount may instead be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement (and any amount so applied shall be treated as having been distributed to such Member).  If a former Member fails to pay the Company such former Member’s share of the assessed amounts (and any additional interest) in accordance with the preceding sentence, then the current Member who is the direct and indirect transferee of such former Member’s Membership Interest shall be liable for, and shall pay to the Company, such former Member’s share.  If the Company makes an election under Section 6226 of the Code, each Member and former Member shall take into account and report its share of the adjustments reflected in the statement furnished to it in accordance with Section 6226(b) of the Code and the Treasury Regulations promulgated thereunder, and any Member or former Member that fails to do so shall indemnify the Company for any tax, interest and penalties actually imposed on the Company as a direct result of such failure.  Each Member shall use commercially reasonable efforts to provide to the Tax Matters Member (and any designated individual) such information, certifications and documentation within its possession or control and take any such other action as the Tax Matters Member (and any designated individual) reasonably requests in order to reduce any Company-Level Tax (including under Section 6225(c) of the Code), to make any election contemplated by this Section 7.05(e) or for the Company to adopt any course of action under the Partnership Audit Rules; provided, that no Member shall be required to file any amended tax return, pay any tax or disclose any tax return or other confidential information of such Member or its direct or indirect owners, but any Member may elect to file amended returns or pay any tax under Section 6225(c)(2) of the Code, and the Company shall take any resulting reduction into account in allocating any Company-Level Tax.  The Company shall indemnify and reimburse the Tax Matters Member (and any designated individual) for all reasonable out-of-pocket expenses (including reasonable legal and accounting fees) and all claims, liabilities, losses and damages incurred by it in its capacity as such, including in connection with any administrative or judicial proceeding with respect to the tax liability of the Company or the Members so long as the Tax Matters Member (or any “designated individual”) has acted in good faith and in a manner consistent with the authority granted to it under this Agreement.

(c)   The Members intend that the Company shall be treated as a partnership for federal, state, and local income tax purposes to the extent such treatment is available (and neither the Company nor any Member will make an election otherwise) and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.  Notwithstanding the foregoing, the Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture and that no Member or the Company shall be a partner or joint venturer of any other Member or the Company for any purposes other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary, and no Member shall be liable for the debts, liabilities or obligations of the Company or any other Member.

(d)   Tax Information.  Each Member shall timely furnish to the Company, upon its reasonable request, any tax forms, certifications, information or documentation (including IRS Form W-9 or the applicable IRS Form W-8) that the Company reasonably determines is necessary to (i) permit the Company to make payments to such Member without, or at a reduced rate of, withholding, (ii) enable the Company to qualify for a reduced rate of withholding in any jurisdiction, or (iii) enable the Company to satisfy its reporting and other obligations under applicable Law.  The Company shall provide information to each Member and its tax advisors to enable such Member (or its direct or indirect owners) to comply with any tax payment or tax filing requirement resulting from its ownership of Units and to claim any available tax refund, including, without limitation, upon request of a Member, information sufficient to enable such Member and its direct or indirect owners to determine whether such Member’s ownership of Units causes such Member or any of its direct or indirect owners to be treated as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(e)   Transfer Withholding Certifications.  In connection with any Transfer of Units, (i) the transferor shall deliver to the transferee and the Company a properly completed IRS Form W-9 or other certification permitted under Treasury Regulations Section 1.1446(f)-2(b) establishing an exemption from, or reduction of, withholding under Section 1446(f) of the Code, to the extent available, (ii) upon the reasonable request of a transferor or transferee, the Company shall deliver any certification described in Treasury Regulations Section 1.1446(f)-2(b)(4) that the Company is able to provide in good faith, together with any other information reasonably necessary to determine the amount of any required withholding, and (iii) upon the reasonable request of a transferor or transferee, the Company shall, to the extent it is able to do so in good faith, deliver to the transferee a statement that complies with Treasury Regulations Section 1.1445-11T(d)(2)(i) certifying that either (A) less than fifty percent (50%) of the value of the gross assets of the Company consists of U.S. real property interests or (B) less than ninety percent (90%) of the value of the gross assets of the Company consists of U.S. real property interests plus cash or cash equivalents.

(f)   Compensatory Options.  The Company and the Members intend that, for U.S. federal and applicable state and local income tax purposes, (i) the grant of a Compensatory Option shall not be treated as a transfer of an interest in the Company, and the holder of a

Compensatory Option shall not be treated as a partner of the Company, in each case prior to the exercise of such Compensatory Option, (ii) the exercise of a Compensatory Option shall be governed by Section 83 of the Code, and (iii) the Company shall be entitled to any deduction available under Section 83(h) of the Code in connection therewith, which shall be allocated in accordance with Section 8.01, and the Company and the Members shall file all tax returns consistently with the foregoing unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.  As a condition to the exercise of any Compensatory Option, the holder shall pay to the Company (or, if approved by the Board, the Company may withhold from the Units otherwise issuable upon such exercise) the amount of any taxes the Company Group is required to withhold in connection with such exercise.

(g)   Contribution Agreement Tax Contests.  Notwithstanding anything to the contrary in this Agreement (including this Section 7.05 and Section 5.08), so long as THC is the Tax Matters Member, the Tax Matters Member (or any designated individual, as applicable) shall, in determining how to enforce the Company’s rights under Section 6.03 of the Contribution Agreement (as defined in the Purchase Agreement), act fairly and equitably to all Members, and shall not favor the interests of the Hertz Members over the other Members.

(h)   The obligations of each Member and former Member under this Section 7.05 shall survive the Transfer of such Member’s Units, such Member ceasing to be a Member and the dissolution, liquidation and termination of the Company.

Section 7.06   Compliance.

(a)   Members’ Conduct.

(i)   With respect to the transactions or activities covered by this Agreement, each Member (A) represents that it has not made, offered or authorized, and (B) undertakes not to make, offer or authorize, any payment, gift, promise or other benefit, directly or indirectly, to any Person, for the purposes of bribery, or for the use or benefit of a Public Official, political party or any other Person when such payments, gifts, promises or benefits would be in violation of any Anti-Corruption Law or the undertakings or warranties set out in this Section 7.06(a).

(ii)   In furtherance of the business of any Company Entity, no Member shall undertake on its own behalf or on behalf of another Member or any Company Entity, any action which may (A) result in recording assets, undertakings or any other transaction inaccurately or inadequately, or (B) render such Member or a Company Entity liable for violations of its obligations under the Anti-Corruption Laws.

(iii)   In furtherance of the business of any Company Entity, no Member shall (A) transact business with or for the benefit of a Prohibited Person in violation of Sanctions, or (B) otherwise violate Sanctions or take any action that reasonably would result in a Company Entity or any of the Members becoming a Prohibited Person or being exposed to liability for a violation of Sanctions, or (C) violate AML Laws.

(iv)   Each Member shall, as soon as possible, and to the extent legally permissible, notify the other Members of any investigation or proceedings formally instigated by any Governmental Authority and relating to any alleged violation of the applicable Anti-Corruption Laws, AML Laws, or Sanctions by a Company Entity, or by such Member or its Affiliates, or one of its directors, officers, employees, or by a supplier of such Member or its Affiliates, or by any other third party in relation to the Company Group or the transactions or activities covered by this Agreement.  Such Member shall, to the extent legally permissible, use commercially reasonable efforts to keep the other Members informed of the progress and status of such investigation or proceedings.

(v)   Each Member shall indemnify the other Members (unless such Members have also violated their undertakings or warranties) and each Company Entity, for any direct damages, losses, fines and costs (including reasonable court costs and lawyers’ fees), and for the financial commitments arising therefrom or connected to related events if (A) such Member pleads guilty to the charges brought by a Governmental Authority regarding a violation of the Anti-Corruption Laws applicable to such Member in relation to the Company Group or the transactions or activities covered by this Agreement; or (B) a final ruling establishes that such Member violated the Anti-Corruption Laws applicable to such Member in relation to the Company Group or the transactions or activities covered by this Agreement.

(b)   Compliance Program; Accounting Entries; Audit Right.

(i)   Compliance Program.  As promptly as practicable after the date hereof, the Company shall develop and implement compliance policies and procedures.  The Company shall adopt, revise, and maintain (as the case may be) policies and procedures sufficient to provide reasonable assurances that the Company and Persons acting on its behalf shall comply with this Section 7.06.

(ii)   Accounting Entries.  The Company shall (A) ensure that its records and conserves accounting entries which, in reasonable detail, accurately and fairly reflect all the transactions carried out by the Company or related to its activities, and (B) organize and maintain a system for internally auditing accounting entries which is reasonably sufficient to detect and prevent any payments which would not be compliant with Anti-Corruption Laws.

Section 7.07   Separateness.  Except as otherwise contemplated by this Agreement, the Contribution Agreement, Purchase Agreement or the Ancillary Agreements:

(a)   the Company shall, on behalf of itself and the other Company Entities:

(i)   maintain its bank accounts with commercial banking institutions separate from the accounts of any Member, any of their respective Affiliates and any other Person (other than any Company Entity);

(ii)   maintain its status as a legal entity separate from any other Person (other than any Company Entity);

(iii)   other than as may be permitted by the Ancillary Agreements, hold all of its assets in its own name and maintain its assets separate and apart from the assets of any of its Affiliates, Members or any other Persons (other than any Company Entity);

(iv)   with respect to the Company, hold at least quarterly meetings of the Board as required pursuant to Section 5.04(a) and otherwise observe corporate governance formalities as set forth in Section 5.04;

(v)   not hold out its credit as being available to satisfy the obligations of any other Persons (excluding the Company Entities);

(vi)   not commingle its funds or assets with the funds or assets of any other Person (other than any Company Entity) and shall maintain all of their funds and assets in accounts or records held in the name of a Company Entity;

(vii)   maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business purpose, transactions and liabilities of the Company Entities, in each case, as required hereunder; provided that, for the avoidance of doubt, no Member shall be required to contribute any additional capital or fund any amounts except as required pursuant to this Agreement;

(viii)   maintain its assets in such a manner that it is reasonably sufficient to permit their individual assets to be identified from those of any other Person (other than any Company Entity); and

(ix)   except as contemplated or permitted by this Agreement, not pledge its assets for the benefit of any other Person or assume or guarantee any of the obligations or liabilities of any other Person (other than any Company Entity).

(b)   to the fullest extent permitted by law, failure of the Company, or the Members or the Managers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of any Member.

(c)   the Members acknowledge and agree that the Company is a special purpose, non-guarantor, unrestricted subsidiary of the Members and their respective Affiliates, and shall be operated in a manner intended to be bankruptcy remote from the Members and their respective Affiliates.

Article 8
Allocations and Distributions

Section 8.01   Allocations.

(a)   Membership Percentages of the Members.  Exhibit A shall reflect the Membership Percentages, and shall be amended from time to time for changes in the Membership Percentages.  For the avoidance of doubt, the Membership Percentage shall be as calculated in accordance with the definition of such term in Article 1.

(b)   Allocation of Profit and Loss.  Except as otherwise provided in this Section 8.01, or required pursuant to Treasury Regulations Section 1.704-1(b)(1)(i), items of Net Profit and Net Loss of the Company for each Tax Year of the Company shall be allocated among the

Members in a manner such that the Capital Account of each Member, immediately after making such allocations, as nearly as possible, equals the excess of (a) the distribution that would be made to such Member pursuant to Section 12.05(a) if (i) the Company were to sell the assets of the Company for an amount equal to their Book Value, (ii) liabilities of the Company were satisfied in full according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Book Value of the assets securing such liability if such Book Value is less than such nonrecourse liability) and (iii) the Company were to distribute the proceeds of such sale (and any other cash on hand) pursuant to Section 12.05(a) to the Members, over (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the deemed sale of the Company’s assets.  Notwithstanding the foregoing, the Board may make appropriate amendments or adjustments to the allocation of items pursuant to this Section 8.01(b) if necessary or desirable in order to more closely reflect the purpose and intent of this Agreement, so long as such allocations are consistent with Section 704 of the Code and applicable Treasury Regulations; provided, that the Board shall not make any such amendment or adjustment that would reasonably be expected to materially and adversely affect any Investor Member (or its direct or indirect owners) without the prior written consent of such Investor Member, unless such amendment or adjustment is required under applicable Law.

(c)   Special Allocations.

(i)   Member Nonrecourse Debt Minimum Gain Chargeback.  Net Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).  If there is a net decrease during a Tax Year in Member Nonrecourse Debt Minimum Gain, Net Profit for such Tax Year (and, if necessary, for subsequent Tax Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).  This Section 8.01(c)(i) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(ii)   Minimum Gain Chargeback.  Except as otherwise provided in Section 8.01(c)(i), if there is a net decrease in the Minimum Gain during any Tax Year, each Member shall be allocated Net Profit for such Tax Year (and, if necessary, for subsequent Tax Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f).  This Section 8.01(c)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(iii)   Nonrecourse Deductions.  Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Tax Year shall be allocated to each Member ratably among such Members based upon the manner in which Net Profit (determined without regard to such non-recourse deductions) are allocated among the Members for such Tax Year.

(iv)   Qualified Income Offset.  If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Tax Year, computed as if all other allocations provided for in this Article 8 had been tentatively made (other than pursuant to this paragraph), then items of Company income and gain for such Tax Year shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as soon as possible (and, if two or more Members have such deficits, in proportion to their deficits).  This Section 8.01(c)(iv) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(v)   Gross Income Allocation.  If any Member has a deficit Capital Account at the end of any Tax Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any other provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.01(c)(v) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 8.01(c)(iv) and this Section 8.01(c)(v) were not in this Agreement.

(vi)   Allocation of Certain Net Profits and Net Losses.  Items of gain or loss described in clause (iii) of the definition of “Net Profit and Net Loss” as a result of an adjustment to the Book Value of an asset of the Company pursuant to clause (iv) of the definition of “Book Value” shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(vii)   Regulatory Allocations.  The allocations set forth in Section 8.01(c)(i)-(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-l(b) and 1.704-2 of the Treasury Regulations.  The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate items of Net Profit and Net Loss of the Company or make the Company’s distributions.  Accordingly, notwithstanding the other provisions of this Article 8, but subject to the Regulatory Allocations, items of income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Profit and Net Loss (or items thereof) had been allocated without reference to the Regulatory Allocations.  In general, the Members anticipate that this will be accomplished by specially allocating other items of Net Profit and Net Loss among the Members so that the net amount of the

Regulatory Allocations and such special allocations to each such Member is zero.  In addition, if in any Tax Year there is a decrease in Minimum Gain, or in Member Nonrecourse Debt Minimum Gain, and application of the Member Nonrecourse Debt Minimum Gain chargeback or Minimum Gain chargeback requirements set forth in Section 8.01(c)(i) or 8.01(c)(ii), respectively, would cause a distortion in the economic arrangement among the Members, the Board may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements.  If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

(d)   Tax Allocations.

(i)   Allocations Generally.  Subject to the other provisions of this Section 8.01(d), the items of income, gains, losses, and deductions of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such items of income, gains, losses, and deductions among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable Law, the Company’s items of income, gains, losses and deductions will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts, provided that the Board may adjust such allocations so long as such adjusted allocations have “substantial economic effect” or are in accordance with the “partners’ interests in the partnership,” in each case within the meaning of the Code and the Treasury Regulations.

(ii)   Code Section 704(c) Allocations.  Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.  In addition, if the Book Value of any asset of the Company is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).  All allocations made pursuant to this Section 8.01(d)(ii) shall be made pursuant to a method described in Treasury Regulations Section 1.704-3 that is selected by the Tax Matters Member in its reasonable discretion.

(iii)   Allocation of Tax Credits, Tax Credit Recapture, Etc.  Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(iv)   Effect of Allocations.  Allocations pursuant to this Section 8.01(d) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit or Net Loss (or items thereof) pursuant to any provision of this Agreement.

(e)   Loss Limitation.  Notwithstanding anything to the contrary in this Section, Net Loss (or items thereof) shall not be allocated to any Member to the extent such allocation would cause or increase an Adjusted Capital Account Deficit of such Member as of the end of the applicable Tax Year.  Any Net Loss (or items thereof) that cannot be allocated to a Member by reason of the preceding sentence shall be allocated to the other Members in proportion to their positive Adjusted Capital Account balances, and any Net Loss in excess of the aggregate positive Adjusted Capital Account balances of all Members shall be allocated among the Members in accordance with their interests in the Company, as determined by the Tax Matters Member in its reasonable discretion.

(f)   Varying Interests.  If any Member’s Membership Percentage or other interest in the Company changes during any Tax Year for any reason, including by reason of a Transfer of any Unit, the issuance of Units (including upon the exercise of any Compensatory Option) or the vesting, forfeiture or repurchase of any Units, the allocations under this Article and the distributions to the Members shall be adjusted as necessary to reflect the varying interests of the Members during such Tax Year using an interim closing of the books method under Section 706 of the Code and the Treasury Regulations promulgated thereunder as of the date of such change, or such other permissible method as is approved by the Tax Matters Member in its reasonable discretion.

Section 8.02   Compensatory Options.  Upon the exercise of any Compensatory Option, the Capital Account of the exercising holder in respect of the Units received shall be credited with the exercise price paid plus the amount, if any, included in such holder’s gross income under Section 83 of the Code in respect of such Units.  If, after giving effect to the adjustment to Book Value required immediately prior to such exercise and such credit, the Capital Account of such holder in respect of such Units does not equal the amount that would be distributed in respect of such Units under Section 12.05(a) upon a hypothetical liquidation of the Company at Book Value, the Company shall allocate items of gross income, gain, loss or deduction for the Tax Year of such exercise (and, if necessary, subsequent Tax Years) so as to eliminate such difference as quickly as possible, applying principles analogous to Treasury Regulations Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x).  Prior to its exercise, no Compensatory Option shall be treated as a Membership Interest, and no holder of a Compensatory Option shall be treated as a Member, in each case for purposes of this Article, and no items of Company income, gain, loss or deduction shall be allocated in respect of any unexercised Compensatory Option. Distributions.

(a)   Distributions; Withholding.

(i)   Distributions of cash shall be made to the Members by wire transfer of immediately available funds to the account designated by the relevant Member.  Except as set forth Section 12.05(a)(i) (and subject to Section 8.03(a)(ii)), any distribution shall be made to the holders of Common Units pro rata in accordance with each holder’s Membership Percentage.

(ii)   Notwithstanding the foregoing, (A) the Company shall, within 15 days following the end of each Estimated Tax Period, distribute on a pro rata basis in accordance with each Member’s Membership Percentage an amount of cash until each of the Hertz Members and the Investor Members has received an amount of cash equal to its Tax Allowance Amount for such Estimated Tax Period (such distributions, “Tax Distributions”) and (B) in the event any Member’s Tax Allowance Amount for a Tax Year, computed on the basis of a final Schedule K-1 delivered to such Member pursuant to Section 7.05(a) of this Agreement, exceeds the Tax Distributions previously made to such Member in respect of such Tax Year, the Tax Allowance Amount that would otherwise be computed for such Member for the Estimated Tax Period that includes the date on which the applicable final Schedule K-1 is so delivered shall be increased by the amount of any such excess; provided, however, that to the extent the Board reasonably determines in good faith that the Company lacks sufficient cash to make the full amount of such Tax Distributions, Tax Distributions shall be made to the Members on a pro rata basis in accordance with each Member’s Membership Percentage, and any shortfall shall be distributed as soon as reasonably practicable after sufficient cash becomes available.  All Tax Distributions made to a Member shall constitute an advance of amounts that otherwise would have been distributed to such Member at a later time pursuant to Section 8.03(a)(i) or Section 12.05(a)(i), and shall reduce such later distributions dollar-for-dollar.

(iii)   The Company is authorized to withhold from payments and distributions to the Members any amounts required to be withheld under Law. In addition, the Company shall have a right of setoff against all distributions in the amount of any tax (including any liability pursuant to the Partnership Audit Rules to the extent provided in Section 7.05) or other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the interest of any Member (or that are otherwise properly allocable to such Member, as determined by the Tax Matters Member in its sole discretion).  All amounts withheld (or set off) with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement.  Neither the Company nor the Tax Matters Member shall be liable for any over-withholding in respect of any Member’s Membership Interest, and, in the event of any such over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority.  The Company shall cooperate with a Member in the preparation and filing of such refund claims.  Each Member agrees to indemnify the Company in full for any amounts paid by the Company to a governmental entity or regulatory authority that were not withheld or offset against any concurrent distributions otherwise to be made to such Member and that are specifically allocable or attributable to such Member (as determined by the Tax Matters Member in its sole discretion, and including any interest, penalties and expenses associated with such payments).  Notwithstanding any other provision hereof to the contrary, if the Company is obligated to pay any taxes (including penalties, interest and any addition to tax) to any governmental authority that are attributable to a Member’s transfer of an interest in the Company, including on account of Section 1446 of the Code, then (a) the Company may withhold from distributions to the transferee to cover any such taxes, and (b) to the extent such taxes are not offset against concurrent distributions to such former Member’s transferee(s), both such former Member and such former Member’s transferee(s) shall indemnify the Company in full for the entire amount paid or payable.

(b)   Distributions in Kind.  No Member has any right to demand or receive property other than cash.  Assets of the Company distributed in kind shall be valued based on the Book Value thereof.

(c)   Limitations on Distributions.  Notwithstanding anything in this Agreement to the contrary:

(i)   no distribution shall be made in violation of the Act or other applicable Law; and

(ii)   except as otherwise provided in Section 8.03(a)(ii) and Section 12.05, all amounts distributed to Members in respect of their Membership Interests shall be distributed to them pro rata in accordance with their respective Membership Percentages.

(d)   Exculpation.  The Members hereby consent and agree that, except as expressly provided herein or required by applicable Law, no Member shall have an obligation to return cash or other property paid or distributed to such Member under Section 18-502(b) of the Act or otherwise.

Article 9
Transfers, Redemption/Purchase Rights and Additional Members

Section 9.01   Restrictions on Transfers.  Prior to the day that is two years following the Closing Date (provided, that this period shall be indefinite with respect to Management Members) (the “Lockup Period”), no Member may Transfer or permit a Transfer of any Membership Interests held by such Member; provided, that, subject to Section 9.01(a), such prohibition shall not apply to (i) any Transfers by a Hertz Member to any Affiliate of any Hertz Member so long as such Affiliate remains an Affiliate of THC and, if such Transfer is a direct Transfer of Units, agrees in writing to be bound by the provisions of this Agreement applicable to the Hertz Members, (ii) any Transfers by an Investor Member to an Affiliate of such Investor Member so long as such Affiliate remains an Affiliate of such Investor Member and, if such Transfer is a direct Transfer of Units, agrees in writing to be bound by the provisions of this Agreement applicable to the Investor Members, (iii) any direct or indirect Transfer of Equity Securities in THC that does not result in a Change of Control of any Hertz Member, (iv) direct or indirect Transfer of Equity Securities in an Investor Member that is or is an Affiliate of a PE Fund pursuant to any syndication of indirect interests in an Investor Member or its Affiliates, so long as such syndication does not result in a Change of Control of such Investor Member, (v) any Transfers by Members that are employees of the Company or its Subsidiaries to any Employee Permitted Transferee, (vi) any direct or indirect

Transfer by CPV or any of its Affiliates to (A) family members (within the meaning of Rule 701 of the Securities Act) of the individuals who, directly or indirectly, Control CPV, including through gifts, domestic relations orders or charitable transfers, (B) any trust, foundation or other vehicle for the primary benefit of such individual or any such family member or (C) any investment vehicle wholly-owned and Controlled by any one or more of the Persons described in clauses (A) and (B) and/or CPV, in each case for the benefit of the foregoing, (such Transfers described in clauses (i), (ii), (iii), (iv), (v), (vi), and (vii), “Permitted Transfers” and the Person to which such Transfer is made, a “Permitted Transferee”), (vi) any Transfers to the Company (or its designee) in a repurchase pursuant to Section 3.08, (vii) after the Lockup Period, pursuant to a Tag-Along Right or (ix) after the Lockup Period, pursuant to a Drag-Along Sale; provided, further that, subject to Section 5.02, an IPO may be effected pursuant to Section 9.04 of this Agreement at any time following the Closing Date.

(a)   Notwithstanding anything herein to the contrary, in no event may a Member Transfer any of its Membership Interests if such Transfer would, in the reasonable judgment of the Board, (a) cause the Company to cease to be treated as a partnership for U.S. federal income tax purposes or (b) cause the assets of the Company to be treated as “plan assets” for purposes of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, 29 C.F.R. 2510.3-101, or otherwise.  In no event shall the Company participate in the establishment of a secondary market or the substantial equivalent thereof as defined in U.S. Treasury Regulations Section 1.7704-1(c) or the inclusion of its interests on such a market or on an established securities market as defined in U.S. Treasury Regulations Section 1.7701-1(b), or recognize any Transfers made on any of the foregoing.

(b)   Following the expiration of the Lockup Period, if an Investor Member desires to Transfer Units representing (x) 100% of such Investor’s Member’s Initial Units or (y) 25% or more of the Initial Units owned by all Investor Members in the aggregate in accordance with this Agreement, the Company will use commercially reasonable efforts to cooperate with such Investor Member, such Investor Member’s Representatives and potential transferees in connection with such Transfer, including by meeting (solely at the written request of such Investor Member) with one or more potential transferees and providing reasonable access to the Company’s management, employees, Affiliated services providers, books and records, financial and accounting information, necessary due diligence materials and information and other customary information, in each case, at reasonable times and upon reasonable prior notice and without imposing an undue burden on the Company’s business operations.

(c)   For the avoidance of doubt, any Transfer (in a single transaction or series of related transactions), other than a Permitted Transfer, of direct or indirect Equity Securities in a Member to any Person or group of Persons (that are not Permitted Transferees of the transferor) shall be deemed an “Upstream Transfer” by such Member of its Membership Interests for all purposes of this Agreement, and each Member agrees that it shall not effect or permit any Upstream Transfer of its Membership Interests other than in compliance with this Article 9.

(d)   Any attempt to Transfer (including by way of an Upstream Transfer) any Membership Interests that is not in accordance with this Agreement (each, an “Impermissible Transfer”) shall be null and void, and each of the Company and each Member agrees that it shall not cause, permit or give any effect to any such Transfer on its books and records.  Each Member shall take all actions necessary to reverse any Impermissible Transfer by such Member.  Until such time as the applicable Member reverses any Impermissible Transfer (including any Upstream Transfer) made by such Member, (i) such Member shall not be entitled to exercise any voting, consent, approval, information or Director designation rights under this Agreement in respect of the Membership Interests subject to such Impermissible Transfer and (ii) any distributions that would otherwise be made to such Member in respect of such Membership Interests shall instead be made to the other Members on a pro rata basis, and such other Members shall not be required to forfeit, transfer or otherwise distribute or repay any such distributions to the extent the applicable Impermissible Transfer is subsequently reversed.

Section 9.02   Right of First Offer.

(a)   Subject to Section 9.01, if following the Lockup Period, (i) any of the Members or any of their respective Affiliates (the “ROFO Selling Member”) desires to Transfer all or part of the ROFO Selling Member’s Membership Interests in accordance with Section 9.01 (other than pursuant to a Permitted Transfer), then the ROFO Selling Member shall invite the other Members (excluding Management Members) (the “ROFO Offeror”) to offer to purchase such ROFO Selling Member’s Membership Interests to be Transferred by delivering a written offer (the “ROFO Notice”) setting forth: (A) the ROFO Selling Member’s desire to effect a Transfer, (B) the Units proposed to be Transferred in accordance with this Section 9.02 (the “ROFO Offered Units”) and (C) if the ROFO Selling Member is considering effecting the ROFO transaction through a Blocker Corporation, a good faith estimate of any income taxes that such Blocker Corporation may have to pay in connection with a Transfer and any direct or indirect assets or liabilities of the Blocker Corporation (other than the direct or indirect ownership of Units).

(b)   Upon receipt of the ROFO Notice, each ROFO Offeror shall have the option, exercisable by delivery of written notice to the Company and the ROFO Selling Member during the 10 Business Days following the date that the ROFO Notice is delivered (such period, the “ROFO Period”) to make an offer to purchase in cash all (but not less than all) of the ROFO Offered Units or, if applicable, the Interests of the Blocker Corporation holding the ROFO Offered Units (the “ROFO Blocker Units”).  Each offer shall be in writing and irrevocable and shall set forth the proposed price per Unit for the ROFO Offered Units or per Equity Securities for the ROFO Blocker Units and the aggregate cash price that the ROFO Offeror proposes to pay for such ROFO Offered Units or ROFO Blocker Units (each applicable proposed price, a “ROFO Offer Price”) and all other material terms and conditions with respect to the proposed purchase of the ROFO Offered Units or ROFO Blocker Units (the “ROFO Offer”).  Upon giving a ROFO Offer, a ROFO Offeror shall be bound to (and, as applicable, to require its Affiliates to) purchase the ROFO Offered Units or ROFO Blocker Units (as applicable) at the applicable ROFO Offer Price and on the terms and conditions set forth in the ROFO Offer until the ROFO Acceptance Period has expired, or if the ROFO Selling Member accepts such ROFO Offer, until the ROFO Closing Period has expired.

(c)   During a period of 10 Business Days following the expiration of the ROFO Period (the “ROFO Acceptance Period”), the ROFO Selling Member may elect to accept or reject any ROFO Offer by providing written notice to the applicable ROFO Offeror(s) by the end of such ROFO Acceptance Period (and failure to timely provide such notice shall be deemed rejection of such ROFO Offer).  If the ROFO Selling Member accepts a ROFO Offer, the ROFO Selling

Member and the applicable ROFO Offeror shall thereafter set a reasonable place and time for the closing for the purchase and sale of the ROFO Offered Units or ROFO Blocker Units (as applicable), which shall be not less than 45 days nor more than 90 days after the date of the ROFO Notice (such period, the “ROFO Closing Period”); provided, that, if any Governmental Approvals are required in connection with such transaction, the ROFO Closing Period shall be extended until the expiration of three Business Days following the date on which all Governmental Approvals required with respect to such proposed transaction are obtained (including the expiration or termination of any applicable waiting periods under applicable Law) but in no event will the ROFO Closing Period be extended for more than an additional 60 calendar days (it being understood that, if any such required Governmental Approvals are not obtained within such 60 calendar day period, the ROFO Offeror(s) and the ROFO Selling Member shall not be obligated to proceed with the proposed transaction and the ROFO Selling Member may include the Membership Interests which were to have been sold to the ROFO Offeror(s) in any transaction effected pursuant to Section 9.02(d), provided, however, that the ROFO Selling Member may not proceed with any transaction effected pursuant to Section 9.02(d) if the failure to obtain Governmental Approvals was due to such ROFO Selling Member’s failure to use reasonable best efforts to obtain such required Governmental Approvals).  At the closing of the Transfer, the ROFO Selling Member shall sell the applicable securities free and clear of all liens and encumbrances (other than those arising under this Agreement).

(d)   If (i) one or more ROFO Offerors makes a timely ROFO Offer and each such ROFO Offer is either rejected in writing by the ROFO Selling Member or expires in accordance with its terms, (ii) no ROFO Selling Member accepts a ROFO Offer within the ROFO Period or (iii) the ROFO Selling Member timely accepts a ROFO Offer and the proposed transaction contemplated by such offer is not consummated within the ROFO Closing Period and the ROFO Selling Member has used customary reasonable best efforts to receive all required Governmental Approvals, if any (ii), then, subject to Section 9.01, the ROFO Selling Member may enter into a binding agreement to Transfer or cause to be Transferred all (but not less than all) of the securities set forth in the ROFO Offer to an unaffiliated third party acquirer at a price no less than 95% of the price proposed in the ROFO Offer and on other terms and conditions that are not materially more favorable in the aggregate to the unaffiliated third party acquirer than the terms and conditions specified in any ROFO Offer; provided that, if the Transfer is structured to include the sale of the ROFO Blocker Units, the price shall be no less than 95% of the ROFO Offer Price for the ROFO Blocker Units (or, if the ROFO Offeror only submitted a ROFO Offer Price for the ROFO Offered Units, such ROFO Offer Price less any income taxes that such Blocker Corporation would have paid if it had instead sold such ROFO Offered Units for 100% of such ROFO Offer Price), at any time during the period ending 180 calendar days following (A) the last rejection or expiration of the ROFO Offers in the case of clause (i), (B) the expiration of the ROFO Period in the case of clause (ii) or (C) the expiration of the ROFO Closing Period in the case of clause (iii).

(e)   If, however, the ROFO Selling Member (or, as applicable, its Affiliate) fails to complete or cause to be completed the proposed Transfer to an unaffiliated third party acquirer within the time periods set forth in Section 9.02(e), then any proposed Transfer shall again become subject to the right of first offer pursuant to this Section 9.02.

(f)   The provisions of this Section 9.02 shall terminate upon the consummation of an IPO and shall not apply to any proposed Transfer pursuant to Section 9.04 or any Permitted Transfers.

Section 9.03   Tag-Along Right.  Subject to Sections 9.03(g) and 9.05, if following the Lockup Period and the application of Section 9.02, any Member or group of Members (excluding Management Members) proposes to Transfer Membership Interests that constitute 50% or more of the Common Units (excluding Class D Common Units) other than pursuant to a Permitted Transfer, the “Tag-Along Seller” and the Transfer of such Membership Interests, (the “Tag-Along Sale”), the Tag-Along Seller shall not effect, and shall not be permitted to effect, such proposed Transfer unless the Tag-Along Seller complies with the provisions of this Section 9.03, and the Tag-Along Seller shall provide each other Member (other than Management Members, unless otherwise determined by unanimous decision of the Board) written notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each other Member the opportunity to participate in such Transfer in accordance with this Section 9.03. The Tag-Along Notice shall identify the identity of the proposed transferee, the number and class of Membership Interests proposed to be sold by the Tag-Along Seller (the “Tag-Along Offer”), (iii) the consideration for which the Transfer is proposed to be made, and (iv) all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any.

(a)   Each other Member shall have the right (a “Tag-Along Right”), exercisable by written notice (a “Tag-Along Response Notice”) given to the Tag-Along Seller within 10 Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer up to a number of Membership Interests representing such other Member’s Tag-Along Portion (each such exercising other Member, a “Tagging Person”); provided, that each Tagging Person shall be entitled to include in the Tag-Along Sale no more than its Tag-Along Portion of Membership Interests and the Tag-Along Seller shall be entitled to include the number of Membership Interests proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion) and such additional Membership Interests as permitted by Section 9.03(d).  Each Tag-Along Response Notice shall include wire transfer or other instructions for payment of any consideration for the Membership Interests being transferred in such Tag-Along Sale.  Delivery of the Tag-Along Response Notice shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Person, subject to the provisions of this Section 9.03 and Section 9.05.  If at the termination of the Tag-Along Notice Period any other Member shall not have elected to participate in the Tag-Along Sale, such other Member shall be deemed to have waived its rights under this Section 9.03(a) with respect to the Transfer of its Membership Interests pursuant to such Tag-Along Sale.

(b)   If at the end of a 120-day period after delivery of such Tag-Along Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to Governmental Approvals until the expiration of five Business Days after all such Governmental Approvals have been received, but in no event later than 180 days following receipt of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Membership Interests proposed to be sold by the Tag-Along Seller and all Tagging Persons on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall  (i) return to each Tagging Person the limited power-of-attorney and all applicable instruments representing the Membership Interests that such Tagging Person delivered for Transfer pursuant to this Section 9.03 and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Membership Interests shall continue in effect.

(c)   Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall  (i) notify the Tagging Persons thereof, (ii) if not remitted directly to the Tagging Persons, remit to the Tagging Persons the total consideration for the Membership Interests of the Tagging Persons Transferred pursuant thereto less the Tagging Persons’ pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.05, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons.  The Tag-Along Seller shall promptly remit to the Tagging Persons, if not remitted directly to the Tagging Persons, any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.

(d)   Each Tagging Person shall effect its participation in the Tag-Along Sale by executing and delivering to the Tag-Along Seller (to hold in trust as agent for such Tagging Person), at least three (3) Business Days prior to the date scheduled for such Tag-Along Sale as set forth in the Tag-Along Response Notice, (i) such instruments of transfer in form reasonably acceptable to the Tag-Along Seller, that represent the number of Equity Securities that such Tagging Person elected to Transfer in accordance with Section 9.03(c) (but subject to the limitations set forth in this Section 9.03), (ii) a joinder or other similar agreement pursuant to which such Tagging Person shall agree to be bound by the terms and conditions set forth in the agreement included with the Tag-Along Notice and (iii) executed copies (or signature pages thereof) of such other agreements, documents or instruments as may reasonably be requested to consummate the proposed Tag-Along Sale; provided that no such Tagging Person shall be required to execute and deliver any such agreements, documents or instruments that would require such Tagging Person to agree to any terms less favorable than those to which the Tag-Along Seller has agreed (provided that no Member shall be required to execute any non-competition, customer non-solicitation or other similar restrictive covenant (but each Tagging Person shall be obligated to agree to customary confidentiality and employee non-solicit obligations to the same extent as agreed by the Tag-Along Seller (subject to customary private equity carve outs to confidentiality and employee non-solicit obligations in the case of a Member that is an Affiliate of a PE Fund)); provided, further, that no Tagging Person shall be required to make any representations or warranties in connection with such Tag-Along Sale other than, on a several and not joint and several basis; provided, further, that the aggregate amount of liability for a breach of a representations or warranties of each Tagging Person in connection with any Tag-Along Sale will be several and not joint, and will not, except in the event of actual or intentional fraud or willful misconduct of such Tagging Person, exceed the lesser of: (i) such Tagging Person’s pro rata portion of any such liability based on such Tagging Person’s share of the consideration payable to the Tag-Along Seller and all Tagging Persons in such Tag-Along Sale and (ii) the proceeds actually received by such Tagging Person in such Tag-Along Sale.  Each Tagging Person shall vote, or cause to be voted, all of the Equity Securities over which it has voting rights in favor of such Tag-Along Sale at any applicable special or annual meeting or by written consent in lieu of a meeting in favor of such Tag-Along Sale, if such a vote is required.  All costs and expenses incurred by each Tag-Along Seller and Tagging Person in connection with the proposed Tag-Along Sale, whether or not consummated, including legal fees, accounting fees, brokerage or investment banking fees, charges or commissions, shall be paid by such Tag-Along Seller or Tagging Person, respectively.  All legal and other costs and expenses will be for the account of, and will be a condition to the right to Transfer of, the Tag-Along Sellers and Tagging Persons.  Any costs or expenses incurred by the Company in connection with a Tag-Along Sale will be borne by the Tagging Persons and the Tag-Along Sellers pro rata based on the relative proceeds received by each such person in such Tag-Along Sale.

(e)   If  (i) any other Member declines to exercise its Tag-Along Rights or  (ii) any Tagging Person elects to exercise its Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion, the Tag-Along Seller shall be entitled to Transfer, pursuant to the Tag-Along Offer, up to a number of Membership Interests held by it equal to the number of Membership Interests constituting, as the case may be, the Tag-Along Portion of such other Member or the portion of such Tagging Person’s Tag-Along Portion with respect to which Tag-Along Rights were not exercised.

(f)   Notwithstanding anything contained in this Section 9.03, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons or any other Person if the Transfer of Membership Interests pursuant to this Section 9.03 is not consummated for whatever reason, except in the case of breach of this Agreement by the Tag-Along Seller.  Whether to effect a Transfer of Membership Interests pursuant to this Section 9.03, by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(g)   The provisions of this Section 9.01 shall terminate upon the consummation of an IPO and shall not apply to any proposed Transfer pursuant to Section 9.04 or any Permitted Transfers.

Section 9.04   Drag-Along Right.

(a)   Subject to Section 9.05, following the third anniversary of the Closing Date, in connection with a bona fide proposed Transfer (by merger, consolidation, sale or otherwise and whether in one transaction or a series of related transactions) by any Member(s) (other than Management Members) that would result in (x) a Deemed Liquidation Event or the Hertz Members Transferring Units representing a Membership Percentage of 50% or more to a third party and (y) such transaction would result in each holder of Class A Common Units receiving proceeds in cash or Marketable Securities resulting in a 4.0x MOIC and a 35% IRR (the “Minimum Return Obligation”) in respect of its Class A Common Units (assuming the Drag-Along Sale is consummated on its proposed terms, but excluding any earnout or similar contingent consideration forming part of the consideration in such Drag-Along Sale) (a “Drag-Along Sale”), the Majority Member (the “Drag-Along Seller”) may at its option (the “Drag-Along Rights”) require each other Member to: (i) Transfer a pro rata portion of its Membership Interests in such Drag-Along Sale on the same terms and conditions applicable and for the same type of consideration payable as the Drag-Along Seller and (ii) agree to vote to approve such transaction, waive all dissenters’

rights and otherwise take all other actions necessary or desirable to consummate the Drag-Along Sale as requested by the Drag-Along Seller.  Notwithstanding anything to the contrary herein, as a condition to the consummation of any Drag-Along Sale, each Investor Member must actually receive, in cash or Marketable Securities, aggregate consideration in respect of its Class A Common Units that is sufficient to result in a 4.0x MOIC and a 35% IRR upon the consummation of such Drag-Along Sale (in each case, without regard to any earnout, escrow, holdback, purchase price adjustment, deferred payment or other contingent or unpaid consideration).  If the cash and Marketable Securities consideration otherwise allocable to the Investor Members at the closing of the Drag-Along Sale (on the terms applicable to the Drag-Along Seller and the other Members on a pro rata basis) would not satisfy such MOIC and IRR thresholds, the Drag-Along Seller shall, and shall cause the other Members participating in the Drag-Along Sale (other than the Investor Members) to, at the Drag-Along Seller’s sole discretion either (A) abandon and terminate such Drag-Along Sale or (B) reallocate to the Investor Members at such a portion of the consideration otherwise payable to the Investor Members at such closing in an amount sufficient to cause each Investor Member to receive, in cash or Marketable Securities (in the same proportion) at such closing, aggregate consideration satisfying such MOIC and IRR thresholds.

(b)   If the Drag-Along Seller elects to exercise its Drag-Along Rights, the Drag-Along Seller shall provide notice of such Drag-Along Sale to the other Members (a “Drag-Along Sale Notice”) not later than 15 Business Days prior to the proposed Drag-Along Sale.  The Drag-Along Sale Notice shall identify the purchaser in the Drag-Along Sale, the number and class of Membership Interests subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”), the consolidated valuation of the Company and its Subsidiaries under such transaction, the basis for the Board’s determination of MOIC and IRR (setting forth in reasonable detail the Board’s calculations with respect thereto), and all other material terms and conditions of the Drag-Along Sale. Each other Member shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender a pro rata portion of its Membership Interests as set forth below.  If any Investor Member wishes to dispute the determination of MOIC or IRR with respect to such Drag-Along Sale, the dispute resolution procedures in Section 2.01(e)(iii) shall apply mutatis mutandis to such Drag-Along Sale, any party may escalate the matter for resolution in accordance with Section 13.10 of this Agreement, and the proposed Drag-Along Sale shall not be consummated pending the resolution of any such dispute.

(c)   Notwithstanding anything to the contrary in this Section 9.04, each other Member shall only be required to make such representations and warranties and agree to such covenants, indemnification and similar matters on the same terms as (or terms more favorable than those that) are agreed to by the Drag-Along Seller (including any escrow arrangements) in the executed agreement (or substantially final draft agreement) in connection with such Drag-Along Sale; provided, that each other Member shall only be required to make representations or warranties in connection with such Drag-Along Sale, on a several and not joint and several basis, as to the due organization of such other Member, the lack of conflict of the definitive documentation relating to the sale of such other Member’s Membership Interests and compliance of the transactions contemplated by such sale with applicable Law, the organizational documents and contractual arrangements applicable to such other Member, unencumbered title to such other Member’s Membership Interests, the power, authority and legal right to Transfer such other Members Membership Interests free and clear of all liens and other encumbrances and to execute and deliver any applicable documentation relating to such sale of such other Member’s Membership Interests, the lack of litigation or government action prohibiting the Transfer of such other Member’s Membership Interests and the absence (or satisfaction) of any obligation to brokers, finders or similar representatives in connection with the Transfer of such other Member’s Membership Interests.  The aggregate amount of liability for breach of a representation or warranty of each other Member in connection with the Drag-Along Sale will be several and not joint, and will not, except in the event of actual and intentional fraud of such other Member, exceed the lesser of: (i) such other Member’s pro rata portion of any such liability based on such other Member’s share of the consideration payable to all Members in such Drag-Along Sale and (ii) the proceeds actually received by such other Member in such Drag-Along Sale. Each Member acknowledges that its Drag-Along Sale Price may be reduced by transaction expenses incurred in connection with such Drag-Along Sale, but only proportionately, and any expenses incurred by any Member on its own behalf related to a Drag-Along Sale shall not reduce any other Member’s Drag-Along Sale Price.

(d)   If requested by the Drag-Along Seller, not later than 10 Business Days after the date of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each other Member shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice (i) the applicable instruments representing the Membership Interests of such other Member to be included in the Drag-Along Sale, together with a notarized, limited power-of-attorney authorizing the Drag-Along Seller or its representative to Transfer such Membership Interests on the terms set forth in the Drag-Along Sale Notice and wire transfer or other instructions for payment of the consideration for the Membership Interests being Transferred in such Drag-Along Sale and/or  (ii) all other documents required to be executed in connection with the Drag-Along Sale; provided, that no Member shall be required to execute and deliver any non-competition, customer non-solicitation or other similar restrictive covenant other than a customary confidentiality obligation and employee non-solicit, in each case, on substantially the same terms as those agreed to by the Drag-Along Seller (subject to customary private equity carve outs to confidentiality and employee non-solicit obligations in the case of a Member that is an Affiliate of a PE Fund).  If a Member should fail to deliver such applicable instruments to the Drag-Along Seller, the Company (subject to Section 9.04(e)) shall cause the books and records of the Company to show that such Membership Interests are bound by the provisions of this Section 9.04 and that such Membership Interests shall be Transferred to the transferee immediately upon surrender for Transfer by the holder thereof.

(e)   The Drag-Along Seller shall have a period of 120 days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice; provided, that, if such Drag-Along Sale is subject to Governmental Approvals, such 120-day period shall be extended until the expiration of five Business Days after all such Governmental Approvals have been received, but in no event later than 240 days following the date of delivery of the Drag-Along Sale Notice.  If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the other Members the limited power-of-attorney and all applicable instruments representing Membership Interests that such other Members delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the other Members in connection with the proposed Drag-Along Sale, and all the restrictions on

Transfer contained in this Agreement or otherwise applicable at such time with respect to such Membership Interests owned by the other Members shall again be in effect.

(f)   Promptly after the consummation of the Drag-Along Sale pursuant to this Section 9.04, the Drag-Along Seller shall  (i) notify the other Members thereof, (ii) if not remitted directly to the other Members, remit to each other Member the total consideration for the Membership Interests of such other Member Transferred pursuant thereto less the other Member’s pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.05, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by such Members and  (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the other Members.  If not remitted directly to the other Members, the Drag-Along Seller shall promptly remit to the other Members any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.

(g)   Notwithstanding anything contained in this Section 9.04, there shall be no liability on the part of the Drag-Along Seller to the other Members (other than the obligation to return the limited power-of-attorney and the applicable instruments representing Membership Interests received by the Drag-Along Seller) or any other Person if the Transfer of Membership Interests pursuant to this Section 9.04 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice.  Whether to effect a Transfer of Membership Interests pursuant to this Section 9.04 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.  For the avoidance of doubt, the Drag-Along Seller shall remain free of conflict of interest in connection with the proposed Drag-Along Sale (except in its capacity as a continuing member of management or the Board) and, without limiting the generality of the foregoing, shall not directly or indirectly, have any financial interest (other than a prospective financial interest in connection with a “rollover” or similar transaction regarding retained equity of the Company or any of its Subsidiaries following such purchase) in any potential purchaser of the Membership Interests or assets of the Company pursuant to this Section 9.04; it being understood that the foregoing is not intended to preclude or impair Hertz Member or its Affiliates from providing services to the Company or the acquirer or its Affiliates in the Drag-Along Sale.

(h)   From and after the date on which the Drag-Along Seller first notifies the Board or any other Member of a potential or proposed Drag-Along Sale, and until the earlier of the consummation or abandonment of such Drag-Along Sale, the Drag-Along Seller shall, and shall cause its Affiliates, provide the Board with regular updates on the status of such Drag-Along Sale, which updates shall include, to the extent applicable, a reasonably detailed summary of the status and progress of the sale process, the identity of prospective purchasers that have been contacted or that have indicated interest, the material terms of any indications of interest, letters of intent, bids or draft definitive agreements received, the material terms of any negotiations with prospective purchasers, and the anticipated timeline to signing and closing.  The Drag-Along Seller shall also respond promptly and in good faith to reasonable questions and information requests from the Board (or from any Investor Member) relating to a sale process, if any.

(i)   The provisions of this Section 9.04 shall terminate upon the consummation of an IPO.

Section 9.05   Additional Conditions to Tag-Along Sales and Drag-Along Sales.  Notwithstanding anything contained in Section 9.01 or 9.04, the rights and obligations of the other Members to participate in a Tag-Along Sale under Section 9.01 or a Drag-Along Sale under Section 9.04 are subject to the following conditions:

(a)   upon the consummation of such Tag-Along Sale or Drag-Along Sale, (i) all of the Members participating therein (other than Management Members, unless otherwise determined by the Board) will receive the same form of consideration, (ii) participating Members shall receive the same proportion of the aggregate consideration from such Tag-Along Sale or Drag-Along Sale, as applicable, that such holder would have received if such aggregate consideration had been distributed by the Company to the participating Members in accordance with the rights and preferences set forth in Section 12.05(a) as in effect immediately prior to the consummation of such Tag-Along Sale or Drag-Along Sale; provided, that no consideration for any additional agreements entered into in connection with such transaction, such as non-competition agreements, be included in the amount of consideration (to the extent such agreements are not entered into by all Members participating in such Tag-Along Sale or Drag-Along Sale) and (iii) if any Members are given an option as to the form and amount of consideration to be received, all Members participating therein (other than Management Members, unless otherwise determined by the Board) will be given the same option; and

(b)   each other Member shall (i) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller or Drag-Along Seller, as the case may be and (ii) be required to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price.

Section 9.06   Management Member Permitted Transfers.  Except for transfers to Employee Permitted Transferees or pursuant to a Drag-Along Sale or repurchase pursuant to Section 3.08, no Management Member or his or her Employee Permitted Transferees shall, directly or indirectly, sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to such Member’s Units without the prior written consent of the Board.

Section 9.07   Additional Members.  In connection with a Transfer of Membership Interests other than in connection with a Transfer pursuant to a Public Offering or pursuant to Rule 144, each such Person who receives Membership Interests in accordance with, and as permitted by, the terms of this Agreement, in each case who is not already a Member (in the case of a Transfer of Membership Interests), shall, in addition to complying with the requirements of the last sentence of Section 13.06, execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the transferor (including the restrictions on Transfer contained in this Article 9), and, in the case of a transferee of Membership Interests, shall thereupon be admitted as an additional Member of the Company (an “Additional Member”).

(a)   Each Person who is issued new Membership Interests in accordance with the terms of this Agreement and who is not already a Member shall execute and deliver this

Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement, and shall thereupon be admitted as an Additional Member.

(b)   A transferee of Membership Interests who is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

(c)   Each Additional Member shall be named as a Member on Exhibit A.  Unless and until admitted as an Additional Member, a transferee of any Membership Interest, or a recipient of any newly issued Membership Interests, shall have no powers, rights or privileges of a Member of the Company.

(d)   Following a Transfer of any Membership Interests in accordance with this Article 9, the transferee of such Membership Interests shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Membership Interests, and shall receive allocations and distributions in respect of such Membership Interests as if such transferee were a Member.  Unless otherwise prohibited by Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the “closing of the books” method (including the “calendar day” convention described in Proposed Treasury Regulations Section 1.706-4(e)(1)) shall be utilized for determining the distributive share of the Company’s income, gains, losses, deductions, credits and other items of a Member whose interest is disposed of, in whole or in part.

(e)   The Company shall maintain books for the purpose of registering the transfer of interests in the Company.  Upon a transfer of interests in the Company, the transferor of such interests shall notify the Company so that such transfer may be registered in the books of the Company.  A transfer of interests in the Company shall be effective upon registration of the transfer in the books of the Company.

Section 9.08   Termination of Member Status.  Any Member that Transfers all of its, and owns no, Membership Interests shall immediately cease to be a Member and shall no longer be a party to this Agreement (in its capacity as a Member), and Exhibit A shall be updated to eliminate such Person; provided, however, that such Member (i) shall not thereby be relieved of its liability for breach of this Agreement prior to such time or from any obligations under this Agreement not related to its capacity as a Member; (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time; (iii) shall retain the right to indemnification hereunder; and (iv) shall not thereby be relieved of any of its obligations under Article 9.

Section 9.09   Void Transfers.  To the greatest extent permitted by the Act and other Law, any Transfer by any Member of any Membership Interests or other interest in the Company (including, for the avoidance of doubt, any Transfer of any Person which directly or indirectly owns Membership Interests) in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person.  In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the

Act and other Law, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

Section 9.10   Blocker Corporations.

Notwithstanding anything to the contrary in this Agreement (including Section 9.01 through Section 9.05), the following provisions shall apply with respect to any Units held directly or indirectly by a Blocker Corporation (such Units, “Blocker Units”):

(a)   Blocker Sales; Drag-Along Sales.  Any Member holding Blocker Units may elect, by written notice to the Drag-Along Seller within the Drag-Along Sale Notice Period, to satisfy its obligations under Section 9.04 with respect to all or part of its Blocker Units by causing the Investor Member or Affiliate thereof that directly or indirectly holds the Equity Securities of the applicable Blocker Corporation (or of any intermediate entity through which it holds Blocker Units) (such Equity Securities, “Blocker Interests”, and such holder, a “Blocker Owner”) to Transfer all or a corresponding portion of such Blocker Interests in lieu of such Blocker Units (a “Blocker Sale”), and the Drag-Along Seller shall cause the proposed transferee to acquire such Blocker Interests, concurrently with the closing of the Drag-Along Sale, for the applicable Blocker Consideration and otherwise on the terms of this Section 9.10.

(b)   Tag-Along Sales.  Any Tagging Person holding Blocker Units may elect in its Tag-Along Response Notice to include all or part of its Tag-Along Portion by means of a Blocker Sale.

(c)   Blocker Consideration.  The consideration payable to a Blocker Owner in a Blocker Sale effected in a Drag-Along Sale under Section 9.10(a) or a Tag-Along Sale under Section 9.10(b) (the “Blocker Consideration”) shall be paid in the same form and at the same time as the consideration payable to the other participating Members and shall equal (i) the consideration that would have been payable for the applicable Blocker Units had they been Transferred directly, plus (ii) the cash and cash equivalents of the applicable Blocker Corporation at closing, minus (iii) its liabilities at closing (including accrued and unpaid income taxes for taxable periods (or portions thereof) ending on or before closing).

(d)   Pre-Sale Restructuring; Permitted Transfers.  Each of the following shall constitute a Permitted Transfer, notwithstanding any resulting Change of Control of the applicable Blocker Corporation or Member: (i) any Transfer of Blocker Units between a Blocker Corporation and any Affiliate of the applicable Blocker Owner (including a newly formed Blocker Corporation) made so that the Blocker Corporation to be sold holds only the Blocker Units to be Transferred in a Blocker Sale and (ii) any Transfer of Blocker Interests to an Affiliate of the applicable Blocker Owner or to any other Investor Member or any of its Affiliates.

(e)   Treatment of Blocker Sales.  A Blocker Sale shall be treated for all purposes of this Article 9 (for the avoidance of doubt, other than for tax purposes) as a Transfer by the applicable Member of the corresponding Blocker Units, and no Blocker Sale made in accordance with this Section 9.10 shall be void or ineffective under Section 9.09 or otherwise.

Article 10
Covenants

Section 10.01   Confidentiality.

(a)   Each Member agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose.  Each Member agrees that it shall be responsible for any breach of the provisions of this Section 10.01 by any of its Representatives to whom it discloses Confidential Information.  Each Member further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)   to such Member’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Member;

(ii)   to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, court orders or similar process to which such Member is subject; provided, that, unless otherwise prohibited by Law, such Member agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company (at the Company’s sole cost) may seek an appropriate protective order or similar relief (and such Member shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law));

(iii)   to any Person to whom such Member is contemplating a Transfer of its Company Securities; provided, that such Transfer (x) would not be in violation of the provisions of this Agreement, (y) the potential transferee agrees in advance of any such disclosure to be bound by a confidentiality agreement materially consistent with the provisions hereof and (z) such Member shall be responsible for breaches of such confidentiality agreement by such potential transferee;

(iv)   to the current and prospective equityholders, investors, limited partners, lenders or finance providers of such Investor Member or any of its Affiliates (including any investment fund managed, advised, sponsored or Controlled by such Investor Member or any of its Affiliates), and to other Persons as part of bona fide fund raising, marketing or investor reporting activities of such Investor Member or any of its Affiliates, in each case to the extent such Confidential Information is reasonably relevant to such Person’s current or prospective investment, financing or similar arrangement with such Investor Member or any of its Affiliates, is the type of information customarily provided to such persons in connection therewith, and so long as such Person is subject to customary obligations of confidentiality with respect to such Confidential Information;

(v)   to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Member uses reasonable best efforts to seek confidential treatment of such information to the extent available;

(vi)   to an Investor Member’s Affiliates, direct and indirect equityholders and its and their respective Representatives, in each case, who, in the reasonable judgment of such Investor Member, need to know such Confidential Information (provided that such Investor Member shall remain liable for any breach of this Section 10.01 by any such Person);

(vii)   as part of an Investor Member’s bona fide reporting or review procedures, provided that such disclosures are made in accordance with and subject to such Investor Member’s internal confidentiality policies and procedures;

(viii)   to the extent required by the rules and regulations of the Commission or stock exchange rules; or

(ix)   if the prior written consent of the majority of the Board, including the consent of at least one Hertz Designated Director and the Lead Investor Member, shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Member.

(b)   “Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any Member (including by virtue of its present or former right to designate a Director); provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its directors, officers, employees, shareholders, members, partners, agents, counsel, investment advisers or other representatives, including any managed account, investment fund or other vehicle or Person who is a current or prospective passive investor in any investment funds, vehicles or accounts that are managed, sponsored or advised by the Investor Members or any of their Affiliates, (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or any of the other Ancillary Agreements, (ii) was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company or  (iii) becomes available to such Member on a non-confidential basis from a source other than the Company Group, another Member, its Affiliates or its Representatives after the disclosure of such information to such Member or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to such Member’s actual knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person; provided, that, notwithstanding anything to the contrary contained herein,

(c)   Each Member acknowledges that it may have access to and become acquainted with proprietary information and confidential information belonging or relating to another Member and its Affiliates, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Member Information”).  The term “Member Information” shall also include (i) confidential information belonging or relating to one or more Company Entities concerning their respective business plans, financial statements, strategic plans, other similar business documents or other competitively sensitive information, (ii) the existence or contents of this Agreement and the documents delivered hereunder, and (iii) any terms, conditions, circumstances, facts or other matters relating to this Agreement, the documents delivered hereunder or any of the transactions contemplated hereby (with respect to clause (i), (ii) and (iii), the “Investor Company Information”).  Without limiting the applicability of any other contract to which a Member is subject, such Member shall not (and shall cause its Representatives not to), directly or indirectly, use (other than in connection with the conduct of the Company’s business, monitoring its investment in the Company or for the purposes set forth for in, or in connection with the performance of, this Agreement) or disclose at any time, including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Member Information which such Member is or becomes aware; provided that such use restriction shall not apply to any Investor Company Information.  Each Member shall (and shall cause its Representatives to) take all appropriate steps to safeguard and keep strictly confidential at all times all Member Information in its possession and to protect such Member Information against disclosure, misuse, espionage, loss, and theft.  Each Member shall (and shall cause its Representatives to) use the same degree of care (but no less than a reasonable degree of care) to protect the Member Information and prevent the unauthorized use, dissemination, or publication of the Member Information as such Member uses to protect its own confidential information of a like nature.

(d)   No Member shall, nor shall any Company Entity, (i) disclose any Investor Member’s identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Authority or (ii) make any press release or other public announcement containing Investor Company Information, in each case, without the prior written consent of such Investor Member (in its sole discretion) unless such disclosure is otherwise required by Law or the rules or regulations of any recognized stock exchange, in which case (except with respect to disclosure to a Governmental Authority that is required in connection with the filing of federal, state or local tax returns) prior to making such disclosure, such Member (or such Company Entity) shall, to the extent permitted in light of such requirements, provide such Investor Member with reasonable advance notice of the announcement, filing or notification and a copy of same, and shall consider in good faith comments from such Investor Member regarding its form, contents and timing and allow such Investor Member to seek confidential treatment therefor.  Notwithstanding the foregoing, the Hertz Members may disclose any information otherwise restricted by this Section 10.01(d) to the extent that the applicable Investor Member has previously consented in writing to the disclosure of such information in a manner substantially consistent with the disclosure to which such Investor Member previously consented or if such information has already been publicly disclosed or made publicly available or if such information is otherwise publicly known.

(e)   Each Member acknowledges that it is aware, and that it will advise its Representatives who receive Confidential Information, that (a) the Confidential Information may include material non-public information concerning THC and its securities (“MNPI”), and (b) the United States federal securities laws and other applicable securities laws, including Section 10(b) of the Exchange Act, and Rule 10b-5 under the Exchange Act, restrict any person who has MNPI about an issuer.  Under those laws, such a person may not purchase or sell securities of that issuer, or derivatives or other instruments relating to those securities, while in possession of the MNPI.

Section 10.02   Structuring of an IPO.

(a)   Any IPO shall be structured as either (i) a publicly traded partnership that meets the gross income requirements of Section 7704(c)(2) of the Code or (ii) an “Up-C” transaction (an “UP-C IPO”) as determined by the Hertz Members.  Notwithstanding the foregoing, the Hertz Members’ and the Lead Investor Members’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with any other IPO structure not contemplated by the prior sentence.  In the case of an Up-C IPO, prior to an Up-C IPO, the Company shall form a corporation that will control the Company (an “UP-C IPO Entity”), the shares of which UP-C IPO Entity shall be offered in the IPO and for which shares the Membership Interests of the Company shall be exchangeable from time to time at the election of any Member holding such Membership Interests with such exchange ratios fixed at the consummation of the UP-C IPO as though the Company effected a dissolution at such time and shares of the UP-C IPO Entity were distributed pursuant to Section 12.05 pursuant to the Fair Market Value as reasonably determined by the Board in connection with such UP-C IPO.  If the Hertz Members and the Lead Investor Members consent to an IPO other than an Up-C IPO or IPO described in Section 12.05(a), the Company may, as reasonably determined by the Board, (i) form a corporation into which each Member will contribute such Member’s Membership Interests (a “HoldCo IPO Entity”), or (ii) engage in any other restructuring transaction (including the conversion of the Company into a corporation) in each case, for purposes of effecting the IPO and as described below.  The Members shall use commercially reasonable efforts to cooperate with the Company in implementing any restructuring of the Company undertaken in accordance with the terms of this Section 10.02.

(b)   In the case of an IPO of a HoldCo IPO Entity, as a result of the contributions of the Membership Interests to the HoldCo IPO Entity, each Member and its Affiliates that are Members (in the aggregate) will receive shares of the HoldCo IPO Entity (the “HoldCo Stock”) as though the Company effected a dissolution upon the consummation of such IPO of a HoldCo IPO Entity and such HoldCo Stock were distributed pursuant to Section 12.05(a) pursuant to the Fair Market Value as reasonably determined by the Board in connection with such IPO of a HoldCo IPO Entity, as applicable.  After the formation of the HoldCo IPO Entity and the contributions referred to above, (i) except where the context clearly requires otherwise, the term, “Company”, shall refer to the HoldCo IPO Entity, (ii) the terms “Membership Interests” and “Members” and similar terms that are applicable to limited liability companies and used in this Agreement shall refer to the HoldCo Stock, the HoldCo IPO Entity shareholders and similarly corresponding terms applicable to the corporate form and (iii) the parties agree to enter into, and to cause the HoldCo IPO Entity to enter into, an agreement setting forth, to the extent applicable to a corporation and permitted by applicable Law, shareholder rights and obligations substantially equivalent to those applicable to Members set forth in this Agreement.  In addition, the Members shall be entitled to the registration rights with respect to Registrable Securities as set forth in Section 10.04.  For the avoidance of doubt, the registration rights provided to the Members and their Affiliates pursuant to this Section 10.02(b) shall be with respect to the HoldCo Stock constituting Registrable Securities received in exchange for the contributions by the Members described above.  The parties shall cause such contributions to qualify as a transaction described in Section 351 of the Code and shall not take any action that would be reasonably likely to prevent such contributions from qualifying as such a transaction.

(c)   In the case of an UP-C IPO:

(i)   the Board shall admit the UP-C IPO Entity as the managing Member of the Company, in which case, the UP-C IPO Entity shall replace the Board as the manager of the Company.  Thereafter, the business and affairs of the UP-C IPO Entity and the Company shall be conducted as nearly as practicable in such manner that: (w) the UP-C IPO Entity shall have no business activities other than the management of and ownership of interests in the Company and any other entity hereafter acquired by the Company after obtaining any requisite Board and Member approvals provided herein; (x) all of the costs and expenses of the UP-C IPO Entity shall be borne or reimbursed by the Company and any funds received by the UP-C IPO Entity shall be contributed (in the case of a sale of equity or other receipt of non-borrowed funds) or loaned (in the case of incurrence of Debt) to the Company; (y) the net proceeds from any sale of shares of the UP-C IPO Entity (“UP-C Entity Stock”) shall be invested in Membership Interests of the Company and the net proceeds from the incurrence of Debt by the UP-C IPO Entity shall be invested in Debt of the Company; and (z) the UP-C IPO Entity shall otherwise have no assets or liabilities (other than temporary investments of cash pending a contribution or loan of such amounts to the UP-C IPO Entity, de minimis assets and operating payables) other than its ownership interest in the Company.  In connection with the formation of the UP-C IPO Entity and its admission to the Company as managing Member, the Members shall be issued, for nominal consideration, shares of UP-C Entity Stock that carry voting rights that are equivalent to the voting rights such Member would have received in the event of an IPO of a HoldCo IPO Entity.  Such shares shall carry no economic rights and shall be surrendered upon an exchange of Membership Interests for UP-C Entity Stock.  In addition, the Members shall be entitled to the registration rights with respect to Registrable Securities as set forth in Section 10.04.  For the avoidance of doubt, the registration rights provided to the Members and their Affiliates pursuant to this Section 10.01(b) shall be with respect to the UP-C Entity Stock constituting Registrable Securities received in exchange for the contributions by the Members described above.

(ii)   The Hertz Members and the Investor Members shall be entitled to periodic payments from the UP-C IPO Entity (and any successor entity thereto) equal to 85% or such other customary percentage (provided that the same percentage shall apply with respect to the Hertz Members and the Investor Members) of the cash tax benefit, if any, to the UP-C IPO Entity (and any consolidated, combined or unitary group of which the UP-C IPO Entity is, or thereafter becomes, a member) arising from any step-up in tax basis resulting from each exchange by the Hertz Members or the Investor Members, as applicable, of Membership Interests for shares of UP-C Entity Stock (or shares of stock of any successor entity).  Prior to, or concurrently with, the UP-C IPO, the Hertz Members, the Investor Members and the UP-C IPO Entity shall enter into a tax receivable agreement with customary terms to govern the calculation and making of such payments, it being understood that such tax savings shall be determined using a “with and without” methodology.  For the avoidance of doubt, each such party will be entitled to payments related to the deductions provided by that party on their own specific exchange with the Up-C IPO Entity.  Should any party provide a step-up that is non-deductible to the Up-C IPO Entity, this will not affect the entitlement to payments of the other parties.

(d)   In the case of an IPO following any other restructuring transaction, the provisions of Sections 10.02(b) and Section 10.02(c), as applicable, shall apply mutatis mutandis.

(e)   Notwithstanding anything to the contrary in this Section 10.02(e), in all cases with respect to an IPO (including any IPO described in Section 10.02(b), Section 10.02(c) or Section 10.02(d)), the Board shall use its reasonable best efforts to implement a structure for such IPO and any related restructuring (including the conversion, assumption or substitution of any outstanding Compensatory Options) that is as tax efficient as is reasonably practicable for the Company and the Members (or their direct or indirect owners), including a structure that permits a Member that holds its Units through a Blocker Corporation to merge or contribute such entity into or with the HoldCo IPO Entity, the UP-C IPO Entity or any equivalent entity (or any subsidiary thereof) in exchange for Equity Securities therein as long as such merger or contribution would not reasonably be expected to materially increase the tax liabilities of the Company, the HoldCo IPO Entity, the UP-C IPO Entity of any other Member.

Section 10.03   Actions in Connection with an IPO.  Each Member shall do, execute and perform all such acts, deeds and documents as may be reasonably requested by the Board to facilitate an IPO.  For the avoidance of doubt, all actions in connection with a consummation of an IPO shall not be subject to Section 5.02 or any other provision herein that terminates upon the consummation of an IPO.

Section 10.04   Registration Rights.

(a)   In connection with an IPO, the Company shall enter into (or cause the HoldCo IPO Entity or the UP-C IPO Entity, as applicable (each of the Company, the HoldCo IPO Entity and the UP-C IPO Entity, or other form of business organization upon an IPO, a “Successor Entity”), to enter into) a registration rights agreement with respect to all Registrable Securities then held by the Members, which shall provide the Hertz Members and the Investor Members with the rights set forth in this Section 10.04, in each case beginning on the later of (i) the expiration of any underwriter lock up entered into by the Successor Entity in connection with the IPO and (ii) six months immediately after an IPO.  The provisions set forth in this Section 10.04 summarize the rights and obligations to be contained within the registration rights agreement contemplated by this Section 10.04(a) and does not convey or establish any other rights of obligations.

(b)   Demand Request.  If the Successor Entity shall be requested in writing, which request shall specify the Registrable Securities to be sold and the intended method of disposition thereof (a “Demand Request”), by any Hertz Member or any Investor Member (each, a “Demanding Owner”) to effect a registration under the Securities Act of Registrable Securities held by such Demanding Owner (each, a “Required Registration”), then the Successor Entity shall deliver within five Business Days a written notice (a “Demand Notice”) to each other Member (other than the Demanding Owner) stating that the Successor Entity intends to comply with a Demand Request and informing each such other Member of its right to include Registrable Securities in such Required Registration.  Within ten Business Days after receipt of a Demand Notice, each other Member shall have the right to request in writing that the Successor Entity include all or a specific portion of the Registrable Securities held by such Member in such Required Registration, and the Successor Entity shall include such Registrable Securities in such Required Registration, subject to Section 10.04(d).  The Successor Entity shall file a registration statement on the appropriate form as promptly as practicable (but no later than 60 days after the date the Demand Request is delivered in the case of a Form S-1 and 30 days after the date the Demand Request is delivered in the case of a Form S-3) and use its reasonable best efforts to cause such registration statement to be declared effective by the Commission at the earliest possible date permitted under the rules and regulations of the Commission.  Each of the Hertz Members, the Lead Investor Members and Investor Members representing 50% or more of the outstanding Registrable Securities held by Investor Members shall be entitled to three such Required Registrations per calendar year in accordance with Section 10.04(d).

(c)   Underwritten Offering in Connection with a Demand Request.  If a Demanding Owner intends to distribute the Registrable Securities in a Required Registration by means of an underwriting, it shall so advise the Successor Entity as a part of its Demand Request.  In such event, the underwriters of such Required Registration shall be one or more underwriting firms of nationally recognized standing selected by such Demanding Owner (or, if there is more than one Demanding Owner with respect to such Required Registration, selected jointly by such Demanding Owners).  The right of a Member to include securities in such Required Registration shall be conditioned upon such Member entering into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected pursuant hereto.

(d)   Priority on Underwritten Offerings Pursuant to a Demand Request.  The Successor Entity shall not include any securities other than Registrable Securities in a Required Registration, except with the written consent of the applicable Demanding Owner(s).  In the case of any Required Registration that is an underwritten offering, if the managing underwriter for the Required Registration shall advise the Successor Entity in writing (a copy of which the Successor Entity shall provide to each Member (other than Management Members) requesting to include Registrable Securities therein) that, in such underwriter’s opinion, the number of securities requested to be included in such Required Registration would adversely affect the Required Registration and sale (including pricing) of such Registrable Securities (such writing to state the basis of such opinion and the approximate number of Registrable Securities that may be included in such Required Registration without such effect), the Successor Entity shall include in such Required Registration the number of Registrable Securities that the Successor Entity is so advised can be sold in such Required Registration, in the following amounts and order of priority: (i) first, all Registrable Securities requested to be sold by the Demanding Owner(s) pursuant to this Section 10.04 pro rata among such Demanding Owner(s) on the basis of the number of Registrable Securities requested to be registered by such Demanding Owner(s), (ii), second, all Registrable Securities requested to be sold by all Members pursuant to this Section 10.04 pro rata among such Members on the basis of the number of Registrable Securities requested to be registered by such

Members;; and (iii) third, securities proposed to be sold by the Successor Entity for its own account.

(e)    Piggyback Offerings.  If at any time, in order to facilitate the offer and sale of Equity Securities or securities convertible into Equity Securities for itself to an underwriter on a firm commitment basis, the Successor Entity proposes to file (i) a prospectus supplement to an effective Shelf Registration Statement (defined below), or (ii) a registration statement on Form S-3 or a similar short-form registration statement, or if not available, on Form S-1 or a similar long-form registration statement (other than pursuant to an Excluded Registration) (a “Piggyback Offering”), the Successor Entity will, as soon as possible and no later than five (5) Business Days prior to the launch of the offering, provide written notice (the “Piggyback Notice”) to each Member holding Registrable Securities as of 4:30pm ET the date prior to the date of the Piggyback Notice of its intention to effect such Piggyback Offering and, subject to the terms of Section 10.04(h), will include in such Piggyback Offering all Registrable Securities with respect to which the Successor Entity has received written requests (which written request must include the maximum number of Registrable Securities such Member desires to sell in the Piggyback Offering as well as selling shareholder information required to be included in the registration statement, prospectus or prospectus supplement) for inclusion therein within three (3) Business Days after the date of the Piggyback Notice, unless another date is specified in such Piggyback Notice.  Any Member participating in such Piggyback Offering may withdraw its request for inclusion at any time at least two (2) Business Days prior to the filing of the registration statement, or if none, the filing of the prospectus supplement.

(f)   Right to Terminate Registration.  The Successor Entity will have the right to terminate or withdraw any registration or offering initiated by it under Section 10.04(e), whether or not any Member has elected to include securities in such registration; provided, that Members may continue the registration as a Demand Request pursuant to the terms of Section 10.04(b) and/or an Underwritten Offering pursuant to the terms of Section 10.04(c).

(g)   Selection of Underwriters and Legal Counsel for Piggyback Offerings.  If any Piggyback Offering is initiated by the Successor Entity, the Successor Entity shall select the legal counsel(s) for the Successor Entity, the investment banker(s) and manager(s) for the offering.  Members holding Registrable Securities included in such Piggyback Offering shall select the legal counsel(s) to the selling shareholders.

(h)   Priority on Piggyback Offerings.  If a Piggyback Offering is initiated by the Successor Entity, and the managing underwriters advise the Successor Entity in writing that in their opinion the number of securities requested to be included in such registration or offering exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Successor Entity will include in such registration (i) first, the securities the Successor Entity proposes to sell; (ii) second, the Registrable Securities requested to be included in such registration by any Members which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Members on the basis of the number of Registrable Securities held by each such Members; and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(i)   Form S-3.  The Successor Entity shall use its reasonable best efforts to qualify for registration on Form S-3 for secondary sales and shall consummate any Required Registration on Form S-3 after such qualification.

(j)   Shelf Registration.  Subject to Section 10.04(l), if the Successor Entity shall be requested in writing (a “Shelf Request”) by any Hertz Member or any Investor Member (each, a “Shelf Requesting Owner”) to make a Shelf Registration, to the extent such Shelf Registration is available, then the Successor Entity shall deliver, within five Business Days of receipt of such Shelf Request, a written notice (a “Shelf Notice”) to each other Member (other than the Shelf Requesting Owner) stating that the Successor Entity intends to comply with a Shelf Request and informing each such other Member of its right to include Registrable Securities in such Shelf Registration.  Any Shelf Request shall be subject to the requirements applicable to a Demand Request set forth in Section10.04(b) and shall count as a Demand Request by the applicable Shelf Requesting Owner.  Within five Business Days after receipt of a Shelf Notice, each other Hertz Member or Investor Member shall have the right to request in writing that the Successor Entity include all or a specific portion of the Registrable Securities held by such Member in such Shelf Registration, and the Successor Entity shall include such Registrable Securities in such Shelf Registration.  Subject to the Successor Entity’s eligibility to use Form S-3 for secondary sales, the Successor Entity shall (i) file as promptly as practicable (but no later than 30 days after the date the Shelf Request is delivered) and use reasonable best efforts to cause to be declared effective by the Commission at the earliest possible date permitted under the rules and regulations of the Commission, a Form S-3, or (ii) designate an existing Form S-3 filed with the Commission, in each case providing for offers and sales to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act with respect to the Registrable Securities held by the Shelf Requesting Owner and any other Member who elects to participate therein as provided in this Section 10.04(j) (the “Shelf Registration” and “Shelf Registration Statement”, as applicable).  This right shall constitute part of the customary S-3 registration rights, including procedures with respect to “shelf takedowns”, referenced in Section 10.04(a).

(k)   Subject to Section 10.04(l), the Successor Entity shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise (the “Shelf Registration Effectiveness Period”).

(l)   Notwithstanding anything to the contrary in this Agreement, the Successor Entity may, from time to time, by providing written notice to the Members whose Registrable Securities are covered by a Shelf Registration Statement, require such Members to suspend sales of Registrable Securities under such Shelf Registration Statement (a “Suspension Period”) if, in the judgment of the Board, upon the advice of counsel, the Successor Entity determines that it is required to disclose in the Shelf Registration Statement a financing, acquisition, corporate reorganization or other similar corporate transaction or other material event or circumstance affecting the Successor Entity or its securities.  Immediately upon receipt of such notice, the Members whose Registrable Securities are covered by the Shelf Registration Statement shall suspend sales of Registrable Securities under the Shelf Registration Statement until the requisite changes to the prospectus have been made as required below and the Suspension Period shall have terminated.  Any Suspension Period shall terminate at such time as the public disclosure of such information is made, and the Successor Entity shall make such public disclosure as promptly as possible.  After the expiration of any Suspension Period and without any further request from a Member, the Successor Entity shall as promptly as practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the related prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus shall not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(m)   At any time, and from time to time during the Shelf Registration Effectiveness Period (except during a Suspension Period), any Hertz Member or any Investor Member whose Registrable Securities are covered by the Shelf Registration Statement (a “Takedown Owner”) may notify the Successor Entity in writing of its intent to sell Registrable Securities covered by the Shelf Registration Statement (in whole or in part) (a “Takedown Request”).  The Takedown Owner shall have the right to effect a Takedown Request in the form of an underwritten offering (a “Shelf Underwritten Offering”).  A Takedown Owner shall be entitled to request up to three Shelf Underwritten Offerings in each calendar year.  Such notice shall specify the aggregate number of Registrable Securities requested to be registered in such Takedown Request or Shelf Underwritten Offering, as applicable.  If such Takedown Request is a Shelf Underwritten Offering, then upon receipt by the Successor Entity of such notice, the Successor Entity shall deliver, within five Business Days of receipt of such notice, a written notice (a “Takedown Notice”) to each other Member (other than the Takedown Owner) whose Registrable Securities have been included on such Shelf Registration Statement informing such other Member of its right to include Registrable Securities in such Shelf Underwritten Offering.  Within five Business Days after receipt of a Takedown Notice, each such other Member shall have the right to request in writing that the Successor Entity include all or a specific portion of the Registrable Securities held by such Member in such Shelf Underwritten Offering and the Successor Entity shall include such Registrable Securities in such Shelf Underwritten Offering.  The underwriters of such Shelf Underwritten Offering shall be one or more underwriting firms of nationally recognized standing selected by the Takedown Owner.  The right of each other Member to include securities in such Shelf Underwritten Offering shall be subject to Section 10.04(h) and shall be conditioned upon such Member entering into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected pursuant hereto.  Notwithstanding the foregoing, nothing in this Section 10.04(m) shall prevent any Member from otherwise selling Registrable Securities, subject only to any Suspension Period, any lock-up agreement or other contractual obligations.

(n)   Registration Procedures.  The Successor Entity shall use its reasonable best efforts to effect each Required Registration pursuant to Section 10.04(b), any Piggyback Offering pursuant to Section 10.04(e) any Shelf Registration or any Shelf Underwritten Offering pursuant to Section 10.04(j) or Section 10.04(m), and to cooperate with the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as possible, and the Successor Entity shall as expeditiously as possible: (i) prepare and file with the Commission the registration statement and use its reasonable best efforts to cause the registration statement to become effective; (ii) as directed by the applicable Demanding Owner, Shelf Requesting Owner or Takedown Owner, prepare and file with the Commission such pre- and post-

effective amendments to any registration statement and any prospectus or supplement thereto used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier of (A) the time at which all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller and (B) in the case of a Shelf Registration, the expiration of the Shelf Registration Effectiveness Period, and cause the prospectus to be supplemented by any required prospectus supplement or free writing prospectus, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; (iii) furnish, upon request, to the applicable Demanding Owner, Shelf Requesting Owner or Takedown Owner and the underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendment thereto, and such number of conformed copies thereof and such number of copies of the prospectus, any amendments or supplements thereto and any documents incorporated by reference therein, as may be reasonably requested in order to facilitate the disposition of the Registrable Securities being sold; (iv) promptly notify the applicable Demanding Owner, Shelf Requesting Owner or Takedown Owner and the underwriter or underwriters, if any, of the occurrence of the events customarily requiring notice under registration rights agreements of this type, including the issuance of any stop order, the effectiveness of the registration statement, any Commission request for amendments or supplements, and any suspension of qualification under state securities or “blue sky” Laws; (v) if requested by the managing underwriter or underwriters or the applicable Demanding Owner, Shelf Requesting Owner or Takedown Owner, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as is reasonably requested to be included therein, and make all required filings as soon as practicable thereafter; (vi) use its reasonable best efforts to register or qualify, and cooperate in connection with the registration or qualification of, the Registrable Securities for offer and sale under state securities or “blue sky” Laws of such jurisdictions as reasonably requested, and keep such registrations or qualifications effective during the period such registration statement is required to be kept effective; (vii) cooperate to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such registration; (viii) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such governmental agencies or authorities as may be necessary to enable the disposition of such securities; (ix) use its reasonable best efforts to obtain customary “cold comfort” and “bring-down comfort” letters from the Successor Entity’s independent registered public accounting firm and, to the extent necessary to consummate an underwritten offering of Registrable Securities, management comfort certificates from the Successor Entity’s Chief Financial Officer or equivalent; (x) use its reasonable best efforts to obtain customary legal opinions addressed to the participating Members and the underwriters; (xi) promptly notify each participating Member of the discovery of any untrue statement or omission in the prospectus and promptly prepare and file a supplement or amendment correcting it; (xii) otherwise comply with all applicable rules and regulations of the Commission; (xiii) provide and maintain a transfer agent and registrar for the Registrable Securities; (xiv) use its reasonable best efforts to cause the Registrable Securities to be listed on each securities exchange on which the Successor Entity’s securities are then listed; (xv) enter into such agreements (including underwriting agreements in customary form) and take such other actions as reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities, including customary holdback and lock-up provisions; (xvi) cooperate with the Members covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely removal of any restrictive legends associated with any account at which such securities are held, and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Members may request; (xvii) have appropriate officers of the Successor Entity, and cause representatives of the Successor Entity’s independent registered public accountants, to participate in any due diligence discussions reasonably requested by any managing underwriter and (xviii) cause its employees and personnel to use reasonable best efforts to support the marketing of the Registrable Securities, including through customary roadshows, to the extent consistent with the Successor Entity’s business needs.  The Successor Entity may require each Member whose Registrable Securities are included in such registration to furnish the Successor Entity with such information regarding such Member and its Registrable Securities as the Successor Entity may reasonably request in writing and as is required by applicable Law.

(o)   Preparation; Reasonable Investigation.  In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Successor Entity shall give, upon reasonable notice and during normal business hours, each Demanding Owner, Shelf Requesting Owner or Takedown Owner, as applicable, the underwriter, if any, and their respective counsel and accountants access to its books and records and an opportunity to discuss the business of the Successor Entity with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Member’s or such underwriters’ counsel, to conduct a reasonable investigation within the meaning of Section 11(b)(3) of the Securities Act.

(p)   Rights of Requesting Holders.  Each Hertz Member and each Investor Member shall have the right to receive, within five Business Days of receipt by the Successor Entity of such request, copies of the information, notices and other documents described in this Section 10.04.

(q)   Registration Expenses.  The Successor Entity will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Section 10.04, including any such registration not effected by the Successor Entity.

(r)   Indemnification; Contribution.

(i)   The Successor Entity agrees to indemnify and hold harmless each Member holding Registrable Securities included in a registration pursuant to this Section 10.04, the Affiliates, directors, officers, employees, members, managers and agents of each such Member and each Person who controls any such Member within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable Law, from and against any and all losses, claims, damages, liabilities and expenses to which they or any of them may become subject insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any violation of the Securities Act, the Exchange Act or state securities Laws, or upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or the disclosure package, or any preliminary, final or summary prospectus or free writing prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the Successor Entity shall not be liable in any case to the extent that any such loss, claim, damage, liability or expense arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Successor Entity by or on behalf of such Member specifically for inclusion therein (which shall be limited to the Member’s name, address and equity holdings), (ii) out of sales of Registrable Securities made during a Suspension Period after notice is given pursuant to Section 10.04(h), or (iii) willful misconduct, intentional breach or fraud.  This indemnity agreement shall be in addition to any liability that the Successor Entity may otherwise have.

(ii)   Each Member holding Registrable Securities included in a registration pursuant to this Section 10.04 severally (and not jointly) agrees to indemnify and hold harmless the Successor Entity and each of its Affiliates, directors, officers, employees, members, managers and agents and each Person who controls the Successor Entity within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable Law, from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any violation of the Securities Act, the Exchange Act or state securities Laws, upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or in the disclosure package or any free writing prospectus, preliminary, final or summary prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to such Member furnished to the Successor Entity by or on behalf of such Member specifically for inclusion therein; provided, that the total amount to be indemnified by such Member pursuant to this Section 10.04(r) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Member in the offering to which such registration statement or prospectus relates.

(iii)   Promptly after receipt by an indemnified party under this Section 10.04(n) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 10.04(r), notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party shall not relieve it from liability under clause (i) or (ii) above unless and to the extent such failure results in material prejudice to the indemnifying party.  The indemnifying party shall be entitled to participate in and, to the extent it shall wish, jointly with any other indemnifying party similarly notified, assume the defense thereof with counsel reasonably satisfactory to the indemnified party, subject to the indemnified party’s right to employ separate counsel at the indemnifying party’s expense under customary conflict, multiple-defendant and untimely-defense circumstances.  No indemnifying party shall consent to entry of any judgment or enter into any settlement without the consent of each indemnified party unless such settlement includes an unconditional release of such indemnified party and does not include any admission of fault by or on behalf of such indemnified party.

(iv)   If the indemnity provided above is unavailable or insufficient to hold harmless an indemnified party, each applicable indemnifying party agrees to contribute to the aggregate losses, claims, damages and liabilities to which such indemnified party may be subject in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations, subject to the same net-proceeds cap on each Member’s contribution as set forth in (ii) above and the same carve-out for fraudulent misrepresentation.  The provisions of this Section 10.04(n) shall survive the Transfer of Registrable Securities.

(s)   Holdback Agreements; Registration Rights to Others.  In the event and to the extent requested by the managing underwriter of an underwritten offering, each Member agrees that it shall enter into a customary lock-up agreement with such managing underwriter pursuant to which it shall agree not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Equity Securities of the Successor Entity, other than those Registrable Securities included in such registration pursuant to the terms hereof, for the 30 days prior to (i) the effectiveness of a registration statement (other than a Shelf Registration Statement) pursuant to which such Public Offering shall be made or (ii) the pricing of an underwritten offering, and ending on the earlier to occur of (x) in the case of the IPO, the date that is 180 days after the effectiveness of the registration statement relating to the IPO (or such shorter period as is sufficient and appropriate, in the opinion of the managing underwriter, to complete the sale and distribution of the securities included in such underwritten offering) or (y) in the case of any other underwritten offering, the date that is 90 days after the pricing of such underwritten offering (or such shorter period as is sufficient and appropriate, in the opinion of the managing underwriter, to complete such sale and distribution).

(t)   Availability of Information.  Following the IPO, the Successor Entity shall comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and shall comply with all other public information reporting requirements of the Commission as from time to time in effect, and shall cooperate with holders of Registrable Securities so as to permit disposition of the Registrable Securities pursuant to an exemption from the Securities Act (including the current public information requirements of Rule 144(c) and Rule 144A under the Securities Act).  The Successor Entity shall also cooperate with each holder of any Registrable Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Registrable Securities.

(u)   Other Registration Rights.  The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any Person with respect to any Units or Equity Securities or securities convertible into Units or Equity Securities.  Except as provided in this Agreement, the Successor Entity shall not grant other registration rights to any Person without the prior written consent of the Hertz Members and the Lead Investors.

Section 10.05   Budget.  The initial annual budget (covering the period from the Closing Date through and until December 31, 2026 (as it may be modified, amended or supplemented by the Board in accordance with Section 5.02, the “Initial Approved Budget”)) is the annual budget in effect as of the Closing Date, attached hereto as Schedule 10.05. No later than by December 15 of each fiscal year, the Company shall prepare and present to the Board an annual budget and business plan (an “Annual Budget and Business Plan,” and the Initial Approved Budget or an Annual Budget and Business Plan approved by the Board, an “Approved Budget and Business Plan”) for the fiscal year immediately following such fiscal year.  The Annual Budget and Business Plan shall contain, among other things, (a) projected financial statements (projected profit and loss, balance sheet, and changes in financial position) for such fiscal year, (b) projected expenditures (expense and capital) for such fiscal year, (c) Capital Contributions for such fiscal year, if any, (d) projected distributions for such fiscal year, (e) a business plan for such fiscal year and (f) such other items as are set forth in the Initial Approved Budget.  If, at such time that the Hertz Members collectively hold 50% or more of the then-outstanding Capital Units, the Board fails to approve an Annual Budget and Business Plan due to a deadlock, such Annual Budget and Business Plan shall be submitted to the Members for approval within 30 days of such deadlock, and shall be deemed as an Approved Budget and Business Plan upon the approval of Members holding a majority of the then-outstanding Common Units, with the Voting Common Units and Class C Common Units voting together as a single class.  To the extent there is not an Approved Budget and Business Plan for any fiscal year prior to the first day of the fiscal year to be covered by such budget, the Company shall continue to operate under the most recently Approved Budget and Business Plan with increases in each line item of 10% (excluding, for the avoidance of doubt, any one-time or non-recurring line items solely approved with respect to the prior fiscal year, which shall not be rolled forward) until a new Annual Budget and Business Plan is approved; provided, that the parties hereto acknowledge and agree that the Approved Budgets and Business Plans are only projections, and the conduct of the business of the Company may deviate from such Approved Budgets and Business Plans if deemed prudent to the extent approved by the Board, including, if applicable, in accordance with Section 5.02.

Section 10.06   No Promotion.  No Member (other than the Hertz Members) will, without the prior written consent of the Hertz Members, (a) use in advertising, publicity, or otherwise the name of the Hertz Members, the Hertz Members’ parent or any of their respective Affiliates, or any employee of any such Affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by a Hertz Member, the Hertz Members’ parent or any of their respective Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by the Hertz Members, the Hertz Members’ parent or any of their respective Affiliates.  Notwithstanding the foregoing, each Investor Member and its Affiliates may, without the prior written consent of the Hertz Members, use the name of the Hertz Members, the Hertz Members’ parent or any of their respective Affiliates, and refer to such Investor Member’s investment in the Company, in each case (a) in communications with such Investor Member’s current and prospective equityholders, investors, limited partners, lenders or finance providers (including any investment fund managed, advised, sponsored or Controlled by such Investor Member or any of its Affiliates), (b) as part of bona fide fundraising, marketing or investor reporting activities of such Investor Member or any of its Affiliates, including customary “tombstone” announcements, pitch materials and portfolio company lists, and (c) as part of such Investor Member’s bona fide reporting or review procedures, in each case so long as (x) such use is factually accurate and limited to the type of information customarily disclosed to such recipients for such purposes and (y) the recipients of such information are, where applicable, subject to customary obligations of confidentiality with respect to such information.

Section 10.07   [Reserved].

Section 10.08   Matters Pertaining to the Shared Collection Account and the Company Group Collections.

(a)   Prepayment.  On the Closing Date, a Hertz Member (or any of its Affiliates) shall pay to the Company, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to $5,000,000 (as it may be increased under Section 10.08(b), the “Prepayment Amount”).  The Prepayment Amount is an advance payment against Company Group Collections.

(b)   Increased Prepayment.  If the Direct Collection Date has not occurred on or before the date that is four (4) months after the Closing Date, (i) the Prepayment Amount shall automatically increase to $10,000,000 and (ii) within ten (10) Business Days thereafter, a Hertz Member (or any of its Affiliates) shall pay to the Company, by wire transfer of immediately available funds to an account designated by the Company, an additional $5,000,000.  Thereafter, the Prepayment Amount shall automatically increase by an additional $5,000,000 at the end of each successive four-month period if the Direct Collection Date has not occurred by the end of such four-month period (i.e., increasing to $15,000,000 if the Direct Collection Date has not occurred by the date that is eight months after the Closing Date and increasing to $20,000,000 if the Direct Collection Date has not occurred by the date that is twelve months after the Closing Date).  This Section 10.08(b) does not limit, modify or offset the obligations under Section 10.08(d).

(c)   Monthly Net Payments.  From the Closing Date until the Direct Collection Date, on or before the tenth (10th) Business Day after the end of each calendar month, a Hertz Member (or any of its Affiliates) shall pay to the Company an amount equal to the actual Company Group Collections collected by a Hertz Member or any of its Affiliates on behalf of the Company Group during that calendar month, net of the actual Company Group Payables for that calendar month (each, a “Monthly Net Payment”).

(d)   Company Collection Account.  Each Hertz Member and the Company shall use commercially reasonable efforts to implement, as promptly as reasonably practicable after the Closing, and with a target completion date no later than four (4) months after the Closing, the upgrades and modifications to the Company Group’s internal billing, invoicing, treasury, cash management and accounting systems needed to enable Company Group Collections to be paid directly into the Company Collection Account rather than through the Shared Collections Account, including establishing the Company Collection Account and delivering updated payment instructions to the counterparties to the Oro Contracts.  Each Hertz Member shall cause its Affiliates, and the Company shall cause the other members of the Company Group, to do the same.  The Hertz Members and the Company shall keep the Board reasonably informed of their progress under this Section 10.08(d).  When the upgrades are complete, the Company shall deliver to the Hertz Members and the Lead Investor the written notice contemplated by the definition of “Direct

Collection Date.” From and after the Direct Collection Date, notwithstanding anything to the contrary in this Section 10.08:

(i)   no further Monthly Net Payments shall be required, except the Monthly Net Payment for the calendar month in which the Direct Collection Date occurs (covering the part of that month before the Direct Collection Date), which shall be paid and settled under Section 10.08(c); and

(ii)   any Company Group Collections that a Hertz Member or any of its Affiliates later receives (including in the Shared Collections Account) shall constitute Misapplied Collections and shall be remitted directly to the Company Collection Account within ten (10) Business Days after receipt.

(e)   Reconciliation.  Within thirty (30) days after the Direct Collection Date, the Company shall deliver to the Hertz Members a written statement (the “Prepayment Reconciliation Statement”).  The statement shall set out, in reasonable detail: (i) the outstanding Prepayment Amount; (ii) any Monthly Net Payment shortfall under Section 10.08(c), Misapplied Collections or other amount that a Hertz Member or any of its Affiliates owes but has not paid to the Company Group under this Section 10.08 (the items in this clause (ii), collectively, the “Unpaid Amounts”); and (iii) the amount by which the Prepayment Amount exceeds the Unpaid Amounts (the “Excess Prepayment Amount”).  Within ten (10) Business Days after delivering the Prepayment Reconciliation Statement, the Company shall refund the Excess Prepayment Amount, if any, to the Hertz Member (or its designated Affiliate) that a Hertz Member designates in writing.  The Company may keep and apply the remaining Prepayment Amount in satisfaction of the Unpaid Amounts.  If the Unpaid Amounts exceed the Prepayment Amount, the Hertz Members shall (or shall cause their applicable Affiliate to) pay the difference to the Company Collection Account within ten (10) Business Days after the Prepayment Reconciliation Statement is delivered.  If any Unpaid Amount is still being determined or disputed when the Prepayment Reconciliation Statement is delivered, the Company may hold back a portion of the Prepayment Amount equal to its reasonable good faith estimate of the disputed portion of the Unpaid Amount until such amount is finally determined, and shall then promptly refund any remaining excess.

(f)   The parties hereto acknowledge that a portion of the funds in the Shared Collections Account will at any time be property of the Company comprising Company Group Collections and the remaining portion of the funds in the Shared Collections Account will be property of one or more Hertz Members or their Affiliates (other than the Company Group), comprising Hertz Collections, and such portions will be identified as such and properly allocated in accordance with the terms hereof, and pending any such identification, allocation and reconciliation payments as provided herein, any Hertz Member or any of its Affiliates shall hold amounts constituting Company Group Collections in trust for the Company Group.

(g)   Each Hertz Member and its Affiliates hereby acknowledge and agree that Company Group Collections are in no way property of any Hertz Member or any of its Affiliates or amounts in respect of which a Hertz Member or any of its Affiliates has any claim.  Each Hertz Member and its Affiliates further agree that it shall not take any action to cause any Company Group Collections to be initially deposited into any account other than the Shared Collections Account.

(h)   Each Hertz Member and its Affiliates hereby acknowledge and agree that all amounts in Shared Collections Account that constitute Company Group Collections shall remain Company Group Collections and the sole and exclusive property of the Company Group irrespective of whether such amounts (i) have been commingled with other funds or (ii) have not yet been identified or allocated pursuant to this Agreement; and

(i)   If a Hertz Member or any of its Affiliates acquires custody, control or possession of any Company Group Collections that have been incorrectly deposited, identified, allocated, retained or remitted, including any Company Group Collections deposited into an account other than the Shared Collections Account, or transferred from the Shared Collections Account to an incorrect recipient or account, such amounts shall constitute “Misapplied Collections.”  Each Hertz Member and its Affiliates shall promptly return, or cause the prompt return of, any such Misapplied Collections to the Shared Collections Account for further application in accordance with clause (a); provided, that no party shall be obligated to remit Misapplied Collections in any manner contrary to a court order or other legal requirement.  Until such time as the provisions of the immediately preceding sentence have been complied with, the party holding Misapplied Collections shall be deemed to be holding such Misapplied Collections in trust for the Company Group.

(j)   Notwithstanding Section 5.02 or any other provision of this Agreement to the contrary, a majority of the Investor Member Designated Directors shall have the sole and exclusive right, power, and authority, on behalf of the Company (and without any notice to or approval from the Hertz Members, the Hertz Designated Directors or the Board), to investigate, enforce, waive, settle, compromise or release any claim arising from or relating to any actual or threatened breach of this Section 10.08 by any Hertz Member or any of its Affiliates, including the right to seek injunctive relief and specific performance.  Any decision, settlement, waiver or release approved by a majority of the Investor Member Designated Directors pursuant to this Section 10.08(h) shall be final and binding upon the Company and each of the Members, and no Member, Manager or officer of the Company shall take any action to impede, interfere with or undermine any such decision.

(k)   Collect Default; Remedial Financing.

(i)   A “Collection Default Event” occurs if, for two consecutive months, or twice over a consecutive six-month period, a Hertz Member or any of its Affiliates fails to pay the Prepayment Amount (including any increase thereto under Section 10.08(b)) or any Monthly Net Payment, in each case in full when due, and such failure has not been cured in full.  For the avoidance of doubt, a Collection Default Event shall not exist if the applicable payment failure has been cured in full.

(ii)   If, while a Collection Default Event is continuing, a majority of the Investor Member Designated Directors reasonably determine in good faith that the Company Group requires additional capital to fund operating expenses, working capital or other bona fide liquidity needs of the Company Group that would otherwise have been funded had the Collection Default Event not occurred, then notwithstanding any other provision of this Agreement to the contrary:

(A)   a majority of the Investor Member Designated Directors shall have the sole and exclusive right, power and authority, on behalf of the Company, to authorize, approve and cause the Company Group to carry out any issuance of debt of Equity Securities (a “Remedial Financing”), including its amount, form, price, terms and counterparties, without any vote, consent or approval of any Hertz Designated Director, the Hertz Members;

(B)   no Hertz Member or any of its Affiliates shall be a Qualified Member, or have any right to receive an Issuance Notice or buy any Company Securities under Section 3.07, for any Company Securities issued in a Remedial Financing; and

(C)   such Remedial Financing shall result in a reduction solely of the Hertz Members’ Membership Percentage and shall not affect or reduce the other Investor Members’ Membership Percentage; it being understood that the foregoing may be effected in any manner as a majority of the Investor Member Designated Directors may reasonably determine, including by the cancellation of Units owned by the Hertz Members.

Notwithstanding the foregoing, at any time prior to the consummation of a Remedial Financing, the Hertz Members shall have the right to cure the Collection Default Event by paying in full all amounts then-due and payable under this Section 10.08, in which case, the right of the Investor Member Designated Directors to approve and consummate a Remedial Financing shall cease with respect to such Collection Default Event.

(iii)   The Company shall give the Hertz Members written notice of any Remedial Financing within five (5) Business Days after it is completed.  The notice shall describe the material terms in reasonable detail.  Delivering this notice is not a condition to the validity or effectiveness of the Remedial Financing.

(iv)   To the extent a Collection Default Event is continuing, a majority of the Investor Member Designated Directors shall have the sole and exclusive right, power and authority, on behalf of the Company, to approve the following, solely to the extent reasonably determined to be necessary to address liquidity constraints at the Company Group as a result of such Collection Default Event, to (x) take any action (including any action by the Board or any committee of the Board) with respect to any of the matters set forth in clause (vii) or (x) of Section 5.02(a), in each case so long as any transaction or debt issuance is with a third-party that is not affiliated with any Member and (y) approve deviations from or modifications to the Annual Budget and Business Plan notwithstanding Section 10.05.

Section 10.09   Non-Solicit.

(a)   Each Hertz Member agrees that it shall not, and shall cause its Affiliates (other than the Company Group) not to, during the Exclusivity Period, directly or indirectly, on its own behalf or on behalf of any other Person, hire, recruit, solicit, induce or attempt to hire, recruit, solicit or induce any current or former Director, officer or employee having the title of senior vice president or higher of the Company or any of its Subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other Person (otherwise than on behalf of the Company or any of its Subsidiaries); provided, however, that nothing in this Section 10.09(a) shall restrict any Person from engaging in general solicitations (provided such solicitations are not specifically targeted at employees of the Company or its Subsidiaries), or hiring, recruiting or soliciting any former Director, officer or employee having had the title of director or higher of the Company or any of its Subsidiaries who has not been employed by the Company or any of its Subsidiaries for at least twelve (12) months prior to initiating such hiring or recruiting or solicitation efforts.

(b)   The Company agrees that it shall not, and shall cause its Subsidiaries not to, during the Exclusivity Period, directly or indirectly, on its own behalf or on behalf of any other Person, hire, recruit, solicit, induce or attempt to hire, recruit, solicit or induce any current or former Director, officer or employee having the title of senior vice president or higher of any Hertz Member or any of its Affiliates (other than the Company Group) to leave such employment or retention or to accept employment with or render services to or with any other Person (otherwise than on behalf of such Hertz Member or any of its Affiliates); provided, however, that nothing in this Section 10.09(b) shall restrict any Person from engaging in general solicitations (provided such solicitations are not specifically targeted at employees of any Hertz Member or any of its Affiliates), or recruiting, soliciting or hiring any former Director, officer or employee having had the title of director or higher of any Hertz Member or any of its Affiliates who has not been employed by any Hertz Member or any of its Affiliates for at least twelve (12) months prior to initiating such hiring or recruiting or solicitation efforts.

(c)   Following the Closing, the hiring of any management employee at the vice president, senior director or director level by either party shall be governed by a bidirectional review and approval process, pursuant to a governance framework to be mutually established by the parties following the Closing, and with the approval of the Board, in the case of the Company.

(d)   Each of the Members and the Company acknowledges and agrees that the covenants contained in this Section 10.09 are reasonably designed to protect the Members’ substantial investment in the Company Entities and are reasonable with respect to their duration, geographical area and scope.  Each of the Hertz Members and the Company further acknowledges and agrees that (a) the covenants and agreements set forth in this Section 10.09 are a material inducement to, and a condition precedent of, the Members to consummate the transactions contemplated by this Agreement and the Transaction Agreements, (b) the Members shall receive substantial direct and indirect benefits (including the payment of consideration) by the consummation of the transactions contemplated by this Agreement and the Transaction Agreements and (c) the Members would not obtain the benefit of the bargain set forth in this Agreement and the Transaction Agreements as specifically negotiated by the parties if any Hertz Member (or its Affiliates) or the Company breached the provisions of this Agreement.

(e)   Each of the Hertz Members and the Company acknowledges that any breach of this Section 10.09 will cause irreparable injury and that the remedy at law for any breach of this Section 10.09 by a Hertz Member or its Affiliates or the Company Group will be inadequate.  Accordingly, the undersigned agrees that upon any breach or threatened breach of this Section 10.09, each Member shall, in addition to all other available rights and remedies (including, without limitation, any rights to damages), be entitled to injunctive or other equitable relief without having to prove the inadequacy of the remedies available at law and without being required to post bond or other security.

(f)   If any covenant contained in this Section 10.09, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.  If any covenant contained in this Section 10.09, or any part thereof, is held to be unenforceable because of the scope or duration of such provision or the area covered thereby, the Members agree that the court or tribunal making such determination shall have the power to reduce the scope, duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable.  In the event that any such court or tribunal shall hold such covenants wholly unenforceable with respect to any country or jurisdiction by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Members’ right to the enforcement of such covenants with respect to any other countries or jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective countries or jurisdictions, the above covenants as they relate to each country or jurisdiction being, for this purpose, severable into diverse and independent covenants.

(g)   The restrictions set forth in this Section 10.09 may be waived or modified with respect to any specific individual or category of individuals by the prior written consent of at least one Hertz Designated Director and at least two Investor Member Designated Directors (including the Lead Investor Designated Director for so long as the Lead Investor Members hold more Class A Common Units than any other individual Investor Member) in each case taking into good faith consideration the recommendation of the Chief Executive Officer of each of the Company and THC, and any such waiver or modification shall be effective solely to the extent expressly stated in such written consent.

Article 11
Reporting

Section 11.01   Financial Information.  Prior to an IPO, the Company shall provide to each Member (other than an employee of the Company or its Subsidiaries) (each, a “Qualifying Member”) (A) no later than 3 Business Days after the due date for the filing with the Commission of the “Annual Report” of the Hertz Members’ parent on Form 10-K, an income statement of the Company Entities for such year, a balance sheet of the Company Entities, a statement of members’ equity of the Company Entities as of the end of such year and a statement of cash flows of the Company Entities for such year prepared in accordance with GAAP, (B) no later than 3 Business Days after the due date for the filing with the Commission of the “Quarterly Report” of the Hertz Members’ parent on Form 10-Q, an unaudited quarterly consolidated profit or loss statement of the Company Entities prepared in accordance with GAAP, a statement of cash flows of the Company Entities for such fiscal quarter prepared in accordance with GAAP and an unaudited consolidated balance sheet of the Company Entities as of the end of such quarter prepared in accordance with GAAP and (C) no later than the date reasonably required for THC to complete its monthly financial closing process for the applicable month, as notified in writing by THC to the Company from time to time (the “THC Monthly Close”), the unaudited monthly consolidated financial statements of the Company Entities prepared in accordance with GAAP (consisting of a balance sheet and statements of operations, changes in members’ equity, and comprehensive income and such supporting schedules and other information as THC may reasonably request in connection with the THC Monthly Close); provided that the first monthly report will not be delivered until after the end of the first full calendar month following the month of the Closing Date.

Section 11.02   Certain Other Provisions Regarding Financial Reporting.

(a)   The Company shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in the good faith judgment of the Company, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries and (ii) devise and maintain a system of internal accounting controls which, in the good faith judgment of the Company, is sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other standard applicable to such statements and  (2) to maintain accountability for assets and  (C) access to assets is permitted only in accordance with management’s general or specific authorization.

(b)   SOX Controls.  The Company acknowledges that, for so long as the Company Entities are consolidated in the financial statements of THC, the Company Entities are subject to THC’s internal control over financial reporting framework maintained pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (the “THC SOX Framework”).  The Company shall, and shall cause each of its Subsidiaries to, at the Hertz Members’ sole expense, (i) adopt and maintain such internal controls and procedures as THC reasonably determines are necessary for the THC SOX Framework to apply to the Company Entities and (ii) reasonably cooperate with THC, its Affiliates and the THC Auditor in the design, implementation, documentation, and testing of the design and operating effectiveness of such controls.  This cooperation includes providing reasonable access to relevant personnel, systems, books and records, and promptly fixing any deficiencies identified.

(c)   Segment Reporting.  The Company acknowledges that THC expects to present the Company Entities as a separate reportable segment in THC’s consolidated financial statements and periodic reports filed with the Commission, beginning with the fiscal quarter ending December 31, 2026. In connection with such segment reporting, the Company shall, and shall cause the management and other relevant personnel of the Company Entities to, (i) participate in such meetings with THC, its Affiliates and the THC Auditor as THC may reasonably request, (ii) review and comment on drafts of THC’s financial statements, footnotes, management’s discussion and analysis and related disclosures, in each case solely to the extent relating to the Company Entities, within the timeframes reasonably requested by THC, and (iii) provide such segment-level financial information as THC may reasonably request.

Section 11.03   Access to Audit Personnel, Working Papers, Management Personnel and Information.

(a)   The Company will cause the Company Auditors to make available to each Qualifying Members’ auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company.

(b)   The Company agrees to permit any Qualifying Member or its auditors to inspect, at such Qualifying Member’s sole expense, all existing books and records of the Company and its Subsidiaries, and to provide such Qualifying Member and its auditors reasonable access to the management and other relevant personnel of the Company and its Subsidiaries, in each case, during regular business hours for any purpose reasonably related to such Qualifying Member’s status as a holder of Membership Interests.

(c)   Notwithstanding anything to the contrary in this Agreement, (i) the Company agrees to provide each Hertz Member (and its applicable Affiliates, auditors and Representatives) with such financial statements, information, reporting and books and records of the Company and its Subsidiaries as may be reasonably requested by such Hertz Member from time to time to comply with such Hertz Member’s financial reporting, accounting and regulatory obligations, including the preparation of consolidated financial statements and (ii) the Company will, and will cause the Company Auditors and the management and other relevant personnel of the Company and its Subsidiaries to, reasonably cooperate with such Hertz Member (and its applicable Affiliates, auditors and Representatives) in connection with the compliance with such obligations and the preparation, audit and review of such financial statements.

(d)   THC Auditor.  The Company acknowledges that the Company Entities are subject to audit and review by Ernst & Young LLP, or any successor independent registered public accounting firm engaged by THC (the “THC Auditor”), in connection with the audit and review of THC’s consolidated financial statements and internal control over financial reporting.  The Company shall, and shall cause each of its Subsidiaries and the Company Auditors to, reasonably cooperate with any such audit or review.  This includes providing the THC Auditor with timely access to the books, records, systems, work papers and relevant personnel of the Company Entities, and delivering such representation letters, confirmations and other information as the THC Auditor may reasonably request.

Section 11.04   Regulatory Proceedings.  The Company shall keep the Members informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company, and shall reasonably cooperate with Members, and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

Section 11.05   Liability.  No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such information.

Section 11.06   Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article 11 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any other provision of this Agreement (including Article 10) or any other Ancillary Agreement.

Article 12
Dissolution, Liquidation and Termination

Section 12.01   No Dissolution.  The Company shall not be dissolved by the withdrawal of any Member (subject to Section 12.02(d)) or the admission of Additional Members in accordance with the terms of this Agreement.

Section 12.02   Events Causing Dissolution.  The Company shall be dissolved and its affairs shall be wound up solely upon the first to occur of the following events:

(a)   the determination of the Members, by means of an affirmative vote of the Members holding 85% the outstanding Voting Common Units, to dissolve and terminate the Company;

(b)   the sale of all or substantially all of the Company’s assets (except in connection with an IPO);

(c)   the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(d)   at any time when there are no Members, unless the Company is continued in accordance with the Act.

Section 12.03   Bankruptcy of a Member.  The bankruptcy (within the meaning of Sections 18-101 and 18-304 of the Act) of a Member shall not cause such Member to cease to be a Member, and upon the occurrence of such event, the Company shall continue without dissolution.  The receivership or dissolution of a Member will not in and of itself cause the dissolution of the Company, and upon the occurrence of such event, the Company shall continue without dissolution.

Section 12.04   Winding Up.  In the event of the dissolution of the Company pursuant to Section 12.02, the Company’s affairs shall be wound up by the Board or a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.

(a)   Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 12.05 any remaining assets of the Company, all without affecting the liability of Members and without imposing any liability on any Liquidating Agent.

(b)   Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.

(c)   A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation.  Subject to the provisions of Section 12.05, the Liquidating Agent shall have reasonable discretion to determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation.  The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

(d)   Upon the completion of the winding up of the Company, the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

Section 12.05   Distribution of Assets.

(a)   As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):

(i)   first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision has been made and distributions to Members under Article 8; and

(ii)   second, to the Members as follows:

(A)   first, to holders of Class A Common Units pro rata based on the Unreturned Capital of each such Class A Common Unit relative to the aggregate Unreturned Capital of all Class A Common Units until the Unreturned Capital with respect to each outstanding Class A Common Unit has been reduced to zero dollars ($0);

(B)   second to the holders of Class B Common Units and Class C Common Units pro rata based on the Unreturned Capital of each such Class B Common Unit or Class C Common Unit relative to the aggregate Unreturned Capital of all Class B Common Units and Class C Common Units until the Unreturned Capital with respect to each outstanding Class B Common Unit and Class C Common Unit has been reduced to zero dollars ($0); and

(C)   third, to the holders of Common Units, pro rata based on the number of Common Units held by such holders.

(b)   The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 12.05.

Section 12.06   Distributions in Cash or in Kind.  Upon the dissolution of the Company, the Liquidating Agent shall use reasonable best efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.05; provided, that if in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its Fair Market Value (determined in good faith by the Liquidating Agent), in accordance with Section 12.05, subject to the priorities set forth in Section 12.05, and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 12.05(a).

Section 12.07   Claims of the Members.  The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Director, any other Member or, for the avoidance of doubt, any Affiliates of any Member.  No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.

Article 13
Miscellaneous

Section 13.01   Further Assurances.  Each Member shall, upon the request from time to time of the Company or the other Members and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company or the other Members to carry out fully the purposes and intent of this Agreement.

Section 13.02   Amendment or Modification.  This Agreement may be amended or modified (including as a result of or by way of a merger) only with the approval of the Board and the written consent of each of (a) the Hertz Members for so long as they collectively hold a majority of the Capital Units, and (b) the Members holding a majority of the outstanding Voting Common Units held by the Members other than, for so long as they collectively hold a majority of the Capital Units, the Hertz Members; provided that (a) any modification or amendment of this Agreement (including as a result of or by way of a merger) that by its terms materially, disproportionately and adversely affect a Member or a group of Members as compared to other Members or groups of Members shall require the prior written consent of such Member or such group (acting by a majority-in-interest), (b) any modification or amendment of this Agreement that by its terms materially, disproportionately and adversely affect the Investor Members as compared to the Hertz Members or any other Member, or any amendment to Section 3.07, Section 5.01(a), Section 5.01(b)(ii), Section 5.01(b)(iii), Section 5.02, Section 5.10, Section 6.02(d), Article 9, the Minimum Return Obligation, Section 10.08, Section 12.05 or Section 13.02 shall require the consent of the Members holding a majority of the Class A Common Units, (c) any modification or amendment of this Agreement that by its terms materially, disproportionately and adversely affects the Class A Common Units as compared to the Class B Common Units or Class C Common Units shall require the prior written consent of the holders of a majority of the Class A Common Units, shall require the prior written consent of the Investor Members (acting by a majority-in-interest), and (d) any modification or amendment of this Agreement (including as a result of or by way of a merger) that would affect the rights of a Member specifically granted such rights by name shall be effective only with the prior written consent of such Member.  Notwithstanding the foregoing, updates to Exhibit A that are necessary to reflect any Transfer of a Membership Interest in accordance with this Agreement or change of address of a Member shall be made by the Board without the consent or execution by the Members and any such update shall not be deemed an amendment.

Section 13.03   Waiver; Cumulative Remedies.  Except as otherwise specifically provided herein, any party may waive any right of such party under this Agreement by an instrument signed in writing by such party.  Except as specifically provided herein, the failure or delay of any Member to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Member thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 13.04   Entire Agreement.  This Agreement, the Transaction Agreements, and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto, and there are no agreements, undertakings, representations or warranties of any of the parties hereto with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.

Section 13.05   Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Company and the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that any Person who is entitled to exculpation, indemnification or advancement pursuant to Section 6.01 of this Agreement and is not party to this Agreement shall be a third-party beneficiary of this Agreement to the extent required for purposes of such Section 6.01.

Section 13.06   Non-Assignability; Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable other than in connection with a Transfer permitted pursuant to Article 9.

Section 13.07   Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity.  Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 13.08   Injunctive Relief.  The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available.  Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties and the Company may be entitled to in law or in equity, each of the parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof.  Furthermore, the parties expressly agree that if any of the parties hereto, or the Company, institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law.  Each party hereby waives any requirement of any posting of bond.

Section 13.09   Governing Law.  This Agreement shall be governed by and construed in accordance with the provisions of the Act, and other applicable Laws of the State of Delaware, without regard to its conflicts of law principles.

Section 13.10   Submission to Jurisdiction.  For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party to this Agreement irrevocably submits, to the fullest extent permitted by Law, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts.  For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection to the laying of venue in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each party irrevocably consents, to the fullest extent permitted by Law, to service of process in connection with any such suit, action or other proceeding by registered mail to such party at its address set forth in this Agreement, in accordance with the provisions of Section 13.12.  The consent to jurisdiction set forth in this Section 13.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 13.10.  The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 13.11   Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR

CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 13.12   Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to the Hertz Members:

The Hertz Corporation

8501 Williams Road

Estero, Florida 33928

Attention: Adrian S. Nasr

E-mail:  [***]

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:

Michael Davis

Email:

michael.davis@davispolk.com

If to the Investor Members:

c/o the Lead Investor Members

c/o Cohen Private Ventures, LLC

55 Hudson Yards

24th Floor

New York, New York 10001

Attn: Andrew B. Cohen; Nancy Hung

E-mail:  [***]

with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Oliver Brahmst, Adam Cieply and Morgan Hollins

E-mail: oliver.brahmst@whitecase.com, adam.cieply@whitecase.com and morgan.hollins@whitecase.com

If to any other Member, to such addresses reflected in the books and records of the Company.

By written notice to the Company, any Member, any Hertz Member or Lead Investor Members may change the address to which notices shall be directed.

Section 13.13   Counterparts.  This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 13.14   No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any contract, document or instrument delivered contemporaneously with this Agreement, each party to this Agreement agrees and acknowledges that no Persons other than the Members and the Company shall have any obligation under this Agreement.  Each party to this Agreement further acknowledges and agrees that it has no rights of recovery whether under this Agreement or under any contracts, documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith.  The prohibition against recovery set forth in this Section 13.14 shall have equal application to any and all claims against any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, Controlling Person, fiduciary, representative or employee of any Member (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, Controlling Person, fiduciary, representative, employee, general or limited partner, stockholder, or member of any of the foregoing, but in each case not including the Members.  The prohibition set forth in this Section 13.14 shall apply to any and all claims, whether such claims sound in tort, contract or otherwise.  This prohibition shall apply whether such claims are asserted by attempting to pierce the corporate veil, or through a claim brought by or on behalf of such party against such Persons and whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.  The parties to this Agreement further expressly agree and acknowledge that no personal liability whatsoever shall attach to or be incurred by any of the Persons referenced in this Section 13.14 for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

the hertz corporation

By:	/s/ W. Gil West
	Name:	W. Gil West
	Title:	Chief Executive Officer

HERTZ TRANSPORTING, INC.

By:	/s/ Christopher G. Berg
	Name:	Christopher G. Berg
	Title:	President

ORO MOBILITY HOLDINGS, LLC

By:	/s/ Doria Holbrook
	Name:	Doria Holbrook
	Title:	Chief Executive Officer

[Signature Page to A&R LLC Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CK ORO, LLC
By: CK Opportunities GP, LLC, its manager

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

By:	/s/ Tom LaMacchia
	Name:	Tom LaMacchia
	Title:	Authorized Signatory

KDOF ORO, LLC

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

KHAL BRIDGER, INC.

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

KH BLUESTEM KMF, LLC

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

[Signature Page to A&R LLC Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KHMO ORO, LLC

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	Authorized Signatory

GCM GROSVENOR STRATEGIC CREDIT, L.P.
By: GCM Investments GP, LLC, its Managing Member

By:	/s/ Nicole McIlree
	Name:	Nicole McIlree
	Title:	Authorized Signatory

CPV ORO, LLC
By: CPV Holdings II, LLC, its managing member

By:	/s/ Jason Colombo
	Name:	Jason Colombo
	Title:	Authorized Signatory

KNIGHTHEAD (NY) FUND, L.P.
By: CPV Holdings II, LLC, its managing member

By:	/s/ Laura Torrado
	Name:	Laura Torrado
	Title:	General Counsel

[Signature Page to A&R LLC Agreement]

EXHIBIT A

MEMBER INFORMATION

[Omitted]

Schedule 3.01

INITIAL CAPITAL CONTRIBUTIONS

[Omitted]

Schedule 5.01(d)

INITIAL DIRECTORS

[Omitted]

Schedule 5.02(a)(v)

EQUITY GRANTS

[Omitted]

Schedule 5.02(a)(xxi)

AFFILIATED TRANSACTIONS

[Omitted]

.

   Schedule 10.05

INITIAL APPROVED BUDGET

[Omitted]